EXHIBIT 10.53

EXECUTION COPY

£875,000,000

BRIDGE CREDIT AGREEMENT

Dated as of May 28, 2015

among

EQUINIX, INC.,

as Borrower,

VARIOUS FINANCIAL INSTITUTIONS,

as Lenders,

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

J.P. MORGAN SECURITIES LLC,

as Sole Arranger and Bookrunner

-i-

		Page

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01	Representations and Warranties	60

ARTICLE V

COVENANTS

SECTION 5.01	Affirmative Covenants	64
SECTION 5.02	Negative Covenants	75

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.01	Events of Default	89

ARTICLE VII

THE AGENTS

SECTION 7.01	Authorization and Action	91
SECTION 7.02	Administrative Agent Individually	92
SECTION 7.03	Duties of Administrative Agent; Exculpatory Provisions	92
SECTION 7.04	Reliance by Administrative Agent	93
SECTION 7.05	Delegation of Duties	93
SECTION 7.06	Resignation of Administrative Agent	93
SECTION 7.07	Non-Reliance on Administrative Agent and Other Lenders	94
SECTION 7.08	Indemnification	94
SECTION 7.09	Other Agents	95

ARTICLE VIII

GUARANTEE

SECTION 8.01	Guarantee	95
SECTION 8.02	No Termination	95
SECTION 8.03	Waiver by the Guarantors	95
SECTION 8.04	Subrogation	95
SECTION 8.05	Waiver of Defenses	96
SECTION 8.06	Exhaustion of Other Remedies Not Required	96
SECTION 8.07	Stay of Acceleration	97
SECTION 8.08	Guarantors May Consolidate, Etc., on Certain Terms	97
SECTION 8.09	Releases Following Sale of Assets and Other Events	97
SECTION 8.10	Release of a Guarantor	98

-ii-

SCHEDULES

Schedule I	–	Commitments
Schedule II	–	Administrative Agent’s Office; Certain Addresses for Notices
Schedule 4.01(m)	–	Subsidiaries and Equity Investments
Schedule 4.01(q)	–	United States Taxpayer Identification Number

EXHIBITS

Exhibit A	–	Form of Notice of Borrowing
Exhibit B	–	Form of Assignment and Acceptance
Exhibit C-1	–	Form of Bridge Note
Exhibit C-2	–	Form of Extended Note
Exhibit D-1	–	U.S. Tax Compliance Certificate (For Foreign Lenders that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit D-2	–	U.S. Tax Compliance Certificate (For Foreign Participants that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit D-3	–	U.S. Tax Compliance Certificate (For Foreign Participants that are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit D-4	–	U.S. Tax Compliance Certificate (For Foreign Lenders that are Partnerships for U.S. Federal Income Tax Purposes)

-iii-

BRIDGE CREDIT AGREEMENT

This Bridge Credit Agreement (this “Agreement”) dated as of May 28, 2015 is among Equinix, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Borrower”), the Lenders (as defined below) that are parties hereto, and JPMorgan Chase Bank, N.A., as administrative agent (together with any successor thereto appointed pursuant to Article VII, and including any applicable designated Affiliate, the “Administrative Agent”) for the Lenders.

RECITALS

WHEREAS, a newly formed Subsidiary of the Borrower (“Bidco”) intends to directly or indirectly acquire (the “Acquisition”) pursuant to the Scheme Documents or Offer Documents, as applicable (each as defined below), all of the issued and to be issued shares of Target (as defined below) that are subject to the Scheme or Takeover Offer (as the case may be) for consideration in cash (the “Cash Consideration”) and newly issued shares of common stock, par value $0.001 per share, of the Borrower, which Acquisition will be effected pursuant to a Scheme or a Takeover Offer (each, as defined below); and

WHEREAS, in connection with the Acquisition, the Borrower and Bidco intend to finance the payment of the Cash Consideration, the repayment of certain Existing Target Indebtedness (as defined below) and the payment of fees and expenses related to the Acquisition and the other transactions contemplated hereby from (i) the proceeds of up to £875,000,000 (or the Sterling Equivalent (as defined below) thereof to the extent denominated in Dollars or Euros) in senior unsecured notes (the “New Senior Notes”) of the Borrower or, to the extent that the New Senior Notes are not issued at or prior to the time the Acquisition is consummated, the proceeds of up to £875,000,000 in borrowings by the Borrower hereunder, (ii) certain cash on hand at the Borrower and its Restricted Subsidiaries (as defined below), £322,851,424.77 of which has been placed into an Escrow Account with HSBC Bank plc on May 27, 2015 (the “Escrowed Cash”), and/or (iii) at the election of the Borrower, borrowings under the Existing Credit Agreement (as defined below). The transactions set forth in the preceding two paragraphs above are collectively referred to as the “Transactions”;

IN CONSIDERATION THEREOF the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“4.75% Convertible Subordinated Notes Due 2016” means those certain 4.75% convertible subordinated notes due June 2016, issued by the Borrower in June 2009, in an initial aggregate principal amount of $373,750,000, pursuant to an indenture dated as of June 12, 2009, between the Borrower, as issuer, and U.S. Bank National Association, as trustee.

“4.875% Senior Notes Due 2020” means those certain 4.875% senior notes due April 2020, issued by the Borrower in March 2013, in an initial aggregate principal amount of $500,000,000, pursuant to an indenture dated as of March 5, 2013, between the Borrower, as issuer, and U.S. Bank National Association, as trustee.

“5.375% Senior Notes Due 2022” means those certain 5.375% senior notes due January 2022, issued by the Borrower in November 2014, in an initial aggregate principal amount of $750,000,000, pursuant to an indenture dated as of November 20, 2014, between the Borrower, as issuer, and U.S. Bank National Association, as trustee, as supplemented by a First Supplemental Indenture dated as of November 20, 2014.

“5.375% Senior Notes Due 2023” means those certain 5.375% senior notes due April 2023, issued by the Borrower in March 2013, in an initial aggregate principal amount of $1,000,000,000, pursuant to an indenture dated as of March 5, 2013, between the Borrower, as issuer, and U.S. Bank National Association, as trustee.

“5.750% Senior Notes Due 2025” means those certain 5.750% senior notes due January 2025, issued by the Borrower in November 2014, in an initial aggregate principal amount of $500,000,000, pursuant to an indenture dated as of November 20, 2014, between the Borrower, as issuer, and U.S. Bank National Association, as trustee, as supplemented by a Second Supplemental Indenture dated as of November 20, 2014.

“Acceptance Condition” means, in respect of a Takeover Offer, the condition to the Takeover Offer with respect to the number of acceptances to the Takeover Offer which must be secured to declare the Takeover Offer unconditional as to acceptances (as set out in the Offer Press Announcement and which shall be acceptances having been received that would, when aggregated with all Target Shares (excluding shares held in treasury) directly or indirectly owned by the Borrower or Bidco, result in the Borrower or Bidco (directly or indirectly) and their Concert Parties holding shares representing more than 75% of all Target Shares (excluding any shares held in treasury) as at the date on which the Takeover Offer is declared unconditional as to acceptances).

“Acquired Indebtedness” means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of the Borrower or at the time it merges or consolidates with or into the Borrower or any of its Subsidiaries or that is assumed in connection with the acquisition of assets from such Person, in each case whether or not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Borrower or such acquisition, merger or consolidation.

“Acquisition” has the meaning specified in the recitals hereto.

“Administrative Agent” has the meaning specified in the introduction hereto.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule II, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an administrative questionnaire in the form supplied by the Administrative Agent.

“Advance” means a Bridge Advance or an Extended Advance, as appropriate.

“Affiliate” means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, such specified Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Affiliate Transaction” has the meaning specified in Section 5.02(f)(i).

“Agent Parties” has the meaning specified in Section 9.02(c).

“Agents” means, collectively, the Administrative Agent and the Arranger.

“Agreement” has the meaning specified in the introduction hereto.

“Agreement Currency” has the meaning specified in Section 9.16.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption, including, without limitation, the United States Foreign Corrupt Practices Act of 1977 and the UK Bribery Act 2010.

“Applicable Creditor” has the meaning specified in Section 9.16.

“Applicable Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Applicable Lending Office” or similar concept in its Administrative Questionnaire or in the Assignment and Acceptance pursuant to which it became a Lender, or such other office, branch, Subsidiary or Affiliate of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

“Applicable Margin” means 5.00% per annum; provided that the Applicable Margin shall increase by 0.50% per annum on the date that is three months after the Closing Date and by an additional 0.50% per annum at the end of each three-month period thereafter (it being understood that the Applicable Margin for Base Rate Advances shall at all times be 1.00% per annum less than the Applicable Margin for Eurocurrency Rate Advances (but in any case not less than zero)); provided, further, that at no time shall the interest rate in effect on the Advances (excluding any Default Interest) exceed the Total Cap (as determined in accordance with Section 2.08(a)).

“Arranger” means J.P. Morgan Securities LLC.

“ASC” means FASB Accounting Standards Codification.

“Asset Acquisition” means (1) an Investment by the Borrower or any Restricted Subsidiary of the Borrower in any other Person pursuant to which such Person shall become a Restricted Subsidiary of the Borrower or any Restricted Subsidiary of the Borrower, or shall be merged with or into the Borrower or any Restricted Subsidiary of the Borrower, or (2) the acquisition by the Borrower or any Restricted Subsidiary of the Borrower of the assets of any Person (other than a Restricted Subsidiary of the Borrower) that constitute all or substantially all of the assets of such Person or comprises any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

“Asset Management Affiliate” has the meaning specified in Section 2.05(d)(ii).

“Asset Sale” means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by the Borrower or any of its Restricted Subsidiaries (including any Sale and Leaseback Transaction) to any Person other than the Borrower or a Wholly Owned Restricted Subsidiary of the Borrower of: (1) any Capital Stock of any Restricted Subsidiary of the Borrower; or (2) any other property or assets of the Borrower or any Restricted Subsidiary of the Borrower (other than Capital Stock or Indebtedness of any Unrestricted Subsidiary) other than in the ordinary course of business; provided that asset sales or other dispositions shall not include: (a) a transaction or series of related transactions for which the Borrower or its Restricted Subsidiaries receive aggregate consideration of less than $10,000,000 (or the Sterling Equivalent thereof); (b) the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Borrower as permitted under Section 5.02(i); (c) any Restricted Payment permitted by Section 5.02(a) or that constitutes a Permitted Investment; (d) the sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof; (e) disposals or replacements of obsolete or worn-out equipment; (f) the grant of Liens not prohibited hereunder; (g) the licensing of intellectual property; (h) dispositions of accounts receivable to local distribution companies under guaranteed receivables agreements entered into in the ordinary course of business; (i) the sale of inventory, receivables and other current assets in the ordinary course of business; (j) Sale and Leaseback Transactions permitted under clause (N) of the definition of “Permitted Indebtedness”; (k) the disposition of cash or Cash Equivalents in the ordinary course of business; and (l) any disposition by a Restricted Subsidiary to the Borrower or by the Borrower or its Restricted Subsidiary to a Restricted Subsidiary.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in substantially the form of Exhibit B hereto.

“Attributable A/R Share” means, with respect to any Subsidiary, an amount equal to the product of (a) the percentage of the Equity Interests of such Subsidiary owned directly or indirectly by the Borrower multiplied by (b) the net accounts receivable of such Subsidiary.

“Attributable Asset Share” means, with respect to any Subsidiary, an amount equal to the product of (a) the percentage of the Equity Interests of such Subsidiary owned directly or indirectly by the Borrower multiplied by (b) the total assets of such Subsidiary.

“Attributable Debt” means, in respect of a Sale and Leaseback Transaction, the present value, discounted at the interest rate implicit in the sale and leaseback transaction, of the total obligations of the lessee for rental payments during the remaining term of the lease in the sale and leaseback transaction.

“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2014, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto.

“Availability Period” means the period starting on the Effective Date and ending on the Commitment Termination Date.

“Bank Facility” means any credit agreement, including the Existing Credit Agreement, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including one or more credit agreements, loan agreements or similar agreements or indentures extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder or adding Restricted Subsidiaries of the Borrower as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or agreements or any successor or replacement agreement or agreements and whether by the same or any other agent, holders, lender or group of lenders.

“Basket Period” has the meaning specified in Section 5.02(a)(i)(D)(3)(v).

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by JPMorgan Chase Bank, N.A. as its “prime rate,” and (c) the Eurocurrency Rate on such day (or, if such day is not a Business Day, the next preceding Business Day) for a deposit in Dollars with a maturity of one month plus 1.00%; provided that in no event shall the Base Rate be less than 2.00%. The “prime rate” is a rate set by JPMorgan Chase Bank, N.A. based upon various factors including JPMorgan Chase Bank, N.A.’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by JPMorgan Chase Bank, N.A. shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Advance” means an Advance that bears interest as provided in Section 2.07(a)(i).

“Bidco” has the meaning specified in the recitals hereto.

“Board of Directors” means, as to any Person, the board of directors (or similar governing body) of such Person or any duly authorized committee thereof.

“Board Resolution” means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification.

“Borrower” has the meaning specified in the introduction hereto.

“Borrower Materials” has the meaning specified in Section 5.01(l).

“Borrowing” means a borrowing consisting of simultaneous Advances made by the Lenders to the Borrower pursuant to Section 2.01.

“Borrowing Minimum” means £5,000,000 or $5,000,000, as applicable.

“Borrowing Multiple” means £1,000,000 or $1,000,000, as applicable.

“Bridge Advance” means an advance by a Lender pursuant to its Commitment to the Borrower as part of a Borrowing.

“Bridge Facility” means the Commitments and any Advances made thereunder.

“Bridge Facility Maturity Date” means the date that is one year following the Closing Date, or, if the date that is one year following the Closing Date is not a Business Day, the Business Day immediately preceding the date that is one year following the Closing Date.

“Bridge Note” has the meaning specified in Section 2.03.

“Business Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurocurrency market other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, New York City or London.

“Capital Stock” means:

(a) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person, and all options, warrants or other rights to purchase or acquire any of the foregoing; and

(b) with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person, and all options, warrants or other rights to purchase or acquire any of the foregoing.

“Capitalized Lease Obligations” means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

“Cash Consideration” has the meaning specified in the recitals hereto.

“Cash Equivalents” means:

(a) debt securities denominated in Euro, Sterling or Dollars to be issued or directly and fully guaranteed or insured by the government of a Participating Member State, the United Kingdom or the United States, as applicable, where the debt securities have not more than twelve months to final maturity and are not convertible into any other form of security;

(b) commercial paper denominated in Euro, Sterling or Dollars maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least P1 from Moody’s and A1 from S&P;

(c) certificates of deposit denominated in Euro, Sterling or Dollars having not more than twelve months to maturity issued by a bank or financial institution incorporated or having a branch in a Participating Member State in the United Kingdom or the United States; provided that the bank is rated P1 by Moody’s or A1 by S&P;

(d) any cash deposit denominated in Euro, Sterling or Dollars with any commercial bank or other financial institution, in each case whose long term unsecured, unsubordinated debt rating is at least A3 by Moody’s or A- by S&P;

(e) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (a) above entered into with any bank or financial institution meeting the qualifications specified in clause (d) above; and

(f) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (a) through (e) above.

“Certain Funds Covenants” means the covenants of the Borrower and Bidco (insofar as they relate to the Borrower or Bidco and, for the avoidance of doubt, not including any covenant to procure compliance with such covenant by any other Person or that any other Person takes or refrains from taking any action) contained in Sections 5.01(d)(i), 5.01(m) (other than clauses (ix) and (x) thereof), 5.01(n)(ii), 5.02(a), 5.02(c), 5.02(d), 5.02(g) and 5.02(i).

“Certain Funds Event of Default” means, in each case, other than to the extent that such Event of Default relates to, or is made in relation to, circumstances affecting any of Target and its Subsidiaries (the “Target Group”), an Event of Default arising from any of the following:

(a) Section 6.01(a);

(b) Section 6.01(b);

(c) Section 6.01(c) as it relates to the Certain Funds Covenants;

(d) Section 6.01(f) or (g) insofar as they relate to the Borrower or Bidco, but excluding, in relation to involuntary proceedings, any Event of Default caused by a frivolous or vexatious (and in either case, lacking in merit) action, proceeding or petition in respect of which no order or decree in respect of such involuntary proceeding shall have been entered; or

(e) Section 6.01(h).

“Certain Funds Period” means the period commencing on the Effective Date and ending on the Commitment Termination Date.

“Certain Funds Purposes” means:

(a) where the Acquisition proceeds by way of a Scheme:

(i) payment (directly or indirectly) of the cash price payable by Bidco to the holders of the Target Shares in consideration of such Target Shares being acquired by Bidco;

(ii) payment (directly or indirectly) of any cash amounts required in relation to any securities convertible into, rights to subscribe or options over Target Shares;

(iii) financing (directly or indirectly) the fees, costs and expenses in respect of the Transactions; and

(iv) repayment of Existing Target Indebtedness; or

(b) where the Acquisition proceeds by way of a Takeover Offer:

(i) payment (directly or indirectly) of all or part of the cash price payable by Bidco to the holders of the Target Shares subject to the Takeover Offer in consideration of the acquisition of such Target Shares pursuant to the Takeover Offer or pursuant to the compulsory acquisition procedures set out in §§ 979-982 of the Companies Act;

(ii) financing (directly or indirectly) all or part of the cash price payable by Bidco to the holders of securities convertible into rights to subscribe or options to acquire Target Shares;

(iii) financing (directly or indirectly) the fees, costs and expenses in respect of the Transactions; and

(iv) repayment of Existing Target Indebtedness.

“Certain Funds Representations” means each of the representations and warranties in respect of the Borrower and Bidco only set out in Sections 4.01(a), (b), (c) (but only as it relates to receipt of required Governmental Authority or regulatory body approvals as of the Effective Date, the Closing Date or any other date of an Advance), (d), (n) and (s)(ii).

“Change of Control” means the occurrence of one or more of the following events:

(a) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Borrower to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a “Group”), together with any Affiliates thereof (whether or not otherwise in compliance with the provisions of this Agreement);

(b) the approval by the holders of Capital Stock of the Borrower of any plan or proposal for the liquidation or dissolution of the Borrower (whether or not otherwise in compliance with the provisions of this Agreement); or

(c) any Person or Group shall become the owner, directly or indirectly, beneficially or of record, of shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Borrower.

For the avoidance of doubt, the consummation of the Company Conversion shall not constitute a “Change of Control.”

“City Code” means the City Code on Takeovers and Mergers.

“Class” when used in reference to any Advance or Borrowing, refers to whether such Advance, or the Advances comprising such Borrowing, are Bridge Advances or Extended Advances.

“Clean-up Date” has the meaning specified in Section 6.01.

“Closing Date” means the date on which each of the conditions set forth in Section 3.02 have been satisfied (or waived in accordance with Section 9.01).

“Closing Date Securities Demand” has the meaning specified in Section 5.01(o)(ii).

“Code” means the United States Internal Revenue Code of 1986.

“Commission” means the United States Securities and Exchange Commission.

“Commitment” means, as to any Lender, the commitment of such Lender to make an Advance pursuant to Section 2.01(a), as such commitment may be reduced from time to time pursuant to the terms hereof. The initial amount of each Lender’s Commitment is (a) the amount set forth in the column labeled “Commitment” opposite such Lender’s name on Schedule I hereto or (b) if such Lender has entered into any Assignment and Acceptance, the amount set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 9.07(d), as such amount may be reduced from time to time pursuant to the terms hereof. As of the Effective Date, the aggregate amount of the Commitments is £875,000,000.

“Commitment Termination Date” means the earlier of (a) the date on which a Mandatory Cancellation Event occurs or exists (for the avoidance of doubt, on such date but immediately after the relevant Mandatory Cancellation Event occurs or first exists) and (b) the date on which the Commitments are terminated in full in accordance with Section 2.05 or 6.01.

“Common Stock” of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person’s common stock and includes, without limitation, all series and classes of such common stock.

“Companies Act” means the Companies Act 2006 of the United Kingdom.

“Company Conversion” means the actions taken by the Borrower and its Subsidiaries in connection with Borrower’s qualification as a REIT, including without limitation, (y) separating from time to time all or a portion of its United States and international businesses into, as defined by the Code, taxable REIT subsidiaries (“TRS”) and/or qualified REIT subsidiaries (“QRS”) (it being understood that any such TRS and/or QRS shall remain Restricted Subsidiaries and/or Guarantors, as applicable, as prior to the Company Conversion) and (z) amending its charter to impose ownership limitations on the Borrower’s Capital Stock directly or indirectly by merging into a Wholly Owned Restricted Subsidiary of the Borrower.

“Concert Party” has the meaning specified in the City Code.

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Consolidated Depreciation, Amortization and Accretion Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and accretion expense, including the amortization of deferred financing fees or costs of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period:

(a) increased (without duplication) by the following, in each case to the extent deducted in determining Consolidated Net Income for such period:

(i) provision for taxes based on income or profits or capital, including, without limitation, Federal, state, franchise and similar taxes and foreign withholding taxes (including any levy, impost, deduction, charge, rate, duty, compulsory loan or withholding which is levied or imposed by a governmental agency, and any related interest, penalty, charge, fee or other amount) of such Person paid or accrued during such period deducted (and not added back) in computing Consolidated Net Income; plus

(ii) Consolidated Interest Expense of such Person for such period to the extent the same were deducted (and not added back) in calculating such Consolidated Net Income; plus

(iii) Consolidated Depreciation, Amortization and Accretion Expense of such Person for such period to the extent that the same were deducted (and not added back) in computing Consolidated Net Income; plus

(iv) any expenses or charges (other than depreciation or amortization expense) related to any Equity Offering or the incurrence of Indebtedness permitted to be incurred in accordance with this Agreement (including a refinancing hereof) (whether or not successful), in each case, deducted (and not added back) in computing Consolidated Net Income; plus

(v) any other Non-cash Charges, including any provisions, provision increases, write-offs or write-downs reducing Consolidated Net Income for such period (provided that, if any such Non-cash Charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent), and excluding amortization of a prepaid cash item that was paid in a prior period; plus

(vi) any costs or expenses incurred by the Borrower or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or stockholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Borrower or net cash proceeds of an issuance of Equity Interest of the Borrower (other than Disqualified Capital Stock); plus

(vii) cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to clause (b) below for any previous period and not added back; plus

(viii) any net loss from disposed or discontinued operations; plus

(ix) any net unrealized loss (after any offset) resulting in such period from obligations under any Currency Agreements and the application of ASC 815; provided that, to the extent any such Currency Agreement relates to items included in the preparation of the income statement (as opposed to the balance sheet, as reasonably determined by the Borrower), the realized loss on a Currency Agreement shall be included to the extent the amount of such hedge gain or loss was excluded in a prior period; plus

(x) any net unrealized loss (after any offset) resulting in such period from (A) currency translation or exchange losses including those (x) related to currency remeasurements of Indebtedness and (y) resulting from hedge agreements for currency exchange risk and (B) changes in the fair value of Indebtedness resulting from changes in interest rates; plus

(xi) the amount of any minority interest expense (less the amount of any cash dividends paid in such period to holders of such minority interests); plus

(xii) the amount of any costs and expenses associated with the Company Conversion, including, without limitation, planning and advisory costs related to the foregoing; and

(b) decreased (without duplication) by the following, in each case to the extent included in determining Consolidated Net Income for such period:

(i) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period and any non-cash gains with respect to cash actually received in a prior period so long as such cash did not increase Consolidated EBITDA in such prior period;

(ii) any net gain from disposed or discontinued operations;

(iii) any net unrealized gain (after any offset) resulting in such period from obligations under any Currency Agreements and the application of ASC 815; provided that, to the extent any such Currency Agreement relates to items included in the preparation of the income statement (as opposed to the balance sheet, as reasonably determined by the Borrower), the realized gain on a Currency Agreement shall be included to the extent the amount of such hedge gain or loss was excluded in a prior period; plus

(iv) any net unrealized gains (after any offset) resulting in such period from (A) currency translation or exchange gains including those (x) related to currency remeasurements of Indebtedness and (y) resulting from hedge agreements for currency exchange risk and (B) changes in the fair value of Indebtedness resulting from changes in interest rates.

“Consolidated Fixed Charge Coverage Ratio” means, with respect to any Person, the ratio of Consolidated EBITDA of such Person during the four full fiscal quarters (the “Four Quarter Period”) ending prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio for which financial statements are available (the “Transaction Date”) to Consolidated Fixed Charges of such Person for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, “Consolidated EBITDA” and “Consolidated Fixed Charges” shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

(a) the incurrence or repayment of any Indebtedness or the designation or elimination (including by de-designation) of any Designated Revolving Commitments of such Person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment of Indebtedness or designation or elimination (including by de-designation) of Designated Revolving Commitments, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period (and in the case of Designated Revolving Commitments, as if Indebtedness in the full amount of any undrawn Designated Revolving Commitments had been incurred throughout such period); and

(b) any asset sales or other dispositions or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any Consolidated EBITDA (including any pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X promulgated under the Exchange Act) attributable to the assets which are the subject of the Asset Acquisition or asset sale or other disposition during the Four Quarter Period) occurring during the Four Quarter

Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such asset sale or other disposition or Asset Acquisition (including the incurrence, assumption or liability for any such Acquired Indebtedness) occurred on the first day of the Four Quarter Period. If such Person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or any Restricted Subsidiary of such Person had directly incurred or otherwise assumed such guaranteed Indebtedness.

Furthermore, in calculating “Consolidated Fixed Charges” for purposes of determining the denominator (but not the numerator) of this “Consolidated Fixed Charge Coverage Ratio”:

(a) interest on outstanding Indebtedness or on borrowings deemed to have been incurred under Designated Revolving Commitments determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness or on borrowings deemed to have been incurred under Designated Revolving Commitments in effect on the Transaction Date; and

(b) notwithstanding clause (a) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

“Consolidated Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of:

(a) Consolidated Interest Expense; plus

(b) the product of (x) the amount of all dividend payments on any series of Preferred Stock of such Person and, to the extent permitted under this Agreement, its Restricted Subsidiaries (other than dividends paid in Qualified Capital Stock and other than dividends paid by a Restricted Subsidiary of such Person to such Person or to a Wholly Owned Restricted Subsidiary of such Person) paid, accrued or scheduled to be paid or accrued during such period times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated Federal, state and local income tax rate of such Person, expressed as a decimal.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum of, without duplication:

(a) the aggregate of the interest expense of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including without limitation: (i) any amortization of debt discount and the amortization or write-off of deferred financing costs, including commitment fees; (ii) the net costs under Interest Swap Obligations; (iii) all capitalized interest; (iv) non-cash interest expense (other than non-cash interest on any convertible or exchangeable debt issued by the Borrower that exists by virtue of the bifurcation of the debt and equity components of such convertible or exchangeable notes and the application of ASC 470-20 (or related accounting pronouncement(s))); (v) commissions, discounts and other fees and charges owed with respect to letters of credit and banker’s acceptance financing; (vi) dividends with respect to Disqualified Capital Stock; (vii) dividends with respect to Preferred Stock of Restricted Subsidiaries of such Person; (viii) imputed interest with respect to sale and leaseback transactions; and (ix) the interest portion of any deferred payment obligation; plus

(b) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP; less

(c) interest income for such period.

“Consolidated Net Income” means, with respect to any Person, for any period, the aggregate net income (or loss) of such Person and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided that there shall be excluded therefrom (without duplication):

(a) any after tax effect of extraordinary, non-recurring or unusual gains or losses (including all fees and expenses relating thereto) or expenses (including relating to the Transaction);

(b) any net after tax gains or losses on disposal of disposed, abandoned or discontinued operations;

(c) any after tax effect of gains or losses (including all fees and expenses relating thereto) attributable to sale, transfer, license, lease or other disposition of assets or abandonments or the sale, transfer or other disposition of any Equity Interest of any Person other than in the normal course of business;

(d) the net income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, except to the extent of cash dividends or distributions paid to the Borrower or to a Restricted Subsidiary of the Borrower by such Person;

(e) any after tax effect of income (loss) from the early extinguishment of (i) Indebtedness, (ii) obligations under any Currency Agreement or (iii) other derivative instruments;

(f) any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP;

(g) any non-cash compensation charge or expense including any such charge arising from the grants of stock appreciation or similar rights, stock options, restricted stock or other rights;

(h) any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any issuance or repayment of Indebtedness, issuance of Equity Interests, refinancing transaction, amendment or modification of any debt instrument;

(i) income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued);

(j) in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person’s assets, any earnings of the successor entity prior to such consolidation, merger or transfer of assets;

(k) the net income (but not loss) of any Restricted Subsidiary of the referent Person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted by contract, operation of law or otherwise; and

(l) acquisition-related costs resulting from the application of ASC 805.

In addition, to the extent not already included in the Consolidated Net Income of such Person and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, but without duplication, Consolidated Net Income shall include the amount of proceeds received from business interruption insurance and reimbursements of any expenses and charges that are covered by indemnification or other reimbursement provisions in connection with any Permitted Investment or any sale, conveyance, transfer or other disposition of assets permitted under this Agreement (in each case, whether or not nonrecurring).

Notwithstanding the foregoing, for the purpose of Section 5.02(a) only (other than Section 5.02(a)(i)(D)(3)(y)), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Investments (other than Permitted Investments) made by Borrower and its Restricted Subsidiaries, any repurchases and redemptions of Investments (other than Permitted Investments) from the Borrower and its Restricted Subsidiaries, any repayments of loans and advances which constitute Investments (other than Permitted Investments) by the Borrower or any of its Restricted Subsidiaries, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under Section 5.02(a)(i)(D)(3)(y).

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Conversion,” “Convert,” or “Converted” each refers to a conversion of Advances of one Type into Advances of the other Type pursuant to Section 2.08 or 2.09.

“Conversion Fee” has the meaning assigned to that term in the Syndication and Fee Letter.

“Court” means The High Court of Justice of England and Wales.

“Court Meeting” means a meeting convened by the Court between the owners of the Target Shares to seek their approval of the Scheme (or any adjournment thereof).

“Court Order” means the order of the Court sanctioning the Scheme.

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Borrower or any Restricted Subsidiary of the Borrower against fluctuations in currency values.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement specified in Article VI that notice be given or time elapse or both.

“Default Interest” has the meaning specified in Section 2.07(b).

“Defaulting Lender” means, subject to Section 2.19(b), any Lender that (a) has failed to (i) fund all or any portion of its Advances within two Business Days of the date such Advances were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund an Advance hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower) or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or Federal regulatory authority acting in such a capacity; provided that, for the avoidance of doubt, a Lender shall not be a Defaulting Lender solely by virtue of (A) the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority or (B) in the case of a solvent Person, the precautionary appointment of an administrator, guardian or custodian or similar official by a Governmental Authority under or based on the law of the country where such Person is organized if the applicable law of such jurisdiction requires that such appointment not be publicly disclosed, in any such case, where such ownership or action, as applicable, does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding as to such Lender absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.19(b)) upon delivery of written notice of such determination to the Borrower and each Lender.

“Demand Failure” means a failure by the Borrower to (i) issue Demand Securities in connection with a Closing Date Securities Demand or a Post-Closing Securities Demand that is made in accordance with the provisions of Section 5.01(o)(ii), or (ii) comply in all material respects with its obligations set forth in Section 5.01(o)(i) or 5.01(o)(ii)(L) (the next Business Day following such Demand Failure being the “Demand Failure Date”).

“Demand Failure Date” has the meaning specified in the definition of “Demand Failure.”

“Demand Securities” has the meaning specified in Section 5.01(o)(ii).

“Designated Non-cash Consideration” means the fair market value of non-cash consideration received by the Borrower or any Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an officers’ certificate, setting forth the basis of such valuation, executed by the principal financial officer of the Borrower, less the amount of cash and Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.

“Designated Revolving Commitments” means the amount or amounts of any commitments to make loans or extend credit on a revolving basis to the Borrower or any of its Restricted Subsidiaries by any Person other than the Borrower or any of its Restricted Subsidiaries that has or have been designated (but only to the extent so designated) in an officers’ certificate delivered to the Administrative Agent as “Designated Revolving Commitments” until such time as the Borrower subsequently delivers an officers’ certificate to the Administrative Agent to the effect that the amount or amounts of such commitments shall no longer constitute “Designated Revolving Commitments.”

“Disqualified Capital Stock” means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event (other than an event which would constitute a Change of Control or an Asset Sale), matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (except, in each case, upon the occurrence of a Change of Control or an Asset Sale), in each case, on or prior to the Extended Advance Maturity Date.

“Dollar Equivalent” means, on any date, (a) with respect to any amount in Dollars, such amount, and (b) with respect to any amount in any currency other than Dollars, the equivalent in Dollars of such amount, determined by the Administrative Agent using the Exchange Rate with respect to such currency at the time in effect.

“Dollars” and the “$” sign each means lawful currency of the United States.

“Domestic Restricted Subsidiary” means a Restricted Subsidiary incorporated or otherwise organized under the laws of the United States, any State thereof or the District of Columbia.

“Effective Date” means the date the conditions set forth in Section 3.01 are satisfied (or waived in accordance with Section 9.01).

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) a commercial bank organized under the laws of the United States, or any State thereof, and having total assets in excess of $10,000,000,000; (d) a commercial bank organized under the laws of any other country that is a member of the Organization for Economic Cooperation and Development or has concluded special lending arrangements with the International Monetary Fund associated with its General Arrangements to Borrow, or a political subdivision of any such country, and having total assets in excess of $10,000,000,000, so long as such bank is acting through a branch or agency located in the country in which it is organized or another country that is described in this clause (d); and (e) any other Person approved by the Administrative Agent and, so long as no Event of Default (or, during the Certain Funds Period, no Certain Funds Event of Default) has occurred and is continuing, by the Borrower, such approval not to be unreasonably withheld or delayed; provided, however, that no Defaulting Lender (or Person who would be a Defaulting Lender upon becoming a Lender) nor the Borrower nor any Affiliate of the Borrower shall qualify as an Eligible Assignee.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any of its Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Equity Offering” means any public or private sale of Common Stock or Preferred Stock of the Borrower (excluding Disqualified Capital Stock), other than:

(a) public offerings with respect to the Borrower’s or any direct or indirect parent company’s common stock registered on Form S-4 or Form S-8 (or similar forms under non-U.S. law);

(b) issuances to any Subsidiary of the Borrower;

(c) issuances pursuant to the exercise of options or warrants outstanding on the date hereof;

(d) issuances upon conversion of securities convertible into Common Stock outstanding on the date hereof;

(e) issuances in connection with an acquisition of property in a transaction entered into on an arm’s-length basis;

(f) issuances pursuant to employee stock plans; and

(g) issuances in connection with the purchase price payable with respect to the Acquisition.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower or any Subsidiary thereof within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“Escrow Account” means any account established for the purpose of depositing funds prior to their being applied towards Certain Funds Purposes.

“Escrow Securities Demand” has the meaning specified in Section 5.01(o)(ii).

“Escrowed Cash” has the meaning specified in the recitals hereto.

“Eurocurrency Liabilities” has the meaning specified in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurocurrency Rate” means, with respect to any Eurocurrency Rate Advance for any Interest Period, the London interbank offered rate as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for Dollars for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters Screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; in each case, the “Screen Rate”) at approximately 11:00 A.M., London time, two Business Days prior to the commencement of such Interest Period; provided that, if the Screen Rate shall be less than 1.00%, such rate shall be deemed to be 1.00% for the purposes of this Agreement; provided, further, that, if the Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) with respect to Dollars, then the Eurocurrency Rate shall be the Interpolated Rate at such time; provided that, if any Interpolated Rate shall be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement. “Interpolated Rate” means, at any time, the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the Screen Rate for the longest period (for which that Screen Rate is available in Dollars) that is shorter than the Impacted Interest Period and (b) the Screen Rate for the shortest period (for which that Screen Rate is available for Dollars) that exceeds the Impacted Interest Period, in each case, at such time; provided, further, that, if no Screen Rate is available for Dollars, the Eurocurrency Rate shall be the arithmetic mean (rounded up to four decimal places) of the rates quoted by the Reference Banks to leading banks in the London interbank market for the offering of deposits in Dollars for such Interest Period, in each case as of 11:00 A.M., London time, two Business Days prior to the commencement of such Interest Period.

“Eurocurrency Rate Advance” means an Advance that bears interest as provided in Section 2.07(a)(ii).

“Eurocurrency Rate Reserve Percentage” means, with respect to any Lender for any Interest Period for any Eurocurrency Rate Advance, the reserve percentage applicable at any time during such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor thereto) for determining the actual reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for such Lender with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurocurrency Rate Advances is determined) having a term equal to such Interest Period.

“Events of Default” has the meaning specified in Section 6.01.

“Excess Proceeds” has the meaning specified in Section 2.05(d)(C).

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Date” has the meaning specified in Section 2.18(a).

“Exchange Event” has the meaning specified in Section 2.18(a).

“Exchange Note Indenture” means the indenture relating to the Exchange Notes, which shall (except as otherwise expressly provided in this Agreement) contain terms substantially consistent with the terms of the indenture relating to the 5.750% Senior Notes Due 2025.

“Exchange Note Trustee” has the meaning specified in Section 2.18(d).

“Exchange Notes” has the meaning specified in Section 2.18(a).

“Exchange Notice” has the meaning specified in Section 2.18(b).

“Exchange Rate” means on any day, for purposes of determining the Dollar Equivalent or Sterling Equivalent of any other currency, the rate at which such other currency may be exchanged into Dollars or Sterling, as applicable, at the time of determination on such day as set forth on the Reuters WRLD Page for such currency. In the event that such rate does not appear on any Reuters WRLD Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrower, or, in the absence of such an agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about such time as the Administrative Agent shall elect after determining that such rates shall be the basis for determining the Exchange Rate, on such date for the purchase of Dollars or Sterling, as applicable, for delivery two Business Days later; provided that, if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Exchange Trigger Event” shall be deemed to have occurred on each date that the Administrative Agent shall have received requests from the Lenders in accordance with Section 2.18 to exchange a principal amount of Extended Advances (that are outstanding as Extended Advances at such time) for Exchange Notes, which shall be in an aggregate amount equal to or greater than $100,000,000 or, if less than $100,000,000 aggregate principal amount of Extended Advances remain outstanding, all outstanding remaining Extended Advances.

“Exchange Trigger Event Notice” has the meaning specified in Section 2.18(a).

“Excluded Taxes” means, with respect to each Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of any Loan Party under any Loan Document, (i)

Taxes imposed on (or measured by) its overall net income (however denominated), franchise Taxes (including United States backup withholding and branch profits Taxes), in each case, as a result of (X) such Lender or Agent, as the case may be, being organized or, in the case of a Lender, having Applicable Lending Office in the jurisdiction (including any political subdivision) imposing such Taxes or (Y) a present or former connection between such Lender and the jurisdiction imposing such Tax (other than connections arising from such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Advance or Loan Document), (ii) any Tax that is imposed by reason of such recipient’s failure to comply with Section 2.14(f), (iii) any U.S. Federal withholding Tax imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in an Advance or Commitment pursuant to a law in effect at the time a Lender becomes a party to this Agreement (or designates a new Applicable Lending Office), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new Applicable Lending Office (or assignment), to receive additional amounts from the applicable Loan Party with respect to such withholding Tax pursuant to Section 2.14 and (iv) any Taxes imposed under FATCA.

“Existing Credit Agreement” means the Credit Agreement, dated as of December 17, 2014, among, inter alios, the Borrower, the lenders from time to time party thereto, and Bank of America, N.A., as administrative agent.

“Existing Notes” means the 4.75% Convertible Subordinated Notes Due 2016, the 4.875% Senior Notes Due 2020, the 5.375% Senior Notes Due 2022, the 5.375% Senior Notes Due 2023 and the 5.750% Senior Notes Due 2025.

“Existing Target Indebtedness” means Indebtedness of Target existing on the Closing Date.

“Extended Advance” has the meaning specified in Section 2.01(b).

“Extended Advance Maturity Date” means the seventh anniversary of the Bridge Facility Maturity Date; provided that following a Demand Failure, the Extended Advance Maturity Date shall be the sixth anniversary of the Bridge Facility Maturity Date.

“Extended Note” has the meaning specified in Section 2.03.

“fair market value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value shall be determined by the Board of Directors of the Borrower or any duly appointed officer of the Borrower or a Restricted Subsidiary, as applicable, acting reasonably and in good faith and, in respect of any asset or property with a fair market value in excess of $50,000,000, shall be determined by the Board of Directors of the Borrower and shall be evidenced by a Board Resolution of the Board of Directors of the Borrower delivered to the Administrative Agent.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version of such Sections that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code as of the date of this Agreement (or any amended or successor version described above) and any intergovernmental agreements between the United States and any other jurisdiction entered into in connection with the foregoing (including any treaty, law, regulation or other official guidance enacted in any other jurisdiction implementing any of the foregoing).

“Financial Adviser” has the meaning specified in Section 2.05(d)(i).

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that of the United States. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Restricted Subsidiary” means a Restricted Subsidiary that is not incorporated or otherwise organized under the laws of the United States, any State thereof or the District of Columbia.

“Four Quarter Period” has the meaning set forth in the definition of “Consolidated Fixed Charge Coverage Ratio.”

“GAAP” means generally accepted accounting principles set forth in the statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect (a) for purposes of Sections 4.01(e), 4.01(k), 5.01(b) and 5.01(f), from time to time and (b) for all other purposes of this Agreement, as of July 11, 2011.

“General Meeting” means the extraordinary general meeting of the holders of Target Shares (or any adjournment thereof) to be convened in connection with the implementation of a Scheme.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Group” has the meaning set forth in the definition of “Change of Control.”

“Guarantee” has the meaning specified in Section 8.01.

“Guaranteed Obligations” has the meaning specified in Section 8.01.

“Guarantor” means each of the Borrower’s Domestic Restricted Subsidiaries that in the future executes and delivers an agreement reasonably satisfactory in form and substance to the Administrative Agent pursuant to which such Domestic Restricted Subsidiary agrees to be bound by the terms of this Agreement as a Guarantor; provided that any Person constituting a Guarantor as described above shall cease to constitute a Guarantor when its respective Guarantee is released in accordance with the terms of this Agreement.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Impacted Interest Period” has the meaning specified in the definition of “Eurocurrency Rate.”

“incur” has the meaning specified in Section 5.02(c)(i).

“Indebtedness” means, with respect to any Person, without duplication:

(a) all obligations of such Person for borrowed money;

(b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(c) all Capitalized Lease Obligations and all Attributable Debt of such Person;

(d) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations under any title retention agreement (but excluding (i) trade accounts payable and other accrued liabilities arising in the ordinary course of business that are not overdue by 120 days or more or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and (ii) any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP);

(e) all obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction (other than obligations with respect to letters of credit (A) securing obligations (other than obligations described in (a)-(d) above) entered into the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the fifth Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit) or (B) that are otherwise cash collateralized;

(f) guarantees and other contingent obligations in respect of Indebtedness referred to in clauses (a) through (e) above and clause (h) below;

(g) all obligations of any other Person of the type referred to in clauses (a) through (f) that are secured by any Lien on any property or asset of such Person, the amount of such obligation being deemed to be the lesser of the fair market value of such property or asset or the amount of the obligation so secured;

(h) all obligations under Currency Agreements and Interest Swap Obligations of such Person;

(i) all Disqualified Capital Stock issued by such Person or Preferred Stock issued by such Person’s non-Domestic Restricted Subsidiaries which are not Guarantors with the amount of Indebtedness represented by such Disqualified Capital Stock or Preferred Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any; and

(j) the aggregate amount of Designated Revolving Commitments in effect on such date.

For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to this Agreement, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock.

“Indemnified Party” has the meaning specified in Section 9.04(b).

“Indemnified Taxes” means all Taxes, other than (i) Excluded Taxes and (ii) Other Taxes, imposed on or with respect to any payment made by or on account of any Obligation of any Loan Party under any Loan Document.

“Independent Financial Advisor” means a firm: (1) that does not, and whose directors, officers and employees or Affiliates do not, have a direct or indirect financial interest in the Borrower; and (2) that, in the judgment of the Board of Directors of the Borrower, is otherwise independent and qualified to perform the task for which it is to be engaged.

“Information” has the meaning specified in Section 9.08.

“Initial Lender” has the meaning specified in the definition of “Lenders”.

“Interest Period” means, for each Eurocurrency Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Eurocurrency Rate Advance or the date of the Conversion of any Base Rate Advance into a Eurocurrency Rate Advance and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, with respect to Eurocurrency Rate Advances, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three or six months, as the Borrower may, upon written notice received by the Administrative Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

(a) the Borrower may not select any Interest Period that ends after the Bridge Facility Maturity Date;

(b) Interest Periods commencing on the same date for Eurocurrency Rate Advances comprising part of the same Borrowing shall be of the same duration (it being understood that the Borrower shall be permitted to make multiple Borrowings consisting of Eurocurrency Rate Advances on the same date, each of which may be of different durations);

(c) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day; provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next succeeding calendar month, the last day of such Interest Period shall occur on the immediately preceding Business Day; and

(d) whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

“Interest Swap Obligations” means the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

“Interpolated Rate” has the meaning specified in the definition of “Eurocurrency Rate.”

“Investment” means, with respect to any Person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any other Person. “Investment” shall exclude extensions of trade credit by the Borrower and its Restricted Subsidiaries on commercially reasonable terms in accordance with normal trade practices of the Borrower or such Restricted Subsidiary, as the case may be, and, in the case of the Borrower and its Restricted Subsidiaries, intercompany loans, advances or Indebtedness having a term not exceeding 364 days and made in the ordinary course of business consistent with past practice. If the Borrower or any Restricted Subsidiary of the Borrower sells or otherwise disposes of any Common Stock of any direct or indirect Restricted Subsidiary of the Borrower such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Borrower, the Borrower shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Common Stock of such Restricted Subsidiary not sold or disposed of. The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in cash by the Borrower or a restricted subsidiary in respect of such Investment.

“Investment Banks” has the meaning specified in Section 5.01(o)(i).

“Issue Date” means November 20, 2014.

“Judgment Currency” has the meaning specified in Section 9.16.

“Lender Parties” has the meaning specified in Section 8.01.

“Lenders” means, collectively, (a) each bank, financial institution and other institutional lender listed on the signature pages hereof (each, an “Initial Lender”) and (b) each Eligible Assignee of Commitments or Advances that shall become a party hereto pursuant to Section 9.07(a), (b) and (c).

“Lien” means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

“Loan Documents” means this Agreement and any amendments hereto and any Notes entered into in connection herewith.

“Loan Parties” means the Borrower and the Guarantors, if any.

“Long Stop Date” means November 29, 2016.

“Losses” has the meaning specified in Section 9.04(b).

“Mandatory Cancellation Event” means the occurrence of any of the following conditions or events:

(a) where the Acquisition proceeds by way of a Scheme:

(i) the Court Meeting is held (and not adjourned or otherwise postponed) to approve the Scheme at which a vote is held to approve the Scheme, but the Scheme is not so approved in accordance with the Companies Act by the requisite majority of the Scheme Shareholders at such Court Meeting;

(ii) the General Meeting is held (and not adjourned or otherwise postponed) to pass the Scheme Resolutions at which a vote is held on the Scheme Resolutions, but the Scheme Resolutions are not passed by the requisite majority of the shareholders of Target at such General Meeting;

(iii) an application for the issuance of the Court Order is made to the Court (and not adjourned or otherwise postponed) but the Court (in its final judgment) refuses to grant the Court Order;

(iv) either the Scheme lapses or it is withdrawn with the consent of the Panel or by order of the Court;

(v) a Court Order is issued but not filed with the Registrar within five Business Days of its issuance; or

(vi) the later of the date which is 15 days after the Scheme Effective Date and the date upon which all payments made or to be made for Certain Funds Purposes have been paid in full in cleared funds,

unless, in respect of paragraphs (i) to (v) inclusive above for the purpose of switching from a Scheme to a Takeover Offer, within five Business Days of such event the Borrower or its Subsidiary has notified the Administrative Agent it intends to issue, and then within ten Business Days after delivery of such notice does issue, an Offer Press Announcement and provides a copy to the Administrative Agent (in which case no Mandatory Cancellation Event shall have occurred and, for the avoidance of doubt, no Mandatory Cancellation Event shall be deemed to have occurred at any time pending the expiry of such periods);

(b) where the Acquisition proceeds by way of a Takeover Offer:

(i) such Takeover Offer lapses, terminates or is withdrawn with the consent of the Panel unless, for the purpose of switching from a Takeover Offer to a Scheme, within five Business Days of such event the Borrower or its Subsidiary has notified the Administrative Agent it intends to issue, and then within ten Business Days after delivery of such notice does issue, a Press Release and provides a copy to the Administrative Agent (in which case no Mandatory Cancellation Event shall have occurred and, for the avoidance of doubt, no Mandatory Cancellation Event shall be deemed to have occurred at any time pending the expiry of such periods); or

(ii) the date which is six weeks after the date (or to the extent necessary to address a minority shareholder’s application to Court in protest thereof and written notice is provided to the Administrative Agent on or prior to the end of such initial six week period, twelve weeks after the date) that Bidco serves notice under the Companies Act to buy out minority shareholders;

(c) the date upon which all payments made or to be made for Certain Funds Purposes have been paid in full in cleared funds; or

(d) the Long Stop Date.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, assets, properties, liabilities (actual or contingent) or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole; (b) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any Loan Document, or of the ability of the Borrower or any Guarantor to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower or any Guarantor of any Loan Document to which it is a party.

“Material Subsidiary” means a “significant subsidiary” as defined in Rule 1-02(w) of Regulation S-X under the Securities Act.

“Moody’s” means Moody’s Investors Service, Inc. (or any successor thereof).

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Net Cash Proceeds” means, (i) with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest) received by the Borrower or any of its Restricted Subsidiaries from such Asset Sale net of:

(a) reasonable out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions);

(b) taxes paid or payable after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements;

(c) repayment of Indebtedness (other than Indebtedness under the Bank Facility) that is secured by the property or assets that are the subject of such Asset Sale; and

(d) appropriate amounts to be provided by the Borrower or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Borrower or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale; and

(ii) with respect to the incurrence or issuance of Indebtedness or Equity Interests, the excess of (a) the cash received in connection with such incurrence or issuance over (b) the underwriting discounts and commissions and other fees, costs and expenses incurred by the Borrower and its Restricted Subsidiaries in connection with such incurrence or issuance, and any Taxes paid or reasonably estimated to be payable in connection with such incurrence or issuance.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends or distributions.

“Net Proceeds Offer” has the meaning specified in Section 5.02(e)(ii).

“Net Proceeds Offer Amount” has the meaning specified in Section 5.02(e)(ii).

“Net Proceeds Offer Trigger Date” has the meaning specified in Section 5.02(e)(ii).

“New Senior Notes” has the meaning specified in the recitals hereto.

“Non-cash Charges” means, with respect to any Person, (a) losses on asset sales, disposals or abandonments, (b) any impairment charge or asset write-off related to intangible assets, long-lived assets, and investments in debt and equity securities pursuant to GAAP, (c) all losses from investments recorded using the equity method, (d) stock-based awards compensation expense and (e) other non-cash charges; provided that, if any non-cash charges referred to in this clause (e) represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period).

“Non-Consenting Lender” has the meaning specified in Section 9.01(b).

“Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender at such time.

“Note” means any of the Bridge Notes or the Extended Notes, and “Notes” means all of the Notes collectively.

“Notice” has the meaning specified in Section 9.02(d).

“Notice of Borrowing” has the meaning specified in Section 2.02(a).

“Offer Documents” means the Takeover Offer Document and the Offer Press Announcement.

“Offer Press Announcement” means a press announcement released by or on behalf of the Borrower announcing that the Acquisition is to be effected by a Takeover Offer and setting out the terms and conditions of the Takeover Offer.

“Organization Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Original Offer Press Announcement” has the meaning specified in Section 5.01(m)(i).

“Original Press Release” has the meaning specified in Section 5.01(m)(i).

“Other Connection Taxes” means, with respect to any Lender, Taxes imposed as a result of a present or former connection between such Lender and the jurisdiction imposing such Tax (other than connections arising from such Lender’s having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan Document).

“Other Taxes” has the meaning specified in Section 2.14(b).

“Panel” means the Panel on Takeovers and Mergers.

“Pari Passu Indebtedness” means any Indebtedness of the Borrower or any Guarantor that ranks pari passu in right of payment with the Advances or any Guarantee of such Guarantor, as applicable.

“Participant Register” has the meaning specified in Section 9.07(e).

“Participating Member State” means each state, so described in any European Monetary Union legislation, which was a participating member state on December 31, 2003.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by the Borrower or any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Permitted Foreign Subsidiary Debt” means up to $550,000,000 of Indebtedness at any one time outstanding incurred by one or more of the Borrower’s Foreign Restricted Subsidiaries.

“Permitted Indebtedness” has the meaning specified in Section 5.02(c)(ii).

“Permitted Investments” means:

(a) (x) Investments by the Borrower or any Restricted Subsidiary of the Borrower in any Person that is or will become immediately after such Investment a Restricted Subsidiary of the Borrower or that will merge or consolidate into the Borrower or a Restricted Subsidiary of the Borrower and other Investments to the extent constituting intercompany Indebtedness permitted under clause (F) or (G) of the definition of “Permitted Indebtedness” and (y) Investments by the Borrower or any Restricted Subsidiary of the Borrower in the Target pursuant to the Acquisition (it being understood and agreed that the Target shall be a Restricted Subsidiary immediately following the consummation of the Acquisition);

(b) Investments in the Borrower by any Restricted Subsidiary of the Borrower; provided that any Indebtedness evidencing such Investment and held by a Restricted Subsidiary that is not a Wholly Owned Restricted Subsidiary that is a Guarantor is unsecured and subordinated, pursuant to a written agreement, to the Borrower’s obligations under this Agreement;

(c) Investments in cash and Cash Equivalents;

(d) loans and advances to employees, directors and officers of the Borrower and its Restricted Subsidiaries in the ordinary course of business for bona fide business purposes not in excess of $5,000,000 at any one time outstanding;

(e) Currency Agreements and Interest Swap Obligations entered into in the ordinary course of the Borrower’s or its Restricted Subsidiaries’ businesses and otherwise in compliance herewith;

(f) additional Investments (other than any Investments in any direct or indirect parent company of the Borrower) not to exceed 15.0% of Total Assets at any one time outstanding;

(g) Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers or in good faith settlement of delinquent obligations of such trade creditors or customers;

(h) Investments made by the Borrower or its Restricted Subsidiaries as a result of consideration received in connection with an Asset Sale made in compliance with Section 5.02(e);

(i) Investments resulting from the creation of Liens on the assets of the Borrower or any of its Restricted Subsidiaries in compliance with Section 5.02(g);

(j) Investments represented by guarantees that are otherwise permitted hereunder;

(k) Investments the payment for which is Qualified Capital Stock of the Borrower;

(l) Investments existing as of the Effective Date, and any extension, modification or renewal of any such Investments, but only to the extent not involving additional advances, contributions or other Investments of cash or other assets or other increases thereof (other than as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities), in each case, pursuant to the terms of such Investment as in effect on the Effective Date;

(m) Investments in Permitted Joint Ventures, not to exceed 15.0% of Total Assets at any one time outstanding;

(n) receivables owing to the Borrower or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided that such trade terms may include such concessionary trade terms as the Borrower or any such Restricted Subsidiary deems reasonable under the circumstances;

(o) lease, utility and other similar deposits in the ordinary course of business;

(p) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Borrower or any Restricted Subsidiary or in satisfaction of judgments; and

(q) capped call(s), call spread(s) or bond hedge and warrant transaction(s) entered into by the Borrower concurrently with the issuance of convertible or exchangeable debt to hedge the Borrower’s stock price risk with respect to such debt that are deemed necessary or advisable to effect such hedge in the good faith judgment of the Board of Directors of the Borrower.

“Permitted Joint Venture” means any Person owned 50% or more by the Borrower and/or any of its Restricted Subsidiaries if (A) such Person is engaged in a business related to that of the Borrower or any Restricted Subsidiary and (B) the Borrower or any of its Restricted Subsidiaries has the right to appoint at least half of the Board of Directors of such Person.

“Permitted Liens” means the following types of Liens:

(a) Liens for taxes, assessments or governmental charges or claims either (a) not delinquent or (b) contested in good faith by appropriate proceedings and as to which the Borrower or its Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

(b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

(c) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(d) judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

(e) easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of the Borrower or any of its Restricted Subsidiaries;

(f) any interest or title of a lessor under any Capitalized Lease Obligation; provided that such Liens do not extend to any property or assets which is not leased property subject to such Capitalized Lease Obligation (other than other property that is subject to a separate lease from such lessor or any of its Affiliates);

(g) Liens securing Purchase Money Indebtedness incurred in the ordinary course of business; provided that (a) such Purchase Money Indebtedness shall not exceed the purchase price or other cost of such property or equipment and shall not be secured by any property or equipment of the Borrower or any Restricted Subsidiary of the Borrower other than the property and equipment so acquired or other property that was acquired from such seller or any of its Affiliates with the proceeds of Purchase Money Indebtedness and (b) the Lien securing such Purchase Money Indebtedness shall be created within 360 days of such acquisition;

(h) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(i) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

(j) Liens securing Interest Swap Obligations which Interest Swap Obligations relate to Indebtedness that is otherwise permitted under this Agreement;

(k) Liens securing Indebtedness under Currency Agreements;

(l) Liens securing Acquired Indebtedness incurred in accordance with Section 5.02(c); provided that:

(i) such Liens secured such Acquired Indebtedness at the time of and prior to the time such Acquired Indebtedness became Acquired Indebtedness of the Borrower or a Restricted Subsidiary of the Borrower and were not granted in connection with, or in anticipation of, the incurrence of such Acquired Indebtedness by the Borrower or a Restricted Subsidiary of the Borrower; and

(ii) such Liens do not extend to or cover any property or assets of the Borrower or of any of its Restricted Subsidiaries other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of the Borrower or a Restricted Subsidiary of the Borrower and are no more favorable to the lienholders than those securing the Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by the Borrower or a Restricted Subsidiary of the Borrower;

(m) Liens on assets of a Restricted Subsidiary of the Borrower that is not a Guarantor to secure Indebtedness of such Restricted Subsidiary that is otherwise permitted under this Agreement;

(n) leases, subleases, licenses and sublicenses granted to others that do not materially interfere with the ordinary course of business of the Borrower and its Restricted Subsidiaries;

(o) banker’s Liens, rights of setoff and similar Liens with respect to cash and Cash Equivalents on deposit in one or more bank accounts in the ordinary course of business;

(p) Liens arising from filing Uniform Commercial Code financing statements regarding leases;

(q) Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of customs duties in connection with the importation of goods;

(r) Liens (a) on inventory held by and granted to a local distribution company in the ordinary course of business and (b) in accounts purchased and collected by and granted to a local distribution company that has agreed to make payments to the Borrower or any of its Restricted Subsidiaries for such amounts in the ordinary course of business;

(s) Liens securing obligations of a Foreign Restricted Subsidiary in an aggregate amount not to exceed $350,000,000 at any time outstanding;

(t) Liens securing Indebtedness in respect of Sale and Leaseback Transactions permitted pursuant to clause (N) of the definition of “Permitted Indebtedness”;

(u) Liens securing Indebtedness incurred pursuant to clause (P) of the definition of “Permitted Indebtedness”;

(v) Liens securing Indebtedness in respect of mortgage financings incurred pursuant to clause (J) of the definition of “Permitted Indebtedness”; and

(w) Liens with respect to obligations (including Indebtedness) of the Borrower or any of its Restricted Subsidiaries otherwise permitted under this Agreement that do not exceed 15.0% of Total Assets at any one time outstanding.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of the Borrower or any ERISA Affiliate or any such Plan to which the Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Platform” has the meaning specified in Section 5.01(l).

“Post-Closing Demand Issuance Date” has the meaning specified in Section 5.01(o)(ii).

“Post-Closing Securities Demand” has the meaning specified in Section 5.01(o)(ii).

“Preferred Stock” of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

“Press Release” means a press announcement released by or on behalf of the Borrower announcing that the Acquisition is to be effected by a Scheme and setting out the terms and conditions of the Acquisition.

“Public Debt Securities” means any debt securities of the Borrower or any Domestic Restricted Subsidiary that (a) are or become registered with the Commission (whether pursuant to a registration statement under the Securities Act or otherwise pursuant to the Exchange Act) and/or (b) contain or require the Borrower or such Domestic Restricted Subsidiary to provide financial information substantially consistent with the financial information required by Regulation S-K and S-X promulgated under the Securities Act and Exchange Act.

“Public Lender” has the meaning specified in Section 5.01(l).

“Purchase Money Indebtedness” means Indebtedness of the Borrower and its Restricted Subsidiaries incurred in the normal course of business for the purpose of financing all or any part of the purchase price, or the cost of installation, construction or improvement, of property or equipment.

“QRS” has the meaning set forth in the definition of “Company Conversion.”

“Qualified Capital Stock” means any Capital Stock that is not Disqualified Capital Stock.

“Reference Banks” means such banks as may be appointed by the Administrative Agent (and agreed by such bank) in consultation with the Borrower.

“Reference Date” has the meaning specified in Section 5.02(a)(i)(D)(3)(w).

“Refinance” means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means any Refinancing or successive Refinancings by the Borrower or any Restricted Subsidiary of the Borrower of Indebtedness incurred in accordance with Section 5.02(c) (other than pursuant to clauses (B), (D), (E), (F), (G), (H), (I), (J), (K), (M), (N), (P) or (R) of the definition of “Permitted Indebtedness”), in each case that does not:

(a) result in an increase in the aggregate principal amount of Indebtedness of such Person as of the date of such proposed Refinancing (plus the amount of all accrued interest and any premium required to be paid under the terms of the instrument governing such Indebtedness and plus the amount of reasonable fees and expenses incurred by the Borrower in connection with such Refinancing); or

(b) create Indebtedness with: (a) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced; or (b) a final maturity earlier than the final maturity of the Indebtedness being Refinanced; provided that (x) if such Indebtedness being Refinanced is Indebtedness solely of the Borrower (and is not otherwise guaranteed by a Restricted Subsidiary of the Borrower), then such Refinancing Indebtedness shall be Indebtedness solely of the Borrower and (y) if such Indebtedness being Refinanced is subordinate or junior to the Advances or any Guarantee, then such Refinancing Indebtedness shall be subordinate to the Advances or such Guarantee, as the case may be, at least to the same extent and in the same manner as the Indebtedness being Refinanced; provided that the net proceeds of any Refinancing Indebtedness are applied to such Refinancing or successive Refinancing within 90 days of the date on which such Refinancing Indebtedness is incurred.

“Register” has the meaning specified in Section 9.07(d).

“Registrar” means the Registrar of Companies for England and Wales.

“Reinvestment Period” means, with respect to any Net Cash Proceeds received in connection with any Asset Sale, the period of one year following the receipt of such Net Cash Proceeds; provided that, in the event that during such one-year period the Borrower or the applicable Restricted Subsidiary enters into a binding commitment to invest any Net Cash Proceeds in Replacement Assets, the Reinvestment Period with respect to such Net Cash Proceeds shall be the longer of (i) the period of one year following receipt of such Net Cash Proceeds and (ii) the period from the receipt of such Net Cash Proceeds until the date that is 180 days from the date of such commitment; provided, further that, in the event such binding commitment is later cancelled or terminated for any reason before such Net Cash Proceeds are so applied, the Borrower or such Restricted Subsidiary may enter into another binding commitment with respect to such Net Cash Proceeds, and the Reinvestment Period with respect thereto shall be based on such binding commitment, but shall in no event extend beyond the date that is 18 months following the receipt of such Net Cash Proceeds.

“REIT” means a “real estate investment trust” as defined and taxed under Sections 856-860 of the Code.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Removal Effective Date” has the meaning specified in Section 7.06(b).

“Replacement Assets” has the meaning specified in Section 5.02(e)(i)(C)(2).

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Required Lenders” means, at any time, Lenders holding more than 50% of the unused Commitments and aggregate outstanding principal amount of Advances at such time; provided that the Commitment of, and the Advances held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Resignation Effective Date” has the meaning specified in Section 7.06(a).

“Responsible Officer” means, with respect to the Borrower, the chief executive officer, chief financial officer, treasurer, vice president—tax and treasury and the general counsel of the Borrower (or other executive officer of the Borrower performing similar functions) or any other officer of the Borrower responsible for overseeing or reviewing compliance with this Agreement. Any document delivered hereunder that is signed by a Responsible Officer of the Borrower shall be conclusively presumed to have been authorized by all necessary corporate action on the part of the Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Borrower.

“Restricted Payments” has the meaning specified in Section 5.02(a)(i)(D).

“Restricted Subsidiary” of any Person means any Subsidiary of such Person which at the time of determination is not an Unrestricted Subsidiary.

“Rollover Amendment” has the meaning specified in Section 2.01(d).

“Rollover Conversion” has the meaning specified in Section 2.01(b).

“S&P” means Standard & Poor’s Financial Services LLC (or any successor thereof).

“Sale and Leaseback Transaction” means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to the Borrower or a Restricted Subsidiary of any property, whether owned by the Borrower or any Restricted Subsidiary at the Effective Date or later acquired, which has been or is to be sold or transferred by the Borrower or such Restricted Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such property.

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council or the European Union, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Scheme” means a scheme of arrangement effected pursuant to Part 26 of the Companies Act under which the Target Shares will be transferred and Bidco will become the holder of the Scheme Shares in accordance with the Scheme Documents, subject to such changes and amendments to the extent not prohibited by the Loan Documents.

“Scheme Circular” means the document issued by or on behalf of Target to shareholders of Target setting out, inter alia, the terms and conditions of and an explanatory statement in relation to the Scheme, stating the recommendation of the Acquisition and the Scheme to the shareholders of Target by the board of directors of Target and setting out the notices of the Court Meeting and the General Meeting as such document may be amended from time to time to the extent such amendment is either required by the Panel or not prohibited by the Loan Documents.

“Scheme Documents” means the Press Release and the Scheme Circular.

“Scheme Effective Date” means the date on which the Court Order sanctioning the Scheme is duly delivered on behalf of the Target to the Registrar in accordance with Section 899 of the Companies Act.

“Scheme Resolutions” means the resolutions of the Target Shareholders which are required to implement the Scheme and which will be referred to and substantially in the form set out in the Scheme Circular and which are to be proposed at the General Meeting.

“Scheme Shareholders” means the registered holders of Scheme Shares at the relevant time.

“Scheme Shares” means the Target Shares which are subject to the Scheme in accordance with its terms.

“Screen Rate” has the meaning specified in the definition of “Eurocurrency Rate.”

“Secured Indebtedness” means any Indebtedness secured by a Lien on any assets of the Borrower or any of its Restricted Subsidiaries.

“Secured Leverage Ratio” as of any date of determination means the ratio of (x) the aggregate amount of consolidated Secured Indebtedness of the Borrower and its Restricted Subsidiaries as of such date of determination to (y) Consolidated EBITDA for the Borrower’s four most recent fiscal quarters for which internal financial statements are available preceding such date of determination, in each case with such pro forma adjustments to Consolidated EBITDA as are appropriate and consistent with the pro forma adjustment provision set forth in the definition of “Consolidated Fixed Charge Coverage Ratio.”

“Securities Act” means the Securities Act of 1933.

“Securities Demand” has the meaning specified in Section 5.01(o)(ii).

“Sterling” and the “£” sign each means lawful currency of the United Kingdom.

“Sterling Equivalent” means, on any date, (a) with respect to any amount in Sterling, such amount, and (b) with respect to any amount in any currency other than Sterling, the equivalent in Sterling of such amount, determined by the Administrative Agent using the Exchange Rate with respect to such currency at the time in effect.

“Subordinated Indebtedness” means Indebtedness of the Borrower or any Guarantor that is subordinated or junior in right of payment to the Advances or any Guarantee of such Guarantor, as the case may be.

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such limited liability company, partnership or joint venture or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Syndication and Fee Letter” means the Syndication and Fee Letter entered into among the Borrower, the Administrative Agent and the Arranger as of the date hereof.

“Take-Out Securities” has the meaning specified in Section 5.01(o)(i).

“Takeover Offer” means a public offer by, or made on behalf of, the Borrower or Bidco in accordance with the City Code and the provisions of the Companies Act for the Borrower or Bidco to acquire all of the Target Shares not owned, held or agreed to be acquired by the Borrower or Bidco, substantially on the terms and conditions set out in an Offer Press Announcement (as such offer may be amended in any way which is not prohibited by the terms of the Loan Documents).

“Takeover Offer Document” means the document issued by or on behalf of the Borrower or Bidco and dispatched to shareholders of Target in respect of a Takeover Offer containing the terms and conditions of the Takeover Offer reflecting the Offer Press Announcement in all material respects as such document may be amended from time to time to the extent such amendment is either required by the Panel or not prohibited by the Loan Documents.

“Target” means Telecity Group plc.

“Target Group” has the meaning specified in the definition of “Certain Funds Event of Default.”

“Target Shares” means all of the issued and to be issued share capital of Target.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including back-up withholdings), assessments, fees or other like charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Total Assets” means, at the time of determination, the total consolidated assets of the Borrower and its Subsidiaries, as shown on the most recent balance sheet of the Borrower.

“Total Cap” means (x)(i) prior to the date that is nine months following the Effective Date, 1.50% per annum, and (ii) from and after the date that is nine months following the Effective Date, 1.75% per annum, plus (y) the greatest of (i) the yield per annum on the 5.750% Senior Notes Due 2025 (on the basis of the yield to maturity thereof), (ii) the yield per annum on the J.P. Morgan US Dollar Global High Yield Index minus 1.21% and (iii) 4.875% per annum, in each case as determined by the Administrative Agent using customary market calculations.

“Transaction Date” has the meaning specified in the definition of “Consolidated Fixed Charge Coverage Ratio”.

“Transactions” has the meaning specified in the recitals hereto.

“TRS” has the meaning specified in the definition of “Company Conversion”.

“Type” refers to a Base Rate Advance or a Eurocurrency Rate Advance.

“United States” and “U.S.” each means the United States of America.

“Unrestricted Subsidiary” of any Person means:

(a) any Subsidiary of such Person that at the time of determination shall be or continue to be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below; and

(b) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Borrower may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Borrower or any other Subsidiary of the Borrower that is not a Subsidiary of the Subsidiary to be so designated; provided that:

(a) the Borrower certifies to the Administrative Agent that such designation complies with Section 5.02(a); and

(b) each Subsidiary to be so designated and each of its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Borrower or any of its Restricted Subsidiaries.

For purposes of making the determination of whether any such designation of a Subsidiary as an Unrestricted Subsidiary complies with Section 5.02(a), the portion of the fair market value of the net assets of such Subsidiary of the Borrower at the time that such Subsidiary is designated as an Unrestricted Subsidiary that is represented by the interest of the Borrower and its Restricted Subsidiaries in such Subsidiary, in each case as determined in good faith by the Board of Directors of the Borrower, shall be deemed to be an Investment. Such designation will be permitted only if such Investment would be permitted at such time under Section 5.02(a).

The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if:

(a) immediately after giving effect to such designation, the Borrower is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with Section 5.02(c); and

(b) immediately before and immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Administrative Agent by promptly filing with the Administrative Agent a copy of the Board Resolution giving effect to such designation and an officers’ certificate certifying that such designation complied with the foregoing provisions.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 2.14(f).

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding aggregate principal amount of such Indebtedness into (b) the sum of the total of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

“Wholly Owned Restricted Subsidiary” means a Restricted Subsidiary, all of the Capital Stock of which (other than directors’ qualifying shares) is owned by the Borrower or another Wholly Owned Restricted Subsidiary.

SECTION 1.02 Computation of Time Periods. In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the word “through” means “through and including” and each of the words “to” and “until” mean “to but excluding.”

SECTION 1.03 Accounting Terms. Except as otherwise expressly provided herein, all accounting terms not specifically defined herein shall be construed in accordance with, and all financial data (including financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with GAAP.

SECTION 1.04 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and (d) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereto.

ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES

SECTION 2.01 The Advances.

(a) Each Lender severally and not jointly agrees, on the terms and conditions hereinafter set forth, to make Bridge Advances to the Borrower from time to time on any Business Day during the Availability Period in an amount not to exceed such Lender’s outstanding Commitment immediately prior to the making of the Bridge Advance. Each Bridge Advance shall be funded in Sterling in an aggregate amount equal to the Borrowing Minimum or a Borrowing Multiple in excess thereof and shall consist of Advances of the same Type made simultaneously the same day by the Lenders ratably according to their relevant respective Commitments. All such Bridge Advances shall be denominated in Dollars in an aggregate principal amount equal to the Dollar Equivalent of the Advances funded on such date, determined on such date. Upon the making of any Advance by a Lender such Lender’s Commitment will be permanently reduced by the aggregate principal amount (as funded in Sterling) of such Advance. The Borrower may prepay Advances pursuant to Section 2.10; provided that Advances may not be reborrowed once repaid.

(b) Each of the Borrower and each Lender severally agrees that if the Bridge Advances have not been repaid in full either (i) on a Demand Failure Date in connection with a Closing Date Securities Demand or a Post-Closing Securities Demand or (ii) by the time specified for payment in Section 2.13(a) on the Bridge Facility Maturity Date, then the outstanding principal amount of each Lender’s Bridge Advances shall, on such Demand Failure Date or the time specified for payment on the Bridge Facility Maturity Date, as applicable, automatically be converted into an advance (individually, an “Extended Advance” and, collectively, the “Extended Advances”) to the Borrower on such Demand Failure Date or the Bridge Facility Maturity Date, as applicable, in an aggregate principal amount equal to the then outstanding principal amount of such Lender’s Bridge Advances (collectively, the “Rollover Conversion”). It is understood and agreed that the Bridge Advances that are converted into Extended Advances constitute the same Indebtedness as such Bridge Advances so converted and that no novation shall be effected by any such conversion. Upon such Rollover Conversion (or, if later, immediately following the end of the Certain Funds Period), the Conversion Fee shall be due and payable.

(c) Upon conversion of the Bridge Advances into Extended Advances, the Administrative Agent and each Lender shall cancel on its records or in the Register, as applicable, a principal amount of the Bridge Advances held by such Lender corresponding to the principal amount of Extended Advances issued by such Lender, which corresponding principal amount of Bridge Advances shall be satisfied by the conversion of such Bridge Advances into Extended Advances in accordance with Section 2.01(b). Amounts repaid in respect of Extended Advances may not be reborrowed.

(d) Notwithstanding anything to the contrary contained in this Agreement, upon and after the Rollover Conversion, the Extended Advances shall be governed by the terms of this Agreement upon the same terms as the Bridge Advances (including, for the avoidance of doubt, Section 3.04), except that (i) the Extended Advances shall mature on the Extended Advance Maturity Date, (ii) the Extended Advances shall bear interest at a rate per annum equal to the Total Cap as in effect from time to time and determined in accordance with Section 2.08(a) and (iii) the covenants that would have been applicable to the Demand Securities, had they been issued, will be applicable to the Extended Advances in lieu of the corresponding provisions herein. Each of the Borrower and the Administrative Agent shall use its reasonable best efforts to enter into an amendment (the “Rollover Amendment”) reflecting the foregoing on or before the date of such Rollover Conversion.

SECTION 2.02 Making the Advances.

(a) Each Borrowing shall be made on notice by the Borrower, given not later than (x) 9:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Eurocurrency Rate Advances or (y) 9:00 A.M. (New York City time) on the date of the proposed Borrowing in the case of a Borrowing consisting of Base Rate Advances, to the Administrative Agent, which shall give to each Lender prompt notice thereof by telecopier or other electronic communication. Each notice of a Borrowing (a “Notice of Borrowing”) shall be by telephone, confirmed immediately in writing, including by telecopier (or other electronic communication) in substantially the form of Exhibit A hereto, specifying therein the requested (i) date of such Borrowing (which shall be a Business Day) and the Type of Advances comprising such Borrowing, (ii) aggregate amount of such Borrowing, (iii) initial Interest Period for such Advance if such Borrowing is to consist of Eurocurrency Rate Advances and (iv) account or accounts in which the proceeds of the Borrowing should be credited. Each Lender shall, before 11:00 A.M. (New York City time) on the date of such Borrowing, make available for the account of its Applicable Lending Office to the Administrative Agent at the applicable Administrative Agent’s Office, in same day funds, such Lender’s ratable portion of such Borrowing. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the Borrower in immediately available funds to the account or accounts specified by the Borrower to the Administrative Agent in the Notice of Borrowing relating to the applicable Borrowing.

(b) Anything in Section 2.02(a) to the contrary notwithstanding, (i) the Borrower may not select Eurocurrency Rate Advances if the obligation of the Lenders to make Eurocurrency Rate Advances shall then be suspended pursuant to Section 2.08 or 2.12 and (ii) the Advances may not be outstanding as part of more than ten separate Borrowings.

(c) Each Notice of Borrowing shall be irrevocable and binding on the Borrower. In the case of any Borrowing that the related Notice of Borrowing specifies is to be comprised of Eurocurrency Rate Advances, the Borrower shall indemnify each Lender against any reasonable loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in any Notice of

Borrowing for a Borrowing the applicable conditions set forth in Article III, including, without limitation, any reasonable loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

(d) Unless the Administrative Agent shall have received notice from a Lender prior to the time of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with Section 2.02(a) and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that any Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender and the Borrower severally agree to pay or to repay to the Administrative Agent forthwith on demand such corresponding amount and to pay interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is paid or repaid to the Administrative Agent, at (i) in the case of the Borrower, the higher of (A) the interest rate applicable at the time to Advances comprising such Borrowing and (B) the cost of funds incurred by the Administrative Agent in respect of such amount and (ii) in the case of such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender shall pay to the Administrative Agent such corresponding principal amount, such amount so paid shall constitute such Lender’s Advance as part of such Borrowing for all purposes of this Agreement. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(e) The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

(f) If any Lender makes available to the Administrative Agent funds for any Advance to be made by such Lender as provided herein, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to such Borrowing are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall promptly return such funds (in like funds as received from such Lender) to such Lender, without interest.

SECTION 2.03 Notes. At the request of any Lender, the Borrower’s obligation to pay the principal of and interest on all Bridge Advances or Extended Advances made to it by such Lender shall be evidenced, (i) if Bridge Advances, by a promissory note (each, a “Bridge Note” and, collectively, the “Bridge Notes”) duly executed and delivered by the Borrower substantially in the form of Exhibit C-1 hereto, with blanks appropriately completed in conformity herewith, and (ii) if Extended Advances, by a promissory note (each, an “Extended Note” and, collectively, the “Extended Notes”) duly executed and delivered by the Borrower substantially in the form of Exhibit C-2 hereto, with blanks appropriately completed in conformity herewith.

SECTION 2.04 Fees. The Borrower shall pay to the Administrative Agent and the Arranger the fees set forth in the Syndication and Fee Letter.

SECTION 2.05 Termination or Reduction of the Commitments; Mandatory Prepayments.

(a) Unless previously terminated, the Commitments shall terminate in full at 5:00 P.M. (New York time) on the Commitment Termination Date. Additionally, each Lender’s Commitment will be permanently reduced upon such Lender making any Advance under such Commitment by an amount equal to such Advance. Any termination or reduction of the Commitments shall be permanent.

(b) Ratable Reduction or Termination. The Borrower shall have the right, upon at least three Business Days’ notice to the Administrative Agent, to terminate in whole or permanently reduce ratably in part the unused portions of any Commitments of the Lenders; provided that each partial reduction shall be in an aggregate amount of not less than the Borrowing Minimum and an integral multiple of the Borrowing Multiple in excess thereof; and provided, further, that any such notice may state that such notice is conditioned upon the effectiveness of other credit facilities or the consummation of a specific transaction, in which case such notice may be revoked by the Borrower if such condition is not satisfied.

(c) Defaulting Lender Commitment Reductions. The Borrower may terminate the unused amount of the Commitments of any Lender that is a Defaulting Lender upon not less than three Business Days’ prior notice to the Administrative Agent (which shall promptly notify the Lenders thereof), it being understood that notwithstanding such Commitment termination, the provisions of Section 2.19(c) will continue to apply to all amounts thereafter paid by the Borrower for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts); provided that such termination shall not be deemed to be a waiver or release of any claim the Borrower, the Administrative Agent or any Lender may have against such Defaulting Lender.

(d) Mandatory Prepayment/Commitment Reduction. (i) Prior to the Bridge Facility Maturity Date, first, any outstanding Bridge Advances shall be prepaid, and second, if any Commitments are outstanding on the applicable date, the Commitments shall be reduced, in each case, on a Sterling-for-Sterling basis (with amounts received in non-Sterling currencies to be converted by the Borrower to Sterling and applied pursuant hereto based upon foreign exchange rates actually received (net of currency exchange costs), in the case of a prepayment (or that would actually be received, in the case of a Commitment reduction) by the Borrower acting in good faith and in a commercially reasonable manner in consultation with the Administrative Agent) within three Business Days of (in the case of a prepayment of Advances) or on the date of (in the case of a reduction of Commitments) receipt by the Borrower or any of its Restricted Subsidiaries of the following Net Cash Proceeds (provided that (i) such reduction shall only be required to the extent permitted by the Panel and consented to by J.P. Morgan Limited in its capacity as the Borrower’s financial adviser (in such capacity, the “Financial Adviser”) and (ii) the Borrower agrees to use its reasonable best efforts to enter into escrow or other arrangements in relation to such Net Cash Proceeds satisfactory to the Financial Adviser so as to permit such reduction in Commitments):

(A) 100.0% of the Net Cash Proceeds actually received by the Borrower or any of its Restricted Subsidiaries from the incurrence of Indebtedness by such entity pursuant to Section 5.02(c)(ii)(P) or from the issuance of Take-Out Securities; provided that, in the event any Lender or Affiliate of a Lender purchases Take-Out Securities from the Borrower at a price above the level at which such Lender or Affiliate has reasonably determined such Take-Out Security can be resold by such Lender or Affiliate to a bona fide third party at the time of such purchase (and notifies the Borrower thereof), the Net Cash Proceeds received by the Borrower in respect of such Take-Out Security may, at the option of such Lender or Affiliate, be applied first to prepay the Advances of such Lender or Affiliate prior to being applied to repay the Advances of other Lenders;

(B) 100.0% of the Net Cash Proceeds actually received from any Equity Offering; and

(C) following the later of (x) the end of any applicable Reinvestment Period and (y) the end of the Certain Funds Period, 100.0% of the Net Cash Proceeds actually received by the Borrower or any of its Restricted Subsidiaries from Asset Sales to the extent such Net Cash Proceeds are not invested (or committed to be invested) in Replacement Assets within such Reinvestment Period (“Excess Proceeds”); provided that the Borrower may defer the prepayment required pursuant to this clause (C) until there is an aggregate amount of Excess Proceeds equal to or in excess of $25,000,000 resulting from one or more Asset Sales (at which time, the entire amount of Excess Proceeds, and not just the amount in excess of $25,000,000, shall be applied pursuant to this clause (C)).

(ii) Following the occurrence of a Change of Control, the Borrower shall offer to prepay on the Business Day after the Commitment Termination Date (a) the Bridge Advances at 100% of the outstanding principal amount thereof and (b) the Extended Advances at 101% of the outstanding principal amount thereof (or 100% in the case of Extended Advances held by any Initial Lender or such Initial Lender’s Affiliates (other than bona fide investment funds and entities that manage assets on behalf of unaffiliated third-parties (“Asset Management Affiliates”)) and other than with respect to Extended Advances acquired by any Initial Lender or its Affiliates pursuant to bona fide open market purchases in connection with market making activities), in each case plus accrued and unpaid interest to the date of repayment.

(iii) Following the Rollover Conversion, 100.0% of the Net Cash Proceeds actually received by the Borrower or any of its Restricted Subsidiaries from the incurrence of Indebtedness by such entity pursuant to Section 5.02(c)(i) will be required to prepay Extended Advances.

Except as otherwise specified in this Agreement, all mandatory prepayments will be applied without penalty or premium (except for breakage costs pursuant to Section 9.04(c) and accrued interest, if any) and will be applied pro rata among the Lenders. Mandatory prepayments of the Advances may not be reborrowed.

Notwithstanding any other provisions of this Section 2.05(d) or any other provision in any Loan Document to the contrary, in the case of any Net Cash Proceeds giving rise to a prepayment event pursuant to this Section 2.05(d) that are actually received by a Foreign Restricted Subsidiary of the Borrower, (A) the amount of such Net Cash Proceeds that is required to be applied to prepay Advances at the times provided in this Section 2.05(d) shall be net of any additional Taxes paid, reasonably estimated by the Borrower in good faith to be payable (pending a final determination of the amount of such Taxes by a Governmental Authority), or reserved against as a result of repatriation of such Net Cash Proceeds to the United States and (b) if such Net Cash Proceeds are prohibited, restricted or delayed by applicable local law from being repatriated to the United States, the portion of such Net Cash Proceeds so affected will not be required to be applied to prepay Advances at the times provided in this Section 2.05(d) but may be retained by the applicable Foreign Restricted Subsidiary so long, but only so long, as the applicable local law will not permit repatriation to the United States (the Borrower hereby agreeing to use reasonable best efforts to cause the applicable Foreign Restricted Subsidiary to promptly take all actions reasonably required by the applicable local law to permit such repatriation), and once such repatriation of any of such affected Net Cash Proceeds is permitted under the applicable local law, such repatriation will be immediately effected and such repatriated Net Cash Proceeds will be promptly (and in any event not later than three Business Days after such repatriation) applied to the prepayment of Advances pursuant to this Section 2.05(d) to the extent provided herein.

SECTION 2.06 Escrow Demand Alternative Fee. In the event that an Escrow Securities Demand is provided to the Borrower pursuant to and in accordance with Section 5.01(o)(ii) and (x) the Borrower declines (in its discretion) to provide Take-Out Securities pursuant thereto or (y) a Demand Failure of the type contemplated by clause (ii) of the definition thereof has occurred in connection therewith, a fee for the benefit of the Lenders shall accrue on the first Business Day of each month during the period from and including April 1, 2016 to but excluding the Commitment Termination Date, in an amount equal to 0.50% of the aggregate amount of outstanding Commitments on such first Business Day, which fee shall be payable on the Closing Date (or, if later, immediately following the end of the Certain Funds Period) to the Lenders as of each such first Business Day pro rata in accordance with their Commitments as of each such first Business Day.

SECTION 2.07 Interest on Advances.

(a) Scheduled Interest. Unless the Advances bear interest at the Total Cap as set forth in this Agreement, the Borrower shall pay interest on the unpaid principal amount of each Advance made to it from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

(i) Base Rate Advances. During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (A) the Base Rate in effect from time to time and (B) the Applicable Margin in effect from time to time, payable in arrears quarterly on the last Business Day of each March, June, September and December, during such periods and on the date the Advances are paid in full.

(ii) Eurocurrency Rate Advances. During such periods as such Advance is a Eurocurrency Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (A) the Eurocurrency Rate for such Interest Period for such Advance, and (B) the Applicable Margin in effect from time to time, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Eurocurrency Rate Advance shall be Converted or paid in full.

If the Advances bear interest at the Total Cap as set forth in this Agreement, the Borrower shall pay interest on the unpaid principal amount of each Advance made to it from the date of such Advance (or such shorter period from which the Advances have borne interest at the Total Cap) until such principal amount shall be paid in full, at a rate per annum equal to the Total Cap as in effect from time to time, payable in arrears quarterly on the last Business Day of each March, June, September and December, during such periods and on the date the Advances are paid in full.

(b) Default Interest. Upon the occurrence and during the continuance of an Event of Default pursuant to Section 6.01(a), the Administrative Agent shall, upon the request of the Required Lenders, require the Borrower to pay interest (“Default Interest”), which amount shall accrue, on (i) the amount of principal that is overdue, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the dates referred to in Section 2.07(a)(i) or 2.07(a)(ii), at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such overdue amount pursuant to Section 2.07(a)(i) or 2.07(a)(ii) and (ii) to the fullest extent permitted by law, the amount of any interest, fee or other amount payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on Base Rate Advances pursuant to Section 2.07(a)(i); provided, however, that following (i) a Demand Failure or (ii) the acceleration of the Advances pursuant to Section 6.01, Default Interest shall accrue and be payable hereunder whether or not previously required by the Administrative Agent.

(c) Additional Interest on Eurocurrency Rate Advances. The Borrower shall pay to each Lender, so long as and to the extent such Lender shall be required under regulations of the Board of Governors of the Federal Reserve System to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities, additional interest on the unpaid principal amount of each Advance of such Lender made to the Borrower that is a Eurocurrency Rate Advance, from the date of such Advance until such principal amount is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting (a) the Eurocurrency Rate for the applicable Interest Period for such Advance from (b) the rate obtained by dividing such Eurocurrency Rate by a percentage equal to 100% minus the Eurocurrency Rate Reserve Percentage of such Lender for such Interest Period, payable on each date on which interest is payable on such Advance. Such Lender shall as soon as practicable provide notice to the Administrative Agent and the Borrower of any such additional interest arising in connection with such Advance, which notice shall be conclusive and binding, absent manifest error.

SECTION 2.08 Interest Rate Determination.

(a) For the purpose of calculating the amount of interest payable in respect of Advances hereunder, the Administrative Agent shall calculate the Total Cap on a weekly basis at the close of business on the first Business Day of each week. The Administrative Agent shall give prompt notice to the Borrower and the Lenders of each such determination of the Total Cap and, if applicable, the applicable interest rate determined by the Administrative Agent for purposes of Section 2.07(a)(i) or 2.07(a)(ii).

(b) If, with respect to any Eurocurrency Rate Advances, (i) the Administrative Agent shall have determined (which determination shall be conclusive and binding absent manifest error) that adequate and reasonable means (including, without limitation, by means of an Interpolated Rate) do not exist for ascertaining the Eurocurrency Rate for an Interest Period or (ii) the Required Lenders notify the Administrative Agent that (x) they are unable to obtain matching deposits in the London inter-bank market at or about 11:00 A.M. (London time) on the second Business Day prior to the making of a Borrowing in sufficient amounts to fund their respective Advances as a part of such Borrowing during its Interest Period or (y) the Eurocurrency Rate for any Interest Period for such Advances will not adequately and fairly reflect the cost to the Required Lenders of making, funding or maintaining their respective Eurocurrency Rate Advances for such Interest Period, the Administrative Agent shall forthwith so notify the Borrower and the Lenders, whereupon (A) the Borrower will, on the last day of the then existing Interest Period therefor, either, (x) prepay such Advances or (y) Convert such Advances into Base Rate Advances and (B) the obligation of the Lenders to make, or to Convert Advances into, Eurocurrency Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

(c) If the Borrower shall fail to select the duration of any Interest Period for any Eurocurrency Rate Advances made to the Borrower in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Administrative Agent will forthwith so notify the Borrower and the Lenders and such Eurocurrency Rate Advances will automatically, on the last day of the then existing Interest Period therefor, Convert into Base Rate Advances.

(d) Upon the occurrence and during the continuance of any Event of Default, (i) each Eurocurrency Rate Advance will automatically, on the last day of the then existing Interest Period therefor, be Converted into a Base Rate Advance (unless the Required Lenders otherwise consent) and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurocurrency Rate Advances, shall be suspended.

SECTION 2.09 Optional Conversion of Advances. The Borrower may on any Business Day, upon notice given to the Administrative Agent not later than 10:00 A.M. (New York time) on the third Business Day prior to the date of the proposed Conversion (or in the case of a Conversion into Base Rate Advances, the Business Day prior) and subject to the provisions of Sections 2.08 and 2.12, Convert all Advances denominated in Dollars made to the Borrower of one Type comprising the same Borrowing into Advances of the other Type; provided, however, that (i) any Conversion of Eurocurrency Rate Advances into Base Rate Advances shall be made only on the last day of an Interest Period for such Eurocurrency Rate Advances, (ii) any Conversion of Base Rate Advances into Eurocurrency Rate Advances shall be in an amount not less than the minimum amount specified in Section 2.01 and (iii) no Conversion of any Advances shall result in more separate Borrowings than permitted under Section 2.02(b). Each such notice of a Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion (which shall be a Business Day), (ii) the Advances to be Converted and (iii) if such Conversion is into Eurocurrency Rate Advances, the duration of the initial Interest Period for each such Advance. Each notice of Conversion shall be irrevocable and binding on the Borrower giving such notice.

SECTION 2.10 Optional Prepayments of Advances. The Borrower may, upon written notice to the Administrative Agent stating the proposed date and aggregate principal amount of the proposed prepayment, given not later than 10:00 A.M. (New York City time) on the date (which shall be a Business Day) of such proposed prepayment (in the case of a Borrowing consisting of Base Rate Advances), and not later than 10:00 A.M. (New York City time) at least two Business Days prior to the date of such proposed prepayment (in the case of a Borrowing consisting of Eurocurrency Rate Advances), and if such notice is given, the Borrower shall, prepay the outstanding principal amount of the Advances comprising part of the same Borrowing made to the Borrower in whole or ratably in part, and in the case of any Eurocurrency Rate Borrowing, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (i) each partial prepayment shall be in an aggregate principal amount of the Borrowing Minimum or a Borrowing Multiple in excess thereof and (ii) if any prepayment of a Eurocurrency Rate Advance is made on a date other than the last day of an Interest Period for such Eurocurrency Rate Advance, the Borrower shall also pay any amount owing pursuant to Section 9.04(c); and provided, further, that, subject to clause (ii) of the immediately preceding proviso, any such notice may state that such notice is conditioned upon the effectiveness of other credit facilities or the consummation of a specific transaction, in which case such notice may be revoked by the Borrower if such condition is not satisfied.

SECTION 2.11 Increased Costs.

(a) If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance with any directive, guideline or request from any central bank or other Governmental Authority including, without limitation, any agency of the European Union or similar monetary or multinational authority (whether or not having the force of law), in each case after the date hereof (or with respect to any Lender (or the Administrative Agent), if later, the date on which such Lender (or the Administrative Agent) becomes a Lender (or the Administrative Agent)), there shall be any increase in the cost to any Lender or the Administrative Agent of agreeing to make or making, funding or maintaining Advances (excluding for purposes of this Section 2.11 any such increased costs resulting from (i) Indemnified Taxes and Other Taxes as to which such Lender is indemnified under Section 2.14 and (ii) Excluded Taxes), then the Borrower shall from time to time, upon demand by such Lender or the Administrative Agent (with a copy of such demand to the Administrative Agent, if applicable), pay to the Administrative Agent for the account of such Lender (or for its own account, if applicable) additional amounts sufficient to compensate such Lender or the Administrative Agent for such increased cost. A certificate describing such increased costs in reasonable detail delivered to the Borrower shall be conclusive and binding for all purposes, absent manifest error.

(b) If any Lender reasonably determines that compliance with any law or regulation or any directive, guideline or request from any central bank or other Governmental Authority including, without limitation, any agency of the European Union or similar monetary or multinational authority (whether or not having the force of law), in each case promulgated or given after the date hereof (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), affects or would affect the amount of capital, insurance or liquidity required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital, insurance or liquidity is increased by or based upon the existence of such Lender’s Commitment and other commitments of this type, the Borrower shall, from time to time upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender, additional amounts sufficient to compensate such Lender or such corporation in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital, insurance or liquidity to be allocable to the existence of such Lender’s Advances or Commitment. A certificate as to such amounts submitted to the Borrower and the Administrative Agent by such Lender shall be conclusive and binding for all purposes, absent manifest error.

(c) Notwithstanding anything in this Section 2.11 to the contrary, for purposes of this Section 2.11, (A) the Dodd Frank Wall Street Reform and Consumer Protection Act and the rules and regulations issued thereunder or in connection therewith or in implementation thereof and (B) all requests, rules, guidelines and directions promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any similar or successor agency, or the United States or foreign regulatory authorities, in each case, pursuant to Basel III) shall be deemed to have been enacted following the date hereof (or with respect to any Lender, if later, the date on which such Lender becomes a Lender); provided that no Lender shall demand compensation pursuant to this Section 2.11(c) unless such Lender is making corresponding demands on similarly situated borrowers in comparable credit facilities to which such Lender is a party.

SECTION 2.12 Illegality. Notwithstanding any other provision of this Agreement, (a) if any Lender shall notify the Administrative Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other Governmental Authority, including without limitation, any agency of the European Union or similar monetary or multinational authority, asserts that it is unlawful, for such Lender or its Eurocurrency Lending Office to perform its obligations hereunder to make Eurocurrency Rate Advances or to fund or maintain Eurocurrency Rate Advances hereunder, (i) each Eurocurrency Rate Advance of such Lender will automatically upon such notification be Converted into a Base Rate Advance and (ii) the obligation of such Lender to make Eurocurrency Rate Advances or to Convert Advances into Eurocurrency Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower and such Lender that the circumstances set forth in this clause (a) no longer exist and (b) if Lenders constituting the Required Lenders shall notify the Administrative Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other Governmental Authority, including without limitation, any agency of the European Union or similar monetary or multinational authority, asserts that it is unlawful, for each Lender or its Eurocurrency Lending Office to perform its obligations hereunder to make Eurocurrency Rate Advances or to fund or maintain Eurocurrency Rate Advances hereunder, (i) each Eurocurrency Rate Advance of such Lender will automatically upon such notification be Converted into a Base Rate Advance and (ii) the obligation of such Lender to make Eurocurrency Rate Advances or to Convert Advances into Eurocurrency Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower and each Lender that the circumstances set forth in this clause (b) no longer exist.

SECTION 2.13 Payments and Computations.

(a) The Borrower shall make each payment required to be made by it under this Agreement not later than 11:00 A.M. (New York City time) on the day when due in Dollars (in the case of principal of or interest on Advances to be repaid) or in Sterling (in the case of any fees payable pursuant to this Agreement) to the Administrative Agent at the Administrative Agent’s Office in same day funds. The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest ratably (other than amounts payable pursuant to Section 2.02(c), 2.07(c), 2.11, 2.12, 2.14, 2.15 or 9.04(c)) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 9.07(c), from and after the effective date specified in such Assignment and Acceptance, the Administrative Agent shall make all payments hereunder in respect of the interest assigned thereby to the assignor for amounts which have accrued to but excluding the effective date of such assignment and to the assignee for amounts which have accrued from and after the effective date of such assignment. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.

(b) The Borrower hereby authorizes each Lender, if and to the extent payment owed to such Lender by the Borrower is not made when due hereunder, to charge from time to time against any or all of the Borrower’s accounts with such Lender any amount so due, unless otherwise agreed between the Borrower and such Lender.

(c) All computations of interest based on the Base Rate shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurocurrency Rate or the Federal Funds Rate (other than determinations of the Base Rate made at any time by reference to the Federal Funds Rate) shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable. Each determination by the Administrative Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

(d) Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest; provided, however, that, if such extension would cause payment of interest on or principal of Eurocurrency Rate Advances to be made in the next following calendar month, such payment shall be made on the immediately preceding Business Day.

(e) Unless the Administrative Agent shall have received written notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent, following prompt notice thereof, forthwith on demand such amount distributed to such Lender, together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate.

SECTION 2.14 Taxes.

(a) Any and all payments by or on behalf of the Borrower under any Loan Document shall be made free and clear of and without deduction for any and all present or future Taxes, unless otherwise required by applicable law. If the Borrower shall be required by applicable law to deduct any Indemnified Taxes or Other Taxes from or in respect of any sum payable under any Loan Document to any Lender or any Agent, (i) the applicable withholding agent shall make such deductions, (ii) the applicable withholding agent shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law and (iii) the sum payable by the applicable Loan Party shall be increased as may be necessary so that after all required deductions (including deductions applicable to additional sums payable under this Section 2.14) have been made, such Lender (or the Agent receiving payments for its own account) receives an amount equal to the sum it would have received had no such deductions been made.

(b) In addition, without duplication of any other obligation set forth in this Section 2.14, the Borrower agrees to pay any present or future stamp and documentary Taxes and charges or similar levies that arise from any payment made by it under any Loan Document or from the execution, delivery or registration of, or performance under, or otherwise with respect to, any Loan Document, excluding any such Taxes that are Other Connection Taxes imposed solely as a result of an assignment or the designation of a new Applicable Lending Office (hereinafter referred to as “Other Taxes”).

(c) Without duplication of any other obligation set forth in this Section 2.14, the Borrower shall indemnify each Lender and each Agent for the full amount of Indemnified Taxes and Other Taxes (including any Indemnified Taxes and Other Taxes imposed on or attributable to amounts payable under this Section 2.14) imposed on or paid by such Lender or such Agent, as the case may be, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant governmental authority. A certificate as to the amount of such payment or liability prepared in good faith and delivered to the Borrower by the Administrative Agent or Lender (or by the Administrative Agent on behalf of a Lender) shall be conclusive absent manifest error. This indemnification shall be made within 30 days from the date such Lender or such Agent, as the case may be, makes written demand therefor.

(d) Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Taxes and without limiting the obligation of the Borrower to do so) and (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.07(e) relating to the maintenance of a Participant Register, in either case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses (including fees, charges and disbursements of any counsel for the Agent) arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant governmental authority. A certificate describing in reasonable detail the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d). The agreements in this Section 2.14(d) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

(e) As soon as practicable after any payment of Indemnified Taxes or Other Taxes for which the Borrower is responsible under this Section 2.14, the Borrower shall furnish to the Administrative Agent, at its address as specified pursuant to Section 9.02, the original or a certified copy of a receipt evidencing payment thereof.

(f) (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Each Lender shall, whenever a lapse in time or change in circumstances renders such documentation (including any specific documents required below in Section 2.14(f)(ii) expired, obsolete or inaccurate in any respect, deliver promptly to the Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the Administrative Agent) or promptly notify the Borrower and the Administrative Agent in writing of its inability to do so.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is not a Foreign Lender shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (or, in the case of any participant, on or before the date such participant purchases the related participation) (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (or, in the case of any participant, on or before the date such participant purchases the related participation) (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit D-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-2 or Exhibit D-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent, on or before the date it becomes a party to this Agreement (or, in the case of any participant, on or before the date such Lender purchases the related participation) and from time to time thereafter upon the request of the Borrower and the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower or the Administrative Agent to comply with its obligations under FATCA, to determine whether such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. To the extent that the relevant documentation provided pursuant to this paragraph is rendered obsolete or inaccurate in any material respect as a result of changes in circumstances with respect to the status of a Lender, such Lender shall, to the extent permitted by applicable law, deliver to the Borrower or the Administrative Agent revised and/or updated documentation sufficient for the Borrower or the Administrative Agent to confirm as to whether such Lender has complied with their respective obligations under FATCA. Solely for the purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Notwithstanding any other provision of this Section 2.14(f), a Lender shall not be required to deliver any form that such Lender is not legally eligible to deliver.

(g) Each Lender hereby authorizes the Administrative Agent to deliver to the Borrower and to any successor Administrative Agent any documentation provided by such Lender to the Administrative Agent pursuant to Section 2.14(f).

(h) In the event that an additional payment is made under Section 2.14(a) or 2.14(c) for the account of any Lender and such Lender, in its sole discretion exercised in good faith, determines that it has irrevocably received a refund of any Indemnified Taxes or Other Taxes paid or payable by it in respect of or calculated with reference to the deduction or withholding giving rise to such additional payment, such Lender shall, to the extent that it determines that it can do so without prejudice to the retention of the amount of such refund, pay to the Borrower within a reasonable period such amount (net of all reasonable out-of-pocket expenses (including any Taxes) of such Lender and without interest (other than any interest paid by the relevant governmental authority with respect to such refund); provided that the relevant Loan Party, upon the request of such Lender, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant governmental authority) to such Lender in the event such Lender is required to repay such refund to such governmental authority); provided further such Lender shall, in its reasonable discretion exercised in good faith, have determined that by paying such refund will leave such Lender (after such payment) in no worse position than it would have been had the relevant deduction or withholding not been made. Nothing contained in this Section 2.14(h) shall (i) interfere with the right of a Lender to arrange its tax affairs in whatever manner it thinks fit or (ii) oblige any Lender to disclose any information relating to its tax returns, tax affairs or any computations in respect thereof or (iii) require any Lender to take or refrain from taking any action that would prejudice its ability to benefit from any other credits, reliefs, remissions or repayments to which it may be entitled.

SECTION 2.15 Sharing of Payments, Etc. Subject to Section 2.19 in the case of a Defaulting Lender, if any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) on account of the Advances owing to it (other than pursuant to Section 2.02(c), 2.07(c), 2.11, 2.12, 2.14 or 9.04(c)) in excess of its ratable share of payments on account of the Advances obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Advances owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that, if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (a) the amount of such Lender’s required repayment to (b) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.15 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The provisions of this Section 2.15 shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement as in effect from time to time or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Advances to any assignee or participant permitted hereunder.

SECTION 2.16 Use of Proceeds. The proceeds of the Advances shall be available, and the Borrower agrees that it shall apply such proceeds, solely towards Certain Funds Purposes.

SECTION 2.17 Evidence of Debt.

(a) The Register maintained by the Administrative Agent pursuant to Section 9.07(d) shall include (i) the date and amount of each Borrowing made hereunder by the Borrower, the Type and Class of Advances comprising such Borrowing and the Interest Period applicable thereto, (ii) the terms of each Assignment and Acceptance delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iv) the amount of any sum received by the Administrative Agent from the Borrower hereunder and each Lender’s share thereof.

(b) Entries made reasonably and in good faith by the Administrative Agent in the Register pursuant to subsection (a) above shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to each Lender under this Agreement, absent manifest error; provided, however, that the failure of the Administrative Agent to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit, expand or otherwise affect the obligations of the Borrower under this Agreement.

SECTION 2.18 Exchange Notes.

(a) Subject to satisfaction of the provisions of this Section 2.18, at any time after the date of the Rollover Conversion (each, an “Exchange Date”), at the option of the applicable Lender, the Extended Advances of such Lender may be exchanged for exchange notes (individually, an “Exchange Note” and collectively, the “Exchange Notes”) in a Dollar-for-Dollar exchange at par value for an equal principal amount of all or a portion of its outstanding Extended Advances hereunder; provided, however, that (i) such Lender’s Extended Advances shall only be exchanged for Exchange Notes hereunder following the occurrence of an Exchange Trigger Event, (ii) the Administrative Agent shall provide the Borrower and the Lenders written notice of the occurrence of an Exchange Trigger Event (an “Exchange Trigger Event Notice”) not less than five Business Days (or ten Business Days in the case of the first Exchange Trigger Event) prior to an Exchange Date for such Lender’s Extended Advances to be exchanged for Exchange Notes on such Exchange Date (an “Exchange Event”) and the Exchange Event shall occur on such fifth (or tenth, as applicable) Business Day after such Exchange Trigger Event Notice and (iii) the Borrower shall not be required to effectuate more than one Exchange Event in any calendar month.

(b) Such Lender shall provide the Administrative Agent prior written notice of such election (an “Exchange Notice”) at least five Business Days prior to an Exchange Date (or ten Business Days if the notice is provided prior to the first Exchange Trigger Event Notice) (or such shorter period as agreed to by the Administrative Agent), with a copy to the Exchange Note Trustee. Each Lender’s Exchange Notice shall specify the aggregate principal amount of outstanding Extended Advances that such Lender desires to exchange for Exchange Notes pursuant to this Section 2.18, which shall be in integral multiples of $1,000,000, or, if less, all outstanding remaining Extended Advances held by such Lender. Such Exchange Notes shall bear a fixed rate of interest at the Total Cap as in effect at the close of business on the Business Day prior to the relevant Exchange Date.

(c) On each Exchange Date, the Borrower shall pay to the Administrative Agent for the account of the applicable Lender any accrued and unpaid interest on such Lender’s Extended Advances being exchanged for Exchange Notes on such date. On each Exchange Date, the Borrower shall execute and deliver, and use reasonable best efforts to cause the Exchange Note Trustee to authenticate and deliver, an Exchange Note in the principal amount equal to 100% of the aggregate outstanding principal amount of such Extended Advances (or portion thereof) for which each such Exchange Note is being exchanged. The Exchange Notes shall be governed by the Exchange Note Indenture. Upon issuance of the Exchange Notes in accordance with this Section 2.18, a corresponding amount of the Extended Advances of such exchanging Lenders shall be deemed to have been cancelled. If a Default (but not an Event of Default) shall have occurred and be continuing on the Exchange Date, any notices given or cure periods commenced while the Extended Advances were outstanding shall be deemed given or commenced (as of the actual dates thereof) for all purposes with respect to the Exchange Notes (with the same effect as if the Exchange Notes had been outstanding as of the actual dates thereof).

(d) The Borrower shall, as promptly as reasonably practicable after being requested to do so by one or more of the Lenders pursuant to the terms of this Agreement at any time following the first Exchange Trigger Event and no later than the applicable Exchange Date, (i) select a bank or trust company to act as trustee for the Exchange Notes (the “Exchange Note Trustee”), (ii) enter into the Exchange Note Indenture and an exchange agreement containing provisions customary for Rule 144A transactions with registration rights, (iii) use reasonable best efforts to deliver or cause to be delivered to the Arranger such legal opinions and accountants’ “comfort letters” addressed to the Arranger, 10b-5 letters covering such customary matters as reasonably requested by the Arranger and such certificates as the Arranger may reasonably request as would be customary in Rule 144A offerings with registration rights, (iv) deliver a customary offering memorandum relating to the resale of Exchange Notes containing all customary information (other than a “description of notes” and other information customarily provided by underwriters or their counsel), including historical financial statements, pro forma financial statements and business and other financial data of the type and form that are customarily included Rule 144A offering circulars for similar debt securities, and (v) use reasonable best efforts to take such other actions, and cause its advisors, auditors and counsel to take such actions, as reasonably requested by the Arranger in connection with issuances or resales of Exchange Notes. The Exchange Note Trustee shall at all times be a corporation organized and doing business under the laws of the United States or any State thereof, in good standing, that is authorized under such laws to exercise corporate trust powers and is subject to supervision or examination by a Federal or state authority and which has a combined capital and surplus of not less than $500,000,000.

(e) Nothing in this Section 2.18 shall prevent or limit the ability of the Borrower to repay or refinance the Advances in any other manner not otherwise prohibited by this Agreement.

(f) It is understood and agreed that following any exchange of Advances for Exchange Notes, such Advances shall be deemed to have been repaid in full.

(g) The Exchange Notes shall (except as otherwise expressly provided in this Agreement) have guarantees, covenants, events of default and other terms substantially consistent with the 5.750% Senior Notes Due 2025; provided that the call protection applicable to the Exchange Notes shall not apply to any Exchange Notes held by an Initial Lender or its Affiliates (other than Asset Management Affiliates) prior to the sale or transfer of such Exchange Notes to a third party (including any affiliated third party of such Initial Lender pursuant to a bona fide open market purchases or in connection with market making activities).

(h) The Exchange Notes shall (i) mature on the seventh anniversary of the Closing Date and (ii) be non-callable until the third anniversary of the Closing Date and will be callable thereafter at par, plus accrued interest and a premium equal to 75% of the coupon in effect on the date the coupon was fixed, which premium shall decline ratably on each yearly anniversary of the Closing Date to zero one year prior to the maturity date of the Exchange Notes.

SECTION 2.19 Defaulting Lenders.

(a) Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender (it being understood that the determination of whether a Lender is no longer a Defaulting Lender shall be made as described in Section 2.19(b)):

(i) to the fullest extent permitted by applicable law, such Lender will not be entitled to vote in respect of amendments and waivers hereunder, and the Commitment and the outstanding Advances of such Lender hereunder will not be taken into account in determining whether the

Required Lenders or all of the Lenders, as required, have approved any such amendment or waiver (and the definition of “Required Lenders” will automatically be deemed modified accordingly for the duration of such period); provided that any such amendment or waiver that would increase or extend the term of the Commitment of such Defaulting Lender, extend the date fixed for the payment of principal or interest owing to such Defaulting Lender hereunder, reduce the principal amount of any obligation owing to such Defaulting Lender, reduce the amount of or the rate or amount of interest on any amount owing to such Defaulting Lender or of any fee payable to such Defaulting Lender hereunder, or alter the terms of this proviso, will require the consent of such Defaulting Lender; and

(ii) the Borrower may, at its sole expense and effort, require such Defaulting Lender to assign and delegate its interests, rights and obligations under this Agreement pursuant to Section 9.07.

(b) If the Borrower and the Administrative Agent agree in writing in their discretion that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, such Lender will cease to be a Defaulting Lender and will be a Non-Defaulting Lender; provided that no adjustments will be made retroactively with respect to payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; and provided, further, that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

(c) Any payment of principal, interest or other amounts received by the Administrative Agent hereunder for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 6.01 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.05 shall be applied at such time or times as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Advance in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as reasonably determined by the Administrative Agent; third, as the Borrower may request, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Advances under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or otherwise pursuant to this Section 2.19(c) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

SECTION 2.20 Mitigation.

(a) Each Lender shall promptly notify the Borrower and the Administrative Agent of any event of which it has knowledge that will result in, and will use reasonable best efforts available to it (and not, in such Lender’s good faith judgment, otherwise disadvantageous to such Lender) to mitigate or avoid, (i) any obligation by the Borrower to pay any amount pursuant to Section 2.11 or 2.14 or (ii) the occurrence of any circumstance described in Section 2.12 (and, if any Lender has given notice of any such event described in clause (i) or (ii) above and thereafter such event ceases to exist, such Lender shall promptly so notify the Borrower and the Administrative Agent). In furtherance of the foregoing, each Lender will designate a different funding office if such designation will avoid (or reduce the cost to the Borrower of) any event described in clause (i) or (ii) of the preceding sentence and such designation will not, in such Lender’s good faith judgment, be otherwise materially disadvantageous to such Lender.

(b) Notwithstanding any other provision of this Agreement, if any Lender fails to notify the Borrower of any event or circumstance which will entitle such Lender to compensation pursuant to Section 2.11 within 180 days after such Lender obtains knowledge of such event or circumstance, then such Lender shall not be entitled to compensation from the Borrower for any amount arising prior to the date which is 180 days before the date on which such Lender notifies the Borrower of such event or circumstance.

(c) If any Lender has made a demand for payment pursuant to Section 2.11 or 2.14, the Borrower may, at its sole expense and effort, require such Lender to assign and delegate its interests, rights and obligations under this Agreement pursuant to Section 9.07.

ARTICLE III

CONDITIONS TO EFFECTIVENESS AND LENDING

SECTION 3.01 Conditions Precedent to Effective Date. This Agreement shall become effective on and as of the first date on which the following conditions precedent have been satisfied (with the Administrative Agent acting reasonably in assessing whether the conditions precedent have been satisfied) or waived in accordance with Section 9.01:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the Borrower, each dated the Effective Date (or, in the case of certificates of governmental officials, a recent date before the Effective Date) and each in form and substance reasonably satisfactory to the Administrative Agent and the Initial Lenders:

(i) executed counterparts of this Agreement, sufficient in number for distribution to the Administrative Agent, each Initial Lender and the Borrower;

(ii) a certificate executed by a Responsible Officer of the Borrower stating that the representations and warranties set forth in this Agreement and to be made as of the Effective Date are true and correct (or, if a representation or warranty does not include a materiality concept, true and correct in all material respects) as of the date of the certificate (or, if a representation or warranty specifically refers to an earlier date, as of such earlier date) and that no Default or Event of Default has occurred and is continuing under this Agreement or the other Loan Documents;

(iii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of the Borrower as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which the Borrower is a party;

(iv) such documents and certifications as the Administrative Agent may reasonably require to evidence that the Borrower is duly organized or formed, and that the Borrower is validly existing, in good standing and qualified to engage in business in the State of Delaware;

(v) an opinion of Cravath, Swaine & Moore LLP, counsel to the Borrower, addressed to the Administrative Agent and each Initial Lender and dated the Effective Date, in form and substance reasonably satisfactory to the Administrative Agent; and

(vi) a special tax opinion of Sullivan & Worcester LLP, counsel to the Borrower, addressed to the Administrative Agent and each Initial Lender and dated the Effective Date, in form and substance reasonably satisfactory to the Administrative Agent.

(b) The Administrative Agent’s receipt of unaudited consolidated balance sheets, statements of income and cash flows of the Borrower and the Target (but in the case of the first and third quarters in each financial year of the Target, only if the Target has published interim management statements for such quarter) for each quarterly period, beginning with the quarterly period ending March 31, 2015, that has ended at least 45 days prior to the Effective Date.

(c) Any fees required to be paid to the Administrative Agent, the Arranger or the Lenders on or before the Effective Date, including, to the extent invoiced at least two Business Days prior to the Effective Date, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower under this Agreement or the Syndication and Fee Letter, shall have been paid.

(d) The Administrative Agent and the Arranger shall have received, no later than three Business Days prior to the Effective Date, all documentation and other information about the Borrower and its subsidiaries as has been reasonably requested in writing on or prior to the date that is ten Business Days prior to the Effective Date by Administrative Agent and the Lenders with respect to applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

(e) The Administrative Agent shall have received a copy, certified by the Borrower, of a draft of the Press Release or Offer Press Announcement (as applicable, depending on whether it is proposed to effect the Acquisition by way of a Scheme or Takeover Offer) in the form in which it is proposed to be issued.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date in writing promptly upon such conditions precedent being satisfied (or waived in accordance with Section 9.01), and such notice shall be irrevocable, conclusive and binding.

SECTION 3.02 Conditions Precedent to Closing Date. The obligation of each Lender to make an Advance on the Closing Date is subject to the satisfaction (or waiver in accordance with Section 9.01) of the following conditions:

(a) The Effective Date shall have occurred.

(b) The Certain Funds Representations shall be true and correct (or, if a Certain Funds Representation does not include a materiality concept, true and correct in all material respects) when made or deemed to be made, except to the extent that such Certain Funds Representations specifically refer to an earlier date, in which case they shall be true and correct (or, if a Certain Funds Representation does not include a materiality concept, true and correct in all material respects) as of such earlier date.

(c) No Certain Funds Event of Default has occurred and is continuing or would result from the proposed Borrowings.

(d) If the Acquisition has proceeded by way of a Scheme, the Borrower shall have provided to the Administrative Agent:

(i) a copy of the Scheme Documents;

(ii) a copy of the Court Order; and

(iii) evidence that the Court Order has been delivered to Companies House.

(e) If the Acquisition has proceeded by way of an Offer, the Borrower shall have provided to the Administrative Agent:

(i) a copy of the Offer Press Release;

(ii) a copy of the Offer Document; and

(iii) a certificate of a Responsible Officer of the Borrower confirming that the conditions to the Offer have been satisfied or waived.

(f) The Borrower shall have provided to the Administrative Agent copies of mandatory competition clearances in the Key Jurisdiction(s) in respect of the Acquisition (where “Key Jurisdiction(s)” means (i) if the Borrower has requested the European Commission to review the Acquisition, the European Union, or (ii) if the Borrower has not requested the European Commission to review the Acquisition (or there is an objection by any of the United Kingdom, the Netherlands or Germany to the Borrower’s request for review), then each of the United Kingdom, the Netherlands and Germany).

(g) Any fees required to be paid to the Administrative Agent, the Arranger or the Lenders on or before the Closing Date, including, to the extent invoiced at least two Business Days prior to the Closing Date, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower under this Agreement or the Syndication and Fee Letter, shall have been paid.

(h) The Administrative Agent shall have received a Notice of Borrowing in accordance with Section 2.02.

(i) Notes payable to each applicable Lender in the amount of their respective Commitments shall have been executed by the Borrower in favor of each Lender requesting Notes and delivered to the Administrative Agent.

The Administrative Agent shall notify the Borrower and the Lenders of the Closing Date in writing promptly upon such conditions precedent being satisfied (or waived in accordance with Section 9.01, and such notice shall be irrevocable, conclusive and binding.

SECTION 3.03 Conditions to Advances after the Closing Date. The obligation of each Lender to make an Advance on any date after the Closing Date and during the Availability Period is subject to the satisfaction (or waiver in accordance with Section 9.01) of the following conditions:

(a) Each of the Effective Date and the Closing Date shall have occurred.

(b) The Administrative Agent shall have received a Notice of Borrowing in accordance with Section 2.02.

(c) On the date of the applicable borrowing request and on the proposed date of such borrowing (i) no Certain Funds Event of Default is continuing or would result from the proposed Borrowing and (ii) all the Certain Funds Representations are true and correct (or, if a Certain Funds Representation does not include a materiality concept, true and correct in all material respects) when made or deemed to be made, except to the extent that such Certain Funds Representations specifically refer to an earlier date, in which case they shall be true and correct (or, if a Certain Funds Representation does not include a materiality concept, true and correct in all material respects) as of such earlier date.

(d) Any fees required to be paid to the Administrative Agent, the Arranger or the Lenders on or before the date of the Advance, including under this Agreement or the Syndication and Fee Letter, shall have been paid.

SECTION 3.04 Actions by Lenders During the Certain Funds Period. During the Certain Funds Period and notwithstanding (i) any provision to the contrary in the Loan Documents or (ii) that any condition set out in Sections 3.01, 3.02 or 3.03 may subsequently be determined to not have been satisfied or any representation or warranty given as a condition thereof (other than Certain Funds Representations) was not true and correct (or, if such representation or warranty does not include a materiality concept, not true and correct in any material respect) when made or deemed to be made (or, if a representation or warranty specifically refers to an earlier day, as of such earlier date) unless (a) it would be illegal for a Lender to participate in making any Advance hereunder or (y) a Certain Funds Event of Default has occurred and is continuing or would result from a proposed Advance, no Lender shall be entitled to (and the Administrative Agent shall not exercise any right, power or discretion to):

(i) rescind, terminate or cancel any of the Commitments;

(ii) rescind, terminate or cancel the Loan Documents or exercise any similar right or remedy or make or enforce any claim under the Loan Documents it may have to the extent to do so would prevent or limit (A) the making of an Advance for Certain Funds Purposes or (B) the application of amounts standing to the credit of an Escrow Account for Certain Funds Purposes;

(iii) refuse to participate in the making of an Advance for Certain Funds Purposes unless the conditions set forth in Section 3.02 or 3.03, as applicable, have not been satisfied;

(iv) exercise any right of set-off or counterclaim in respect of an Advance to the extent to do so would prevent or limit (A) the making of an Advance for Certain Funds Purposes or (B) the application of amounts standing to the credit of an Escrow Account for Certain Funds Purposes; or

(v) cancel, demand, place on demand, accelerate or cause or require any payment, repayment or prepayment of any amounts owing under any Loan Document or take any other action which it would otherwise be entitled to take under Section 6.01 to the extent to do so would prevent or limit (A) the making of an Advance for Certain Funds Purposes or (B) the application of amounts standing to the credit of an Escrow Account for Certain Funds Purposes;

provided that immediately upon the expiry of the Certain Funds Period all such rights, remedies and entitlements shall be available to the Lenders and the Agents notwithstanding that they may not have been used or been available for use during the Certain Funds Period.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01 Representations and Warranties. The Borrower represents and warrants on the Effective Date and the date of the making of each Advance (it being understood that the conditions to the Effective Date are solely those set out in Section 3.01 and the conditions to each Advance are solely those set out in Sections 3.02 and 3.03, as applicable) as follows:

(a) The Borrower and each Restricted Subsidiary (a) is duly organized or formed, validly existing and, as applicable and where such concept (or the equivalent thereof) exists, in good standing under the laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) with respect to the Borrower only, execute, deliver and perform its obligations under the Loan Documents and (c) is duly qualified and is licensed and, as applicable and where such concept (or the equivalent thereof) exists, in good standing under the laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except (X) in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect, and (Y) in the case referred to in clause (a) with respect to any Restricted Subsidiary, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b) The execution, delivery and performance by the Borrower of each Loan Document to which it is party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of its Organization Documents; (b) except as could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which the Borrower is a party or affecting the Borrower or the properties of the Borrower or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which the Borrower or its property is subject; or (c) except as could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, violate any law.

(c) No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Borrower of this Agreement or any other Loan Document.

(d) This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by the Borrower. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

(e) (i) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except, with respect to GAAP application only, as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including liabilities for material taxes, material commitments and Indebtedness.

(ii) The unaudited consolidated balance sheets of the Borrower and its Subsidiaries dated March 31, 2015, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(iii) Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(f) Except as disclosed in the Borrower’s public filings with the Commission prior to the Effective Date, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Restricted Subsidiaries or against any of their properties or revenues that either individually or in the aggregate would reasonably be expected to have a Material Adverse Effect.

(g) Neither the Borrower nor any Restricted Subsidiary is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

(h) The Borrower and each of its Restricted Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The property of the Borrower and its Restricted Subsidiaries is subject to no Liens, other than Permitted Liens.

(i) The Borrower conducts in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on the Borrower and its Restricted Subsidiaries’ respective businesses, operations and properties, and as a result thereof the Borrower has reasonably concluded that such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(j) The properties of the Borrower and its Restricted Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and retentions and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or its Restricted Subsidiaries operate.

(k) The Borrower and its Restricted Subsidiaries have filed all Federal and state income and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP or except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. There is no proposed tax assessment against the Borrower or any of its Subsidiaries that would, if made, have a Material Adverse Effect. Neither the Borrower nor any wholly-owned Subsidiary thereof is party to any tax sharing agreement other than tax sharing agreements solely among one or more of the Borrower and its past or present Affiliates (other than shareholders, directors or officers).

(l) (x) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state laws. Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter (or may rely on an opinion letter) from the Internal Revenue Service to the effect that the form of such Pension Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from Federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the Internal Revenue Service. To the best knowledge of the Borrower, nothing has occurred that would prevent or cause the loss of such tax-qualified status.

(y) There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no non-exempt prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(z) (i) No ERISA Event has occurred, and neither the Borrower nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (ii) the Borrower and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher and none of the Borrower or any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date; (iv) none of the Borrower or any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (v) none of the Borrower or any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (vi) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.

(m) As of the Effective Date (a) the Borrower has no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 4.01(m) and (b) all of the outstanding Equity Interests in each wholly-owned Subsidiary have been validly issued, are fully paid and nonassessable and are owned by the Borrower or a Subsidiary thereof in the amounts specified on Part (a) of Schedule 4.01(m) free and clear of all Liens (other than Permitted Liens). As of the Effective Date, the Borrower has no equity investments in any other corporation or entity other than (i) investments held in the ordinary course of business in or through money market funds, mutual funds, investment or brokerages accounts and other similar types of investment vehicles and accounts and (ii) those specifically disclosed in Part (b) of Schedule 4.01(m). All of the outstanding Equity Interests in the Borrower have been validly issued and are fully paid and nonassessable. As of the Effective Date, (x) the Unrestricted Subsidiaries are set forth on Part (c) of Schedule 4.01(m), (y) the aggregate Attributable Asset Share of all Unrestricted Subsidiaries does not exceed 10% of the consolidated total assets of the Borrower and its Subsidiaries, and (z) the aggregate Attributable A/R Share of all Unrestricted Subsidiaries does not exceed 10% of the net accounts receivable of the Borrower and its Subsidiaries.

(n) (x) The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(y) The Borrower is not and is not required to be registered as an “investment company” under the Investment Company Act of 1940.

(o) No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, (i) as modified or supplemented by other information so furnished and (ii) with respect to financial statements and information in respect of the Target Group, to the knowledge of the Borrower) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

(p) The Borrower and each Restricted Subsidiary is in compliance in all material respects with the requirements of all laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(q) The Borrower’s true and correct United States taxpayer identification number is set forth on Schedule 4.01(q).

(r) The Borrower (i) qualifies as a REIT (without regard to any election requirement relating to the same), (ii) either has already elected to be treated as a REIT or will make a timely REIT election in due course, and (iii) is in compliance with all other requirements and conditions imposed under the Code to allow it to maintain its status as a REIT.

(s) (i) The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and their respective officers and employees and, to the knowledge of the Borrower, its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in the Borrower being designated as a Sanctioned Person. None of (a) the Borrower, any Subsidiary or any of their respective directors, officers or employees, or (b) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. (ii) No Borrowing, use of proceeds or other transaction contemplated by this Agreement will, so far as the Borrower is aware, violate any Anti-Corruption Law or applicable Sanctions.

(t) The Borrower, its Subsidiaries, their respective officers and employees, and, to the knowledge of the Borrower, the Borrower’s and its Subsidiaries’ directors and agents acting within the scope of their relationships with the Borrower or its Subsidiaries, have conducted their businesses in material compliance with applicable Anti-Corruption Laws and have instituted and maintained policies and procedures reasonably designed to promote and achieve compliance with such laws.

ARTICLE V

COVENANTS

SECTION 5.01 Affirmative Covenants. From and after the Effective Date, so long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower and the Restricted Subsidiaries will:

(a) Compliance with Laws, Etc. Comply with the laws (including any fictitious or trade name statute), regulations, and orders of any government body with authority over the Borrower’s or any Restricted Subsidiary’s business, except where the failure to comply could not reasonably be expected to have a Material Adverse Effect. Subject and without prejudice to Section 3.04, the Lenders shall have no obligation to make any Advance except in compliance with all applicable laws and regulations and the Borrower shall fully cooperate with the Lenders and the Administrative Agent in complying with all such applicable laws and regulations.

(b) Payment of Taxes, Etc. Pay and discharge, and cause each Restricted Subsidiary to pay and discharge (a) all material tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower; and (b) all lawful claims which, if unpaid, would by law become a Lien upon its property (other than a Permitted Lien that could not reasonably be expected to have a Material Adverse Effect).

(c) Maintenance of Insurance. Maintain insurance as is customary and usual for the business of the Borrower and each Restricted Subsidiary.

(d) Preservation of Existence, Etc. (i) Preserve, renew and maintain in full force and effect its and its Restricted Subsidiaries’ legal existence and good standing under the laws of the jurisdiction of its organization except (x) in the case of a Restricted Subsidiary, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect or (y) in a transaction permitted by Section 5.02(e) or Section 5.02(i); (ii) take all reasonable action to maintain all of its and its Restricted Subsidiaries’ rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (iii) preserve or renew all of its and its Subsidiaries’ registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

(e) Visitation Rights. Upon prior advance notice, allow the Administrative Agent, any Lender, and any of their respective agents to inspect the Borrower’s properties and examine and audit their financial records at any reasonable time; provided, however, that (a) unless an Event of Default has occurred and is continuing, no more than two such inspections, examinations and audits may be made the Administrative Agent and the Lenders (acting collectively) per fiscal year of the Borrower, (b) when an Event of Default exists, the Administrative Agent, any Lender, or any of their respective agents may do any of the foregoing (as well as make copies of books and records) at the expense of the Borrower at any reasonable time, and (c) without limiting any of the foregoing, the Borrower shall have the right (if it so elects) to have a representative of the Borrower be present during any discussions with auditors and accountants. If the properties, books or records of the Borrower are in the possession of a third party, the Borrower authorizes that third party to permit the Administrative Agent or its agents to have access to perform inspections or audits and to respond to the Administrative Agent’s requests for information concerning such properties, books and records.

(f) Keeping of Books. Maintain adequate books and records, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower and its Restricted Subsidiaries, as the case may be.

(g) Maintenance of Properties, Etc. Maintain, preserve and protect all of its and its Restricted Subsidiaries’ material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted, and (b) make all necessary repairs thereto and renewals and replacements thereof, except in each of the foregoing clauses (a) and (b) where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(h) [Reserved].

(i) Subsidiary Guarantees. If any existing or future Domestic Restricted Subsidiary shall, after the Effective Date, guarantee any Public Debt Securities, then the Borrower shall cause such Domestic Restricted Subsidiary to:

(i) execute and deliver an agreement reasonably satisfactory in form and substance to the Administrative Agent pursuant to which such Domestic Restricted Subsidiary shall agree to be bound by the terms of this Agreement as a Guarantor; and

(ii) deliver to the Administrative Agent an officers’ certificate and an opinion of counsel that such agreement has been duly authorized, executed and delivered by such Restricted Subsidiary and constitutes a legal, valid, binding and enforceable obligation of such Restricted Subsidiary.

Thereafter, such Domestic Restricted Subsidiary shall be a Guarantor for all purposes of this Agreement until such Domestic Restricted Subsidiary is released from its Guarantee as provided in this Agreement.

(j) Maintenance of REIT Status. In the case of the Borrower, at all times conduct its affairs and the affairs of its Subsidiaries in a manner so as to continue to qualify as a REIT for U.S. Federal income tax purposes.

(k) ERISA Plans. Promptly during each year, pay and cause its respective Subsidiaries to pay contributions adequate to meet at least the minimum funding standards under ERISA with respect to each and every Pension Plan; file each annual report required to be filed pursuant to ERISA in connection with each Plan for each year; and notify the Administrative Agent within 10 days of the occurrence of any Reportable Event that might constitute grounds for termination of any Pension Plan by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer any Pension Plan.

(l) Reporting Requirements. Furnish to the Administrative Agent for further distribution to the Lenders, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(i) as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower (or such later date as may be permitted after filing a single applicable request for extension with the Commission and receiving such extension within such 90 days after such fiscal year end, which later date shall not exceed 120 days after such fiscal year end), the audited and unqualified annual consolidated financial statements of the Borrower, accompanied by a report and opinion thereon of an independent certified public accountant of nationally recognized standing;

(ii) as soon as available, but in any event within 45 days after the end of each fiscal quarter of the Borrower (or such later date as may be permitted after filing a single applicable request for extension with the Commission and receiving such extension within such 45 days after such fiscal quarter end, which later date shall not exceed 75 days after such fiscal quarter end) (but excluding the last fiscal quarter of the Borrower’s fiscal year), quarterly company-prepared consolidated financial statements of the Borrower, certified and dated by a Responsible Officer of the Borrower;

(iii) copies of the Form 10-K Annual Report and Form 10-Q Quarterly Report for the Borrower concurrent with the date of filing with the Commission;

(iv) concurrently with the delivery of the financial statements referred to in clauses (i) and (ii) above, a certificate, signed by a Responsible Officer of the Borrower, and setting forth whether there existed as of the date of such financial statements and whether there exists as of the date of the certificate, any Default or Event of Default under this Agreement and, if any such Default or Event of Default exists, specifying the nature thereof and the action the Borrower is taking and proposes to take with respect thereto;

(v) promptly upon any request by the Administrative Agent or any Lender (but no more frequently than twice per each fiscal year of the Borrower unless an Event of Default has occurred and is continuing), such other books, records, statements, lists of property and accounts, budgets, forecasts or reports as to the Borrower as the Administrative Agent or such Lender may reasonably request;

(vi) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the Commission under Section 13 or 15(d) of the Exchange Act, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(vii) promptly, such additional information regarding the business or financial affairs of the Borrower or any wholly-owned Restricted Subsidiary (and with respect to any non-wholly owned Restricted Subsidiary, such additional information regarding its business or financial affairs as is reasonably available), or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request;

(viii) promptly notify the Administrative Agent in writing of:

(A) any Default or Event of Default;

(B) any Material Adverse Effect, including, to the extent that any of the following could reasonably be expected to result in a Material Adverse Effect: (i) any breach or non-performance of, or any default under, a Contractual Obligation of the Borrower or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Borrower or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any Subsidiary, including pursuant to any applicable Environmental Laws;

(C) any change in the Borrower’s name, legal structure, place of business, or chief executive office if the Borrower has more than one place of business;

(D) any ERISA Event; and

(E) any material change in accounting policies or financial reporting practices by the Borrower.

Documents required to be delivered pursuant to clauses (i)-(iii) and (vi) above (to the extent any such documents are included in materials otherwise filed with the Commission) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on its website on the Internet at the Borrower’s website address of www.equinix.com (or such other website address the Borrower may provide to the Administrative Agent and each Lender in writing from time to time); provided that: (i) to the extent the Administrative Agent or any Lender is otherwise unable to receive any such electronically delivered documents, the Borrower shall, upon request by the Administrative Agent or such Lender, deliver paper copies of such documents to such Person until a written request to cease delivering paper copies is given by such Person, and (ii) the Borrower shall notify the Administrative Agent and each Lender (by facsimile or electronic mail) of the posting of any such documents or provide to the Administrative Agent and the Lenders by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Each notice pursuant to clause (viii) above shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to clause (viii) above shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

The Borrower hereby acknowledges that the Administrative Agent and/or the Arranger will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar secure electronic system (the “Platform”).

Certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat the Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (it being understood that the Borrower shall not be under any obligation to mark any particular Borrower Materials “PUBLIC”) (provided, however, that to the extent the Borrower Materials constitute Information, they shall be treated as set forth in Section 9.08); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

(m) The Offer, Scheme and Related Matters. The Borrower shall (or shall cause the applicable Subsidiary to):

(i) Ensure that any Press Release or, as the case may be, Offer Press Announcement that it issues is in the form delivered to the Administrative Agent pursuant to Section 3.01(e) (or where the Acquisition has been switched from a Scheme to a Takeover Offer or vice versa, materially consistent with such form), subject to such amendments as are either required by the Panel or not material to the interests of the Lenders or have been approved by the Administrative Agent in writing (such approval not to be unreasonably withheld or delayed) (such issued document, the “Original Press Release” or “Original Offer Press Announcement,” as applicable).

(ii) Provide evidence that a Scheme Circular or (if the Acquisition is effected by way of a Takeover Offer) a Takeover Offer Document is issued and dispatched as soon as is reasonably practicable and in any event within 28 days (or such longer period as may be agreed with the Panel) after the issuance of the Press Release or Offer Press Announcement, as applicable unless, during that period the Borrower or Bidco has elected to convert the Acquisition from a Scheme to a Takeover Offer, or vice versa, in which case the Scheme Circular or Takeover Offer Document, as applicable, shall be issued and dispatched as soon as is reasonably practicable and in any event within 28 days (or such longer period as may be agreed with the Panel) after the issuance of the Press Release or Offer Press Announcement, as applicable.

(iii) Comply in all material respects with the City Code (subject to any waivers or dispensations granted by the Panel) and all other applicable laws and regulations in relation to any Takeover Offer or Scheme.

(iv) Except as consented to by the Administrative Agent in writing and save to the extent that following the issue of a Press Release or an Offer Press Announcement the Borrower or Bidco elects to proceed with the Acquisition by way of Takeover Offer or Scheme respectively, ensure that (i) if the Acquisition is effected by way of a Scheme, the Scheme Circular corresponds in all respects to the terms and conditions of the Scheme as contained in the Press Release to which it relates or (ii) if the Acquisition is effected by way of a Takeover Offer, the Takeover Offer Document corresponds in all respects to the terms and conditions of the Takeover Offer as contained in the corresponding Offer Press Announcement, subject in the case of a Scheme to any variation required by the Court and in either such case to any variations required by the Panel or which are not materially adverse to the interests of the Lenders (or where the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) has been given).

(v) Ensure that the Scheme Documents or, if the Acquisition is effected by way of a Takeover Offer, the Offer Documents, provided to the Administrative Agent contain all the material terms and conditions of the Scheme or Takeover Offer, as at that date, as applicable.

(vi) Except as consented to by the Administrative Agent in writing (such consent not to be unreasonably withheld or delayed), not amend or waive (i) any term of the Scheme Documents or the Takeover Offer Documents, as applicable, in a manner materially adverse to the interests of the Lenders from those in the Original Press Release or the Original Offer Press Announcement, as the case may be, or (ii) if the Acquisition is proceeding as a Takeover Offer, the Acceptance Condition, save for, (A) in the case of clause (i), any amendment or waiver required by the Panel, the City Code, a court or any other applicable law, regulation or regulatory body or (B) in the case of clause (ii), a waiver of the Acceptance Condition to permit the Takeover Offer to become unconditional with acceptance of Target Shares (excluding any shares held in treasury) which, when aggregated with all Target Shares owned by the Borrower or Bidco (directly or indirectly) and their Concert Parties, represent more than 75% of all Target Shares (excluding any shares held in treasury) as at the date on which the Takeover Offer is declared unconditional as to acceptances; provided that (x) a modification of the cash consideration offered in respect of the Target Shares and any options relating to the Target Shares pursuant to the Scheme or Takeover Offer and (y) any waiver of a competition clearance other than those specified in Section 3.02(f) shall not be considered materially adverse to the interests of the Lenders.

(vii) Not take any action which would require the Borrower or Bidco to make a mandatory offer for the Target Shares in accordance with Rule 9 of the City Code.

(viii) Provide the Administrative Agent with copies of each Offer Document and such information as it may reasonably request regarding, in the case of a Takeover Offer, the current level of acceptances subject to any confidentiality, legal, regulatory or other restrictions relating to the supply of such information.

(ix) Promptly deliver to the Administrative Agent the receiving agent certificate issued under Rule 10 of the City Code (where the Acquisition is being pursued pursuant to a Takeover Offer), any written agreement between the Borrower or its Affiliates and Target to the extent material to the interests of the Lenders in relation to the consummation of the Acquisition (in each case, upon such documents or agreements being entered into by the Borrower or any of its Subsidiaries), and all other material announcements and documents published by the Borrower or Bidco or delivered by the Borrower or Bidco to the Panel pursuant to the Takeover Offer or Scheme (other than the cash confirmation) and all legally binding agreements entered into by the Borrower or Bidco in connection with a Takeover Offer or Scheme, in each case to the extent the Borrower, acting reasonably, anticipates they will be material to the interests of the Lenders in connection with the Transactions, except to the extent it is prohibited by legal (including contractual) or regulatory obligations from doing so.

(x) In the event that a Scheme is switched to a Takeover Offer or vice versa (which the Borrower or Bidco shall be entitled to do on multiple occasions; provided that it complies with the terms of this Agreement), except as consented to by the Administrative Agent in writing, ensure that (A) where the Acquisition is then proceeding by way of a Takeover Offer, the terms and conditions contained in the Offer Document include the Acceptance Condition and (B) the conditions to be satisfied in connection with the Acquisition and contained in the Offer Documents or the Scheme Documents (whichever is applicable) are otherwise consistent in all material respects with those contained in the Offer Documents or Scheme Documents (whichever applied to the immediately preceding manner in which it was proposed that the Acquisition would be effected) (to the extent applicable for the legal form of a Takeover Offer or Scheme, as the case may be), in each case other than (i) in the case of clause (B), any changes permitted or required by the Panel or the City Code or are required to reflect the change in legal form to a Takeover Offer or Scheme or (ii) changes that could have been made to the Scheme or a Takeover Offer in accordance with the relevant provisions of this Agreement or which reflect the requirements of the terms of this Agreement and the manner in which the Acquisition may be effected, including without limitation, changes to the price per Target Share which are made in accordance with the relevant provisions of this Agreement or any other agreement between the Borrower and the Administrative Agent.

(xi) In the case of a Takeover Offer, promptly upon Bidco acquiring Target Shares which represent not less than 90% in nominal value of the Target Shares to which the Takeover Offer relates, ensure that notices under §§ 979-982 of the Companies Act in respect of Target Shares that the Borrower or Bidco has not yet agreed to directly or indirectly acquire are issued.

(xii) In the case of a Scheme, within 90 days of the Scheme Effective Date, and in relation to a Takeover Offer, within 90 days after the later of (i) the Closing Date and (ii) the date upon which the Borrower or Bidco (directly or indirectly) owns and/or has agreed to own or acquire and has received valid acceptances (which have not been withdrawn or cancelled) of Target Shares (excluding any shares held in treasury) in respect of, which, when aggregated with all other Target Shares owned by the Borrower or Bidco (directly or indirectly), represent not less than 75% of all Target Shares (excluding any shares held in treasury), procure that such action as is necessary is taken to apply to de-list the Target Shares from the Official List of the Financial Conduct Authority and to cancel trading in the Target Shares on the main market for listed securities of the London stock exchange and as soon as reasonably practicable thereafter, and subject always to the Companies Act, use its reasonable endeavors to re-register Target as a private limited company.

(xiii) In the case of a Scheme, upon the occurrence of the Scheme Effective Date the Borrower or Bidco shall own (directly or indirectly) 100% of the Target Shares.

(n) Compliance with Anti-Corruption Laws. (i) The Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions. (ii) The Borrower will not knowingly use the proceeds of any Advances in violation of any Anti-Corruption Law or applicable Sanctions.

(o) Take-Out Financing and Securities Demand.

(i) The Borrower shall engage one or more investment banks (the “Investment Banks”) reasonably satisfactory to the Arranger to endeavor to publicly sell or privately place the New Senior Notes (or other debt securities in lieu thereof), the proceeds of which shall be used (except as provided in Section 5.01(o)(ii)(A) below) for Certain Funds Purposes, to reduce the Commitments or to refinance any Advances (the “Take-Out Securities”). The Borrower will, and will cause its Subsidiaries to, cooperate with the Investment Banks and use reasonable best efforts to cause its advisors and the Target and its advisors to do the same, and will provide information reasonably deemed necessary by the Investment Banks in connection with placing or selling or obtaining commitments for the purchase or acquisition of the Take-Out Securities. Such cooperation will include, without limitation, at the Investment Banks’ reasonable request:

(A) preparation, as soon as reasonably practicable after such reasonable request, of an offering circular or private placement memorandum suitable for use in a customary Rule 144A road show relating to the offer and sale of Take-Out Securities containing all customary information (other than a “description of notes” and other information customarily provided by underwriters or their counsel), including historical financial statements, pro forma financial statements and business and other financial data of the type and form that are customarily included in Rule 144A offering circulars for similar debt securities;

(B) negotiation and execution of a placement agency, purchase or other applicable type of agreement containing such terms, covenants, conditions, representations, warranties and indemnities as are customary in similar transactions and providing for the delivery of customary legal opinions, comfort letters and officers’ certificates;

(C) (i) delivery to the Investment Banks concurrently with, or as part of, the offering circular or private placement memorandum referred to above, (x) audited consolidated financial statements of the Borrower covering the relevant fiscal year period as required pursuant to Regulation S-X (and causing the Target to deliver such financial statements of the Target), (y) unaudited financial statements of the Borrower as of and for the interim periods as required pursuant to Regulation S-X (and causing the Target to deliver such financial statements of the Target) and (z) any pro forma financial statements after giving effect to the Transactions (and any other transactions, if any, as would customarily be reflected therein), as may be customary and reasonably requested by the Investment Banks (if a Rule 144A transaction), or as required pursuant to Regulation S-X (if an SEC-registered transaction) and (ii) causing the Borrower’s independent accountants (and causing the Target to cause its independent accountants) to deliver customary “comfort” (including customary “negative assurance” comfort);

(D) making appropriate officers and representatives of the Borrower and the Target reasonably available to the Investment Banks, upon reasonable notice, for meetings with prospective purchasers of the Take-Out Securities; and

(E) cooperating with the Investment Banks’ due diligence investigation of the Borrower and the Target and their respective Subsidiaries.

(ii) Upon written notice delivered by the Arranger to the Borrower at any time on or following the tenth Business Day prior to, and on or prior to the fifth Business Day prior to, (x) the Closing Date (a “Closing Date Securities Demand”), (y) if the Closing Date has not yet occurred, April 1, 2016 (an “Escrow Securities Demand”), and/or (z) on any date (but no more than one time) following the Closing Date (such date, the “Post-Closing Demand Issuance Date”) (a “Post-Closing Securities Demand”, and any of a Closing Date Securities Demand, an Escrow Securities Demand and a Post-Closing Securities Demand, a “Securities Demand”), the Borrower will cause the issuance and sale of Take-Out Securities on the Closing Date, April 1, 2016 or the Post-Closing Demand Issuance Date, as applicable (such Take-Out Securities, the “Demand Securities”), in such amounts and on such terms and conditions as are specified in the applicable Securities Demand; provided that the Borrower may, in its discretion, decline to issue Demand Securities pursuant to an Escrow Securities Demand (provided that the Borrower complies with the provisions to Section 2.06); and provided, further, that:

(A) (i) the net cash proceeds of any Demand Securities issued pursuant to an Escrow Securities Demand (if issued) shall be funded into an Escrow Account reasonably satisfactory to the Arranger and the Financial Adviser (it being understood that such escrow arrangements shall allow amounts deposited in the Escrow Account in excess of the amount required for Certain Funds Purposes to be returned to the Borrower upon release from escrow), (ii) the net cash proceeds of any Demand Securities issued pursuant to Closing Date Securities Demand (if issued) will be used for Certain Funds Purposes and (iii) the net cash proceeds of any Demand Securities issued pursuant to a Post-Closing Securities Demand (if issued) will be used for Certain Funds Purposes or to repay any outstanding Advances;

(B) either (I) if such Demand Securities are fungible with (including having a CUSIP number identical to) a tranche of the Existing Notes, the Sterling Equivalent (determined as of the date of delivery of such Securities Demand) of the net cash proceeds of such Demand Securities shall not exceed an amount (together with the net cash proceeds of all other Demand Securities) sufficient to reduce all the then outstanding Commitments or (II) such Demand Securities must be issued in a minimum aggregate principal amount of $200,000,000 or such greater amount so long as the Sterling Equivalent (determined as of the close of business on the Business Day immediately prior to the date of issuance of such Demand Securities) of the net cash proceeds of such Demand Securities shall not exceed an amount (together with the net cash proceeds of all other Demand Securities) sufficient to reduce all the then outstanding Commitments (it being understood that the full amount of the Demand Securities shall be denominated in Dollars, unless otherwise agreed by the Borrower);

(C) the delivery of the Securities Demand shall only be permitted after the Borrower has been afforded the opportunity to participate in one customary “roadshow” (consistent with the Borrower’s past practice);

(D) the Demand Securities shall be issued through a private placement for resale pursuant to Rule 144A under the Securities Act with registration rights;

(E) the Demand Securities shall be unsecured and contain (except as otherwise expressly provided in this Agreement) terms, conditions, covenants, guarantees and defaults substantially consistent with the terms, conditions, covenants, guarantees and defaults contained in the indenture relating to the 5.750% Senior Notes Due 2025;

(F) the per annum interest rate on any tranche of Demand Securities shall not exceed the Total Cap (as determined at the close of business on the Business Day immediately preceding the date of the applicable Securities Demand; provided that so long as a Demand Failure of the type contemplated by clause (ii) of the definition thereof has not occurred, with respect to any Post-Closing Securities Demand, the Total Cap with respect thereto shall be determined as of the close of business on the Closing Date), with original issue discount (other than any original issue discount resulting from a sale by the Investment Banks at a price less than the price paid by the Investment Banks and any fees payable to Investment Banks) considered yield for the purpose of this clause (F) and determined in accordance with customary market convention);

(G) the Demand Securities shall have a maturity of no less than seven years from the Closing Date;

(H) no Demand Securities pursuant to a Closing Date Securities Demand or a Post-Closing Securities Demand shall be required to be issued prior to the Closing Date;

(I) (i) if the Demand Securities have a maturity of eight years from the Closing Date, then the Demand Securities shall be non-callable for no longer than the first four years after the Closing Date and will be callable thereafter at par, plus accrued interest and a premium equal to 50% of the coupon in effect on the date the coupon was fixed, which premium shall decline ratably on each yearly anniversary of the Closing Date to zero one year prior to the maturity date of such Demand Securities; provided that, if such Demand Securities are non-callable for only the first three years after the Closing Date, such Demand Securities will be callable at par, plus accrued interest and a premium equal to 75% of the coupon in effect on the date the coupon was fixed, which premium shall decline ratably on each yearly anniversary of the Closing Date to zero one year prior to the maturity date of such Demand Securities, and (ii) if the Demand Securities have a maturity of seven years from the Closing Date, then the Demand Securities shall be non-callable for no longer than the first three years after the Closing Date and will be callable thereafter at par, plus accrued interest and a premium equal to 75% of the coupon in effect on the date the coupon was fixed, which premium shall decline ratably on each yearly anniversary of the Closing Date to zero one year prior to the maturity date of such Demand Securities;

(J) the Borrower shall not be required to issue any Demand Securities at an issue price less than 98% of the principal amount thereof (before deducting customary fees and commissions);

(K) the Borrower shall not be required to issue any Demand Securities or undertake any action in connection therewith that would cause the Borrower to violate or be in breach of the terms of its Existing Credit Agreement or the indentures governing any of its Existing Notes (and may, in order to ensure such compliance in connection with any Demand Securities the net cash proceeds of which are to be placed in an Escrow Account as set forth above, cause an “unrestricted subsidiary” thereof to issue such Demand Securities (with the Borrower to assume all obligations thereunder upon release of such net cash proceeds from such Escrow Account)); and

(L) the Borrower will, and will cause its Subsidiaries to, and will cause its advisors and the Target and its advisors to, provide the cooperation and assistance described in clauses (A) through (E) of Section 5.01(o)(i) in respect of the Demand Securities, or, if any such documentation or assistance had previously been provided in respect of Take-Out Securities, cooperate in updating such documentation, in each case as reasonably deemed necessary by the Arranger in connection with placing or selling or obtaining commitments for the purchase or acquisition of the Demand Securities (and the placement agency, purchase or other applicable agreement relating to such Demand Securities (but not the indenture) will contain a covenant to the effect of this clause (L)).

in each case, unless otherwise agreed by the Arranger and the Borrower.

(iii) In the event of a Demand Failure, on the Demand Failure Date (A) the interest rate on all Advances hereunder shall automatically be increased to the Total Cap determined as of the close of business on the Business Day immediately prior to the Demand Failure Date (and thereafter determined in accordance with Section 2.08(a)), (B) the Conversion Fee, if not previously paid, shall become due and payable (but no earlier than the Closing or, if later, immediately following the end of the Certain Funds Period), (C) the outstanding Advances shall be subject to the optional redemption terms and call protection provisions applicable to the Exchange Notes and (D) any obligation to obtain the consent of the Borrower shall be inapplicable to transfers of the Advances or Commitments, as applicable, to any Person (i) with the consent of the Financial Adviser or (ii) that has both a long term issuer rating and a short term issuer rating from each of Moody’s and S&P that is equal to or better than the long term issuer rating and short term issuer rating of J.P. Morgan Securities LLC from each of Moody’s and S&P. Notwithstanding anything to the contrary contained herein, it is agreed and understood that (1) the occurrence of a Demand Failure of the type contemplated by clause (ii) of the definition thereof shall not constitute a Default or an Event of Default and (2) the remedies set forth in the immediately preceding sentence and in Section 2.07(b) shall be the sole and exclusive remedies in the event of such Demand Failure.

SECTION 5.02 Negative Covenants.

(a) Limitation on Restricted Payments.

(i) From and after the Effective Date, so long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly:

(A) declare or pay any dividend or make any distribution (other than dividends or distributions payable in Qualified Capital Stock of the Borrower) on or in respect of shares of the Borrower’s Capital Stock to holders of such Capital Stock;

(B) purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Borrower;

(C) make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, earlier than one year prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Indebtedness; or

(D) make any Investment (other than Permitted Investments)

(each of the foregoing actions set forth in clauses (A), (B), (C) and (D) being referred to as a “Restricted Payment”); if at the time of such Restricted Payment or immediately after giving effect thereto,

(1) a Default or an Event of Default shall have occurred and be continuing;

(2) the Borrower is not able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with Section 5.02(c)(i); or

(3) the aggregate amount of Restricted Payments (including such proposed Restricted Payment) made subsequent to the Issue Date (the amount expended for such purposes, if other than in cash, being the fair market value of such property as determined in good faith by the Board of Directors of the Borrower) shall exceed the sum of:

(v) an amount equal to the Borrower’s Consolidated EBITDA for the period from January 1, 2013 to the end of the Borrower’s most recently ended fiscal quarter for which financial statements are available at the time of such Restricted Payment (the “Basket Period”) less the product of 1.4 times the Borrower’s Consolidated Interest Expense for the Basket Period; plus

(w) 100% of the aggregate net cash proceeds received by the Borrower from any Person (other than a Subsidiary of the Borrower) from the issuance and sale subsequent to January 1, 2013 and on or prior to the date the Restricted Payment occurs (the “Reference Date”) of Qualified Capital Stock of the Borrower or warrants, options or other rights to acquire Qualified Capital Stock of the Borrower (but excluding any debt security that is convertible into, or exchangeable for, Qualified Capital Stock, until such debt security has been converted into, or exchanged for, Qualified Capital Stock); plus

(x) without duplication of any amounts included in clause (3)(w) above, 100% of the aggregate net cash proceeds of any equity contribution received by the Borrower from a holder of the Borrower’s Capital Stock subsequent to March 5, 2013 and on or prior to the Reference Date (excluding, in the case of clauses (3)(w) and (y), any net cash proceeds from any equity offering to the extent used to repay the Advances in compliance with the provisions set forth under Section 2.10); plus

(y) without duplication, the sum of:

a. the aggregate amount returned in cash on or with respect to Investments (other than Permitted Investments) made subsequent to March 5, 2013 whether through interest payments, principal payments, dividends or other distributions or payments;

b. the net cash proceeds received by the Borrower or any of its Restricted Subsidiaries from the disposition of all or any portion of such Investments (other than to a Subsidiary of the Borrower);

c. upon redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary (except to the extent the Investment constituted a Permitted Investment), the fair market value of such Subsidiary as of the date of such redesignation; and

d. net cash dividends or other net cash distributions paid to the Borrower or any Restricted Subsidiary of the Borrower from any Unrestricted Subsidiaries of the Borrower; plus

(z) $225,000,000;

provided that the sum of clauses a., b., c. and d. above shall not exceed the aggregate amount of all such Investments made subsequent to March 5, 2013.

(ii) Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph do not prohibit:

(A) the payment of any dividend within 60 days after the date of declaration of such dividend if the dividend would have been permitted on the date of declaration;

(B) the acquisition of any shares of Capital Stock of the Borrower, either (i) solely in exchange for shares of Qualified Capital Stock of the Borrower or (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Borrower) of shares of Qualified Capital Stock of the Borrower;

(C) the acquisition of any Subordinated Indebtedness either (i) solely in exchange for shares of Qualified Capital Stock of the Borrower, or (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Borrower) of (A) shares of Qualified Capital Stock of the Borrower or (B) Refinancing Indebtedness;

(D) repurchases by the Borrower of Common Stock of the Borrower from officers, directors and employees of the Borrower or any of its Subsidiaries or their authorized representatives upon the death, disability or termination of employment of such employees or termination of their seat on the board of the Borrower in an aggregate amount not to exceed $10,000,000 in any calendar year;

(E) repurchases of Capital Stock deemed to occur upon the exercise of stock options or warrants if such Capital Stock represents a portion of the exercise price and related statutory withholding taxes of such options or warrants;

(F) payments of dividends on Disqualified Capital Stock or Preferred Stock of any Restricted Subsidiary, the incurrence or issuance of which was permitted hereunder;

(G) cash payments in lieu of the issuance of fractional shares in connection with (i) the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of the Borrower or (ii) a merger, consolidation, amalgamation or other combination involving the Borrower or any of its Subsidiaries (including the Acquisition);

(H) the retirement of any shares of Disqualified Capital Stock of the Borrower by conversion into, or by exchange for, shares of Disqualified Capital Stock of the Borrower or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Borrower) or other shares of Disqualified Capital Stock of the Borrower;

(I) in the event of a Change of Control, and if no Default or Event of Default shall have occurred and be continuing, the payment, purchase, redemption, defeasance or other acquisition or retirement of Subordinated Indebtedness of the Borrower or any Guarantor, in each case at a purchase price not greater than 101% of the principal amount of such Subordinated Indebtedness, plus accrued and unpaid interest thereon;

(J) in the event of an Asset Sale that requires the Borrower to offer to prepay Advances pursuant to Section 5.02(e), and if no Default or Event of Default shall have occurred and be continuing, the payment, purchase, redemption, defeasance or other acquisition or retirement of Subordinated Indebtedness of the Borrower or any Guarantor, in each case at a purchase price not greater than 100% of the principal amount of such Subordinated Indebtedness, plus accrued and unpaid interest thereon; provided that the aggregate amount of all such payments, purchases, redemptions, defeasances or other acquisitions or retirements of all such Subordinated Indebtedness may not exceed the amount of the Net Cash Proceeds amount remaining after the Borrower has complied with Section 5.02(e)(i)(C);

(K) the conversion, repayment, repurchase, redemption or other retirement (whether for cash or otherwise) of, or the payment of interest in respect of, the 4.75% Convertible Subordinated Notes Due 2016; and

(L) other Restricted Payments in an aggregate amount not to exceed $350,000,000, either (i) prior to the Bridge Facility Maturity Date solely to the extent such Restricted Payment is necessary to maintain the Borrower’s status as a REIT or (ii) after the Bridge Facility Maturity Date.

(iii) In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date in accordance with clause (3) of Section 5.02(a)(i) (D), amounts expended pursuant to clauses ( A) and ( D) of Section 5.02(a)(ii) shall be included in such calculation.

(iv) Notwithstanding the foregoing, the Borrower may (i) declare or pay any dividend or make any distribution on or in respect of shares of the Borrower’s Capital Stock to holders of such Capital Stock, so long as (A)(1) such dividend or distribution is intended to be part of a distribution of the Borrower’s earnings and profits to satisfy Section 857(a)(2) of the Code, whether such dividend or distribution is made before, during or after the first taxable year the Borrower intends in good faith to be a REIT or (2) the Borrower believes in good faith that it qualifies as a “real estate investment trust” under Section 856 of the Code and that the declaration or payment of such dividend or making of such distribution is necessary either to maintain the Borrower’s status as a REIT for any calendar year or, with respect to any calendar year in which the Borrower intends to qualify as REIT, to enable the Borrower to avoid payment of any corporate U.S. Federal, state or local income tax for any calendar year that would otherwise be required and could be avoided by reason of paying such dividend or making such distribution by the Borrower to such holders, with such dividend to be paid or distribution to be made as and when determined by the Borrower, whether during or after the end of the relevant calendar year, and (B) no Default or Event of Default shall have occurred and be continuing, and (ii) make any cash payments on the 4.75% Convertible Subordinated Notes Due 2016 to satisfy anti-dilution provisions thereunder as a result of any dividends or distributions made pursuant to clause (i) of this paragraph. In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date in accordance with Section 5.02(a)(i)(D)(3), amounts expended pursuant to clause (i)(A)(2) in this subsection (iv) shall be included in such calculation.

(b) Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries. From and after the Effective Date, so long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary of the Borrower to:

(i) pay dividends or make any other distributions on or in respect of its Capital Stock;

(ii) make loans or advances to the Borrower or any other Restricted Subsidiary or to pay any Indebtedness or other obligation owed to the Borrower or any other Restricted Subsidiary of the Borrower; or

(iii) transfer any of its property or assets to the Borrower or any other Restricted Subsidiary of the Borrower,

except in each case for such encumbrances or restrictions existing under or by reason of:

(A) applicable law, rule, regulation or order;

(B) this Agreement or any Guarantee or any Take-Out Securities or any guarantee in respect thereof;

(C) customary non-assignment provisions of any contract or any lease, license or sublicense governing a leasehold interest of any Restricted Subsidiary of the Borrower;

(D) any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired;

(E) agreements existing on the Effective Date to the extent and in the manner such agreements are in effect on the Effective Date;

(F) the Existing Credit Agreement, an agreement governing other Pari Passu Indebtedness permitted to be incurred hereunder or, with respect to a Restricted Subsidiary, an agreement evidencing Indebtedness incurred not in violation of this Agreement; provided that, with respect to any agreement governing such other Pari Passu Indebtedness or other Indebtedness, as the case may be, the provisions relating to such encumbrance or restriction are no less favorable to the Borrower or Restricted Subsidiary, as the case may be, in any material respect as determined by the Board of Directors of the Borrower in its reasonable and good faith judgment than the provisions contained in the Existing Credit Agreement, in the case of such other Pari Passu Indebtedness, and the agreements of such Restricted Subsidiary, in the case of such other Indebtedness, in each case as in effect on the Effective Date;

(G) restrictions on the transfer of assets subject to any Lien permitted under this Agreement imposed by the holder of such Lien;

(H) restrictions imposed by any agreement to sell assets or Capital Stock permitted under this Agreement to any Person pending the closing of such sale;

(I) such encumbrances or restrictions being binding on a Restricted Subsidiary at such time as such Restricted Subsidiary first becomes a Restricted Subsidiary; provided that such encumbrances or restrictions are not entered into solely in contemplation of such Person becoming a Restricted Subsidiary;

(J) customary provisions in joint venture agreements and other similar agreements (in each case relating solely to the respective joint venture or similar entity or the equity interests therein) entered into in the ordinary course of business;

(K) any amendment to or Refinancing of the Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clauses (B), (D), (E) and (F) above; provided that the provisions relating to such encumbrance or restriction contained in any such agreement, taken as a whole, are no less favorable to the Borrower in any material respect as determined by the Board of Directors of the Borrower in their reasonable and good faith judgment than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clauses (B), (D), (E) and (F);

(L) customary restrictions on leases, subleases, licenses, sublicenses or asset sale agreements otherwise permitted hereby;

(M) restrictions imposed on cash or other deposits or net worth imposed by customers or required by insurance, surety or bonding companies, in each case, entered into in the ordinary course of business; and

(N) encumbrances and restrictions applicable only to Restricted Subsidiaries of the Borrower that are not Domestic Restricted Subsidiaries.

(c) Limitation on Incurrence of Additional Indebtedness.

(i) From and after the Effective Date, so long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, “incur”) any Indebtedness (other than Permitted Indebtedness); provided that, after the Bridge Facility Maturity Date, if no Default or Event of Default shall have occurred and be continuing at the time of or as a consequence of the incurrence of any such Indebtedness, the Borrower or any of its Restricted Subsidiaries may incur Indebtedness if on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof (or, in the case of Designated Revolving Commitments, on the date such Designated Revolving Commitments are designated as such (but only to the extent and so long as so designated) after giving pro forma effect to the incurrence of the entire committed amount of Indebtedness designated thereunder, in which case such designated amount under such Designated Revolving Commitments may thereafter be borrowed, repaid and reborrowed, in whole or in part, from time to time, without further compliance with any limitation on the incurrence of additional indebtedness set forth in this Section 5.02(c)), the Consolidated Fixed Charge Coverage Ratio of the Borrower would have been greater than 2.0 to 1.0; provided, further, that the amount of Indebtedness that may be incurred and Disqualified Capital Stock or Preferred Stock that may be issued pursuant to the foregoing by any Restricted Subsidiaries that are not Guarantors (other than borrowings under a Bank Facility which is secured by Liens incurred pursuant to Section 5.02(g) (ii) (A)) shall not exceed $100,000,000 at any one time outstanding.

(ii) Section 5.02 (c)(i) will not apply to (collectively, “Permitted Indebtedness”):

(A) Indebtedness incurred pursuant to this Agreement;

(B) Indebtedness incurred pursuant to any Bank Facility in an aggregate principal amount at any one time outstanding not to exceed $2,000,000,000;

(C) other Indebtedness of the Borrower and its Restricted Subsidiaries outstanding on the Effective Date (other than Indebtedness under clauses (A), (B) or (R) of this Section 5.02(c)(ii)) reduced by the amount of any scheduled amortization payments, mandatory prepayments when actually paid, conversions or permanent reductions thereof;

(D) Interest Swap Obligations of the Borrower or any Restricted Subsidiary of the Borrower covering Indebtedness of the Borrower or any of its Restricted Subsidiaries; provided that such Interest Swap Obligations are entered into to protect the Borrower and its Restricted Subsidiaries from fluctuations in interest rates on its outstanding Indebtedness incurred without violation of this Agreement to the extent the notional principal amount of such Interest Swap Obligation does not, at the time of the incurrence thereof, exceed the principal amount of the Indebtedness to which such Interest Swap Obligation relates;

(E) Indebtedness under Currency Agreements; provided that, in the case of Currency Agreements which relate to Indebtedness, such Currency Agreements do not increase the Indebtedness of the Borrower and its Restricted Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

(F) Indebtedness of a Restricted Subsidiary of the Borrower owing to and held by the Borrower or a Wholly Owned Restricted Subsidiary of the Borrower for so long as such Indebtedness is held by the Borrower or a Wholly Owned Restricted Subsidiary of the Borrower or the

holder of a Lien permitted under this Agreement, in each case subject to no Lien held by a Person other than the Borrower or a Wholly Owned Restricted Subsidiary of the Borrower or the holder of a Lien permitted under this Agreement; provided that, if as of any date any Person other than the Borrower or a Wholly Owned Restricted Subsidiary of the Borrower or the holder of a Lien permitted under this Agreement owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness under this clause (F) by the issuer of such Indebtedness;

(G) Indebtedness of the Borrower owing to and held by a Wholly Owned Restricted Subsidiary of the Borrower for so long as such Indebtedness is held by a Wholly Owned Restricted Subsidiary of the Borrower or the holder of a Lien permitted under this Agreement, in each case subject to no Lien other than a Lien permitted under this Agreement; provided that, if as of any date any Person other than a Wholly Owned Restricted Subsidiary of the Borrower or the holder of a Lien permitted under this Agreement owns or holds any such Indebtedness or any Person holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness under this clause (G) by the Borrower;

(H) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five Business Days of incurrence;

(I) Indebtedness of the Borrower or any of its Restricted Subsidiaries in respect of performance bonds, bankers’ acceptances, workers’ compensation claims, surety, bid, appeal or similar bonds, completion guarantees, payment obligations in connection with self-insurance or similar obligations, and bank overdrafts (and letters of credit in respect thereof) in the ordinary course of business;

(J) Indebtedness represented by Capitalized Lease Obligations, mortgage financings and Purchase Money Indebtedness of the Borrower and its Restricted Subsidiaries not to exceed (together with any Refinancing Indebtedness with respect thereto) 15.0% of Total Assets at any one time outstanding;

(K) (x) Refinancing Indebtedness and (y) Take-Out Securities or other Indebtedness incurred by the Borrower or any Restricted Subsidiary for the purpose of Refinancing the Advances (or for the purpose of financing the Acquisition in lieu of the Advances);

(L) Indebtedness of the Borrower or any Restricted Subsidiary consisting of “earnout” obligations, guarantees, indemnities or obligations in respect of purchase price adjustments in connection with the acquisition or disposition of assets (including Capital Stock);

(M) Indebtedness incurred by the Borrower or any of the Restricted Subsidiaries in respect of letters of credit, bank guarantees or similar instruments issued or created in the ordinary course of business, including in respect of health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims; provided that any reimbursement obligations in respect thereof are reimbursed within 60 days following the incurrence thereof;

(N) Indebtedness in respect of Sale and Leaseback Transactions in an aggregate amount not to exceed $350,000,000 at any one time outstanding;

(O) Acquired Indebtedness, if on the date that such Indebtedness is incurred, after giving pro forma effect thereto, (A) the Borrower or such Restricted Subsidiary, as the case may be, shall be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to this Section 5.02(c) (for purposes of this clause (O) only, treating the Bridge Facility Maturity Date as having occurred) or (B) the Consolidated Fixed Charge Coverage Ratio of the Borrower would be no less than the Consolidated Fixed Charge Coverage Ratio of the Borrower immediately prior to the date such Indebtedness is incurred;

(P) additional Indebtedness of the Borrower and its Restricted Subsidiaries in an aggregate principal amount (or accreted value) not to exceed $350,000,000 at any one time outstanding (which amounts may, but need not, be incurred in whole or in part under the Bank Facility); provided that the amount of Indebtedness that may be incurred pursuant to this clause (P) by any Restricted Subsidiaries (other than borrowings under a Bank Facility which is secured by Liens incurred pursuant to Section 5.02(g)(ii)(A)) that are not Guarantors shall not exceed $250,000,000 at any one time outstanding;

(Q) Indebtedness represented by guarantees by the Borrower or its Restricted Subsidiaries of Indebtedness otherwise permitted to be incurred under this Agreement; provided that, in the case of a guarantee by a Restricted Subsidiary, such Restricted Subsidiary complies with Section 5.01(i) to the extent applicable; and

(R) Permitted Foreign Subsidiary Debt.

(iii) For purposes of determining compliance with this Section 5.02(c), in the event that all or a portion of an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (A) through (R) of Section 5.02(c)(ii) or is entitled to be incurred pursuant to the Consolidated Fixed Charge Coverage Ratio provisions of Section 5.02(c)(i), the Borrower shall, in its sole discretion, classify (or later reclassify) such item of Indebtedness, in whole or in part, in any manner that complies with this Section 5.02(c); provided that all Indebtedness outstanding under the Existing Credit Agreement up to the maximum amount permitted under clause (B) of Section 5.02(c)(ii) shall be deemed to have been incurred pursuant to clause (B) of Section 5.02(c)(ii). Accrual of interest, whether payable in cash or in kind, accretion or amortization of original issue discount, imputed interest, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Capital Stock in the form of additional shares of the same class of Disqualified Capital Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Preferred Stock of a Restricted Subsidiary or Disqualified Capital Stock, as applicable, for purposes of this Section 5.02(c).

(iv) In addition, the Borrower will not, directly or indirectly, incur any Indebtedness which by its terms (or by the terms of any agreement governing such Indebtedness) is expressly subordinated in right of payment to any other Indebtedness of the Borrower or such Guarantor, as the case may be, unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made expressly subordinate to the Advances or the applicable Guarantee, as the case may be, to the same extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of the Borrower or such Guarantor, as the case may be. For purposes of the foregoing, no Indebtedness will be deemed to be subordinated in right of payment to any other Indebtedness of the Borrower or any Guarantor solely by virtue of such Indebtedness being unsecured or by virtue of the fact that the holders of such Indebtedness have entered into one or more intercreditor agreements giving one or more of such holders priority over the other holders in the collateral held by them.

(v) For purposes of determining compliance with any Dollar-denominated restrictions on the incurrence of Indebtedness, the Dollar Equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that, if such Indebtedness is Refinancing Indebtedness incurred to Refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being Refinanced. Notwithstanding any other provision of this Section 5.02(c), the maximum amount of Indebtedness that may be incurred pursuant to this Section 5.02(c) will not be deemed to be exceeded with respect to any outstanding Indebtedness due solely to the result of fluctuations in the exchange rates of currencies.

(d) Limitation on Preferred Stock of Domestic Restricted Subsidiaries. From and after the Effective Date, so long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will not permit any of its Domestic Restricted Subsidiaries that are not Guarantors to issue any Preferred Stock (other than to the Borrower or to a Wholly Owned Restricted Subsidiary of the Borrower) or permit any Person (other than the Borrower or a Wholly Owned Restricted Subsidiary of the Borrower) to own any Preferred Stock of any Domestic Restricted Subsidiary of the Borrower that is not a Guarantor.

(e) Asset Sales.

(i) From and after the Effective Date, so long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, consummate an Asset Sale unless:

(A) the Borrower or such Restricted Subsidiary, as the case may be, receives consideration therefor at the time of such Asset Sale at least equal to the fair market value at the time of such Asset Sale of the property, assets or stock sold or otherwise disposed of (as determined in good faith by the Borrower’s Board of Directors);

(B) at least 75% of the consideration received by the Borrower or the Restricted Subsidiary, as the case may be, from such Asset Sale shall be in the form of cash, Cash Equivalents and/or Replacement Assets and is received at the time of such disposition; provided that, for purposes of this clause (B), (x) the amount of any liabilities (as shown on the Borrower’s or such Restricted Subsidiary’s most recent balance sheet) of the Borrower or any such Restricted Subsidiary (other than liabilities that are by their terms subordinated in right of payment to the Advances or any Guarantee of a Guarantor) that are assumed by the transferee of any such assets, (y) the fair market value of any securities or other assets received by the Borrower or any such Restricted Subsidiary in exchange for any such assets that are converted into cash or Cash Equivalents within 360 days after such Asset Sale and (z) any Designated Non-cash Consideration received by the Borrower or any of its Restricted Subsidiaries in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received pursuant to this subclause (z) that is at that time outstanding, not to exceed the greater of 1.0% of Total Assets and $50,000,000 at the time of the receipt of such Designated Non-cash Consideration (with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value), in each case shall be deemed to be cash for purposes of this provision; and

(C) upon the consummation of an Asset Sale, prior to the Bridge Facility Maturity Date the Borrower shall apply, or cause such Restricted Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale within 360 days of receipt thereof either:

(1) to permanently reduce Indebtedness under a Bank Facility (including, for the avoidance of doubt, prepayments of Bridge Advances pursuant to Section 2.05(d)) or to permanently repay any secured Indebtedness (other than Subordinated Indebtedness) of the Borrower or any Restricted Subsidiary or any Indebtedness of any Restricted Subsidiary that is not a Guarantor;

(2) to make an investment in properties and assets (including Capital Stock) that replace the properties and assets that were the subject of such Asset Sale or in properties and assets that will be used in the business of the Borrower and its Restricted Subsidiaries (or the Target and its Subsidiaries) as existing on the Effective Date or in businesses reasonably related thereto (“Replacement Assets”);

(3) to repay other Pari Passu Indebtedness; provided that the Borrower shall also equally and ratably reduce Indebtedness under this Agreement by making an offer (in accordance with the procedures set forth below for a Net Proceeds Offer) to all Lenders to purchase the pro rata principal amount of Advances, in each case at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest to the repurchase date; and/or

(4) a combination of prepayment and investment permitted by the foregoing clauses (1) - (3);

provided that, in the case of an investment in Replacement Assets pursuant to clause (2) or (4) above, a binding commitment shall be treated as a permitted application of the Net Cash Proceeds from the date of such commitment and, in the event such binding commitment is later cancelled or terminated for any reason before such Net Cash Proceeds are so applied, the Borrower or such Restricted Subsidiary enters into another binding commitment within 180 days of such cancellation or termination of the prior binding commitment.

(ii) Following the Bridge Facility Maturity Date, pending the final application of such Net Cash Proceeds, the Borrower may temporarily reduce borrowings under the Existing Credit Agreement or any other revolving credit facility or otherwise invest the Net Cash Proceeds in any manner not prohibited by this Agreement. On the 361st day after an Asset Sale or such earlier date, if any, as the Board of Directors of the Borrower or of such Restricted Subsidiary determines not to apply the Net Cash Proceeds relating to such Asset Sale as set forth in clauses (C)(1)-(4) of Section 5.02(e)(i) (each, a “Net Proceeds Offer Trigger Date”), such aggregate amount of Net Cash Proceeds (rounded down to the nearest $1,000) that has not been applied on or before such Net Proceeds Offer Trigger Date as permitted in clauses (C)(1)-(4) of the preceding paragraph or the last provision of this paragraph (each a “Net Proceeds Offer Amount”) shall be applied by the Borrower or such Restricted Subsidiary to make an offer to repay (the “Net Proceeds Offer”) to all Lenders and, to the extent required by the terms of any Pari Passu Indebtedness, to all holders of Pari Passu Indebtedness, on a date not less than 30 nor more than 60 days following the applicable Net Proceeds Offer Trigger Date, from all Lenders (and holders of any such Pari Passu Indebtedness) on a pro rata basis, the maximum amount of Advances and Pari Passu Indebtedness equal to the Net Proceeds Offer Amount at a price equal to 100% of the principal amount of the Advances and Pari Passu Indebtedness to be purchased, plus accrued and unpaid interest thereon, if any, to the date of purchase; provided that, if at any time any non-cash consideration received by the Borrower or any Restricted Subsidiary of the Borrower, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder and the Net Cash Proceeds thereof shall be applied in accordance with this Section 5.02(e).

(iii) The Borrower may defer the Net Proceeds Offer until there is an aggregate unutilized Net Proceeds Offer Amount equal to or in excess of $25,000,000 resulting from one or more Asset Sales (at which time, the entire unutilized Net Proceeds Offer Amount, and not just the amount in excess of $25,000,000, shall be applied as required pursuant to this Section 5.02(e)).

(iv) In the event of the transfer of substantially all (but not all) of the property and assets of the Borrower and its Restricted Subsidiaries as an entirety to a Person in a transaction permitted under Section 5.02(i) which transaction does not constitute a Change of Control, the successor corporation shall be deemed to have sold the properties and assets of the Borrower and its Restricted Subsidiaries not so transferred for purposes of this Section 5.02(e), and shall comply with the provisions of this Section 5.02(e) with respect to such deemed sale as if it were an Asset Sale. In addition, the fair market value of such properties and assets of the Borrower or its Restricted Subsidiaries deemed to be sold shall be deemed to be Net Cash Proceeds for purposes of this Section 5.02(e).

(v) Each Net Proceeds Offer will be sent to the Lenders as shown on the Register within 25 days following the Net Proceeds Offer Trigger Date, with a copy to the Administrative Agent, and shall comply with the procedures set forth in this Agreement. Upon receiving notice of the Net Proceeds Offer, Lenders may elect to tender their Advances in whole or in part (in minimum amounts of $2,000 and integral multiples of $1,000 in excess thereof) in exchange for cash. To the extent Lenders properly tender Advances and holders of Pari Passu Indebtedness properly tender such Pari Passu Indebtedness in an amount exceeding the Net Proceeds Offer Amount, the tendered Advances and Pari Passu Indebtedness will be purchased on a pro rata basis based on the aggregate amount of Advances and Pari Passu Indebtedness tendered (and the Administrative Agent shall arrange for the prepayment of the tendered Advances of tendering Lenders on a pro rata basis based on the amount of Advances and Pari Passu Indebtedness tendered). A Net Proceeds Offer shall remain open for a period of 20 Business Days or such longer or shorter period as may be required or permitted, respectively, by law. If any Net Cash Proceeds remain after the consummation of any Net Proceeds Offer, the Borrower may use those Net Cash Proceeds for any purpose not otherwise prohibited by this Agreement. Upon completion of each Net Proceeds Offer, the amount of Net Cash Proceeds will be reset at zero.

(f) Limitations on Transactions with Affiliates.

(i) From and after the Effective Date, so long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates (each an “Affiliate Transaction”), having a value greater than $10,000,000 other than (x) Affiliate Transactions permitted under Section 5.02(f)(ii) and (y) Affiliate Transactions on terms that are no less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate of the Borrower or such Restricted Subsidiary.

(ii) All Affiliate Transactions (and each series of related Affiliate Transactions which are similar or part of a common plan) involving aggregate payments or other property with a fair market value in excess of $50,000,000 shall be approved by the Board of Directors of the Borrower or such Restricted Subsidiary, as the case may be, such approval to be evidenced by a Board Resolution stating that such Board of Directors has determined that such transaction complies with the foregoing provisions. If the

Borrower or any Restricted Subsidiary of the Borrower enters into an Affiliate Transaction (or a series of related Affiliate Transactions related to a common plan) that involves an aggregate fair market value of more than $50,000,000, the Borrower or such Restricted Subsidiary, as the case may be, shall, prior to the consummation thereof, obtain a favorable opinion as to the fairness of such transaction or series of related transactions to the Borrower or the relevant Restricted Subsidiary, as the case may be, from a financial point of view, from an Independent Financial Advisor and file the same with the Administrative Agent.

(iii) The restrictions set forth in this Section 5.02(f) shall not apply to:

(A) loans, advances and payments of reasonable fees and compensation paid (whether in cash or the issuance of Capital Stock of the Borrower) to and indemnity provided on behalf of, officers, directors, employees or consultants of the Borrower or any Restricted Subsidiary of the Borrower in the ordinary course of business or as determined in good faith by the Borrower’s Board of Directors or senior management;

(B) transactions exclusively between or among the Borrower and any of its Restricted Subsidiaries or exclusively between or among such Restricted Subsidiaries; provided that such transactions are not otherwise prohibited by this Agreement;

(C) any agreement as in effect as of the Effective Date or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) in any replacement agreement thereto so long as any such amendment or replacement agreement, taken as a whole, is not materially more disadvantageous to the Lenders than the original agreement as in effect on the Effective Date;

(D) any transaction on arm’s-length terms with any non-Affiliate that becomes an Affiliate as a result of such transaction;

(E) any employment, consulting and severance arrangements entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(F) the issuance and sale of Qualified Capital Stock;

(G) Permitted Investments and Restricted Payments permitted by this Agreement; and

(H) the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, directors, officers and employees of the Borrower and the Restricted Subsidiaries in the ordinary course of business to the extent attributable to the ownership or operation of the Borrower and the Restricted Subsidiaries.

(g) Limitation on Liens. From and after the Effective Date, so long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit or suffer to exist any Liens of any kind against or upon any property or assets of the Borrower or any of its Restricted Subsidiaries whether owned on the Effective Date or acquired after the Effective Date, or any proceeds therefrom, or assign or otherwise convey any right to receive income or profits therefrom unless:

(i) in the case of Liens securing Subordinated Indebtedness, the Advances or any Guarantee, as the case may be, are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; and

(ii) in all other cases, the Advances or any Guarantee, as the case may be, are equally and ratably secured,

except for:

(A) Liens securing borrowings under a Bank Facility in an amount not to exceed the greater of (x) the amount permitted to be incurred pursuant to and in compliance with Section 5.02(c)(ii)(B) and (y) such amount that at the time of incurrence (or, in the case of Designated Revolving Commitments, on the date such Designated Revolving Commitments are designated as such (but only to the extent and so long as so designated) after giving pro forma effect to the incurrence of the entire amount of Indebtedness designated thereunder, in which case such designated amount under such Designated Revolving Commitments may thereafter be borrowed, repaid and reborrowed, in whole or in part, from time to time, without further compliance with any limitations on Liens set forth in this Section 5.02(g)) and after giving pro forma effect to any such Lien and obligations secured thereunder (including the use of proceeds thereof) the Borrower and its Restricted Subsidiaries shall have a Secured Leverage Ratio less than or equal to 2.0. to 1.0;

(B) Liens existing as of the Effective Date to the extent and in the manner such Liens are in effect on the Effective Date;

(C) Liens securing the Borrower’s and its Restricted Subsidiaries’ obligations under any hedge facility permitted under this Agreement to be entered into by the Borrower and its Restricted Subsidiaries;

(D) Liens securing the Advances and any Guarantees;

(E) Liens in favor of the Borrower or a Wholly Owned Restricted Subsidiary of the Borrower on assets of any Restricted Subsidiary of the Borrower;

(F) Liens securing Refinancing Indebtedness which is incurred to Refinance any Indebtedness which has been secured by a Lien permitted under this Agreement and which has been incurred in accordance with the provisions of this Agreement; provided that such Liens: (i) are no less favorable to the Lenders in any material respect and are not more favorable to the lienholders in any material respect with respect to such Liens than the Liens in respect of the Indebtedness being Refinanced as determined by the Board of Directors of the Borrower in its reasonable and good faith judgment; and (ii) do not extend to or cover any property or assets of the Borrower or any of its Restricted Subsidiaries not securing the Indebtedness so Refinanced; and

(G) Permitted Liens.

(h) Conduct of Business. From and after the Effective Date, so long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower and its Restricted Subsidiaries will not engage in any businesses that are not the same, similar, ancillary, complementary or reasonably related to the businesses in which the Borrower and its Restricted Subsidiaries (or the Target and its Subsidiaries) are engaged on the Effective Date, except to an extent that so doing would not be material to the Borrower and its Restricted Subsidiaries, taken as a whole.

(i) Merger, Consolidation, or Sale of Assets.

(i) From and after the Effective Date, the Borrower will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary of the Borrower to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Borrower’s assets (determined on a consolidated basis for the Borrower and the Borrower’s Restricted Subsidiaries) whether as an entirety or substantially as an entirety to any Person unless:

(A) either:

(1) the Borrower shall be the surviving or continuing corporation; or

(2) the Person (if other than the Borrower) formed by such consolidation or into which the Borrower is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of the Borrower and of the Borrower’s Restricted Subsidiaries substantially as an entirety (the “Surviving Entity”):

(x) shall be an entity organized and validly existing under the laws of the United States or any State thereof or the District of Columbia; provided that the Surviving Entity must be a corporation; and

(y) shall expressly assume, by amendment hereto (in form and substance reasonably satisfactory to the Administrative Agent), executed and delivered to the Administrative Agent, the due and punctual payment of the principal of, and premium, if any, and interest on all of the Advances and the performance of every covenant under this Agreement on the part of the Borrower to be performed or observed;

(B) immediately after giving effect to such transaction and the assumption contemplated by clause (A)(2)(y) of this Section 5.02(i)(i) (including giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction), (A) the Borrower or such Surviving Entity, as the case may be, shall be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to Section 5.02(c)(i) hereof or (B) the applicable Consolidated Fixed Charge Coverage Ratio of the Borrower or the Person formed by or surviving any such consolidation or merger (if other than the Borrower) would be no less than the applicable Consolidated Fixed Charge Coverage Ratio of the Borrower immediately prior to such transaction;

(C) immediately before and immediately after giving effect to such transaction and the assumption contemplated by clause (A)(2)(y) of this Section 5.02(i)(i) (including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred or be continuing; and

(D) the Borrower or the Surviving Entity shall have delivered to the Administrative Agent an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplement to this Agreement is required in connection with such transaction, such supplement complies with the applicable provisions of this Agreement and that all conditions precedent in this Agreement relating to such transaction have been satisfied.

(ii) For purposes of the provisions of Section 5.02(i)(i) hereof, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of the Borrower, in a single or a series of related transactions, which properties and assets, if held by the Borrower instead of such Restricted Subsidiaries, would constitute all or substantially all of the properties and assets of the Borrower on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Borrower.

(iii) Notwithstanding clauses (A), (B) and (C) of Section 5.02(i)(i) hereof, but subject to the proviso in clause (A)(2)(y) of Section 5.02(i)(i), the Borrower may merge with (x) any of its Wholly Owned Restricted Subsidiaries or (y) an Affiliate that is a Person that has no material assets or liabilities and which was organized solely for the purpose of reorganizing the Borrower in another jurisdiction. For the avoidance of doubt, nothing in this Section 5.02(i) shall prevent the Borrower or a Restricted Subsidiary from consummating the Company Conversion.

(j) Limitation on Existing Notes Transactions. From and after the Effective Date, the Borrower will not, and will not permit its Subsidiaries to, (i) directly or indirectly, purchase, redeem, offer to purchase, tender for, solicit consents to amendments with respect to or undertake any other transaction having the effect of the foregoing with respect to the Existing Notes or (ii) take any other action (other than the Transactions) for the primary purpose of affecting the yield on the Existing Notes.

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.01 Events of Default. Any of the following events shall constitute an event of default for purposes of this Agreement solely with respect to the Advances and any Commitments hereunder (an “Events of Default”) (it being understood and agreed that the events of default with respect to the Extended Advances shall be set forth in the Rollover Amendment):

(a) the failure to pay (i) interest on any Advances, (ii) any fees payable pursuant to Section 2.06 or (iii) the Conversion Fee, in each case when the same becomes due and payable and the default continues for a period of five Business Days; or

(b) the failure to pay the principal on any Advances when such principal becomes due and payable; or

(c) a default in the observance or performance of any other covenant or agreement contained in this Agreement (other than any Demand Failure of the type contemplated by clause (ii) of the definition thereof) which default continues for a period of 60 days after the Borrower receives written notice specifying the default (and demanding that such default be remedied) from the Administrative Agent or Lenders who hold at least 25% of the outstanding principal amount of the Advances (except in the case of a default with respect to Section 5.02(i), which will constitute an Event of Default with such notice requirement but without such passage of time requirement); or

(d) the failure to pay at final maturity (giving effect to any applicable grace periods and any extensions thereof) the stated principal amount of any Indebtedness of the Borrower or any Restricted Subsidiary of the Borrower, or the acceleration of the final stated maturity of any such Indebtedness (which acceleration is not rescinded, annulled or otherwise cured within 30 days of receipt by the Borrower or such Restricted Subsidiary of notice of any such acceleration) if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final stated maturity or which has been so accelerated (in each case with respect to which the 30-day period described above has passed), equals $100,000,000 or more at any time; or

(e) one or more judgments in an aggregate amount in excess of $100,000,000 shall have been rendered against the Borrower or any of its Restricted Subsidiaries and such judgments remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and non-appealable; or

(f) the Borrower or any of its Restricted Subsidiaries that is a Material Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Material Subsidiary pursuant to or within the meaning of any applicable Debtor Relief Law:

(i) commences a voluntary case,

(ii) consents to the entry of an order for relief against it in an involuntary case,

(iii) consents to the appointment of a custodian for it or for all or substantially all of their property,

(iv) makes a general assignment for the benefit of its creditors, or

(v) makes an admission in writing of its inability to pay its debts as they become due; or

(g) a court of competent jurisdiction enters an order or decree under any Debtor Relief Law that:

(i) is for relief against the Borrower or any of its Restricted Subsidiaries that is a Material Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Material Subsidiary in an involuntary case,

(ii) appoints a custodian of the Borrower or any of its Restricted Subsidiaries that is a Material Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Material Subsidiary or for all or substantially all of the property of the Borrower or any of its Restricted Subsidiaries that is a Material Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Material Subsidiary, or

(iii) orders the liquidation of the Borrower or any of its Restricted Subsidiaries that is a Material Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Material Subsidiary; and the order or decree remains unstayed and in effect for 60 consecutive days; or

(h) this Agreement or any other Loan Document shall cease to be valid and enforceable against the Borrower (except to the extent it is terminated in accordance with its terms) or the Borrower shall so assert in writing; or

(i) any Guarantee of a Guarantor that is a Material Subsidiary (or group of Guarantors that would constitute a Material Subsidiary) or any material provision thereof ceases to be in full force and effect or any Guarantee of a Guarantor is declared to be null and void and unenforceable or any Guarantee of a Guarantor is found to be invalid or any Guarantor denies its liability under its Guarantee (other than by reason of release of a Guarantor in accordance with the terms of this Agreement).

Other than as set forth in Section 3.04, if any of the foregoing Events of Default shall have occurred and be continuing, the Administrative Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the obligation of each Lender to make Advances to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Advances, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, (but for the avoidance of doubt, always subject to Section 3.04) that in the event of an Event of Default (but, during the Certain Funds Period, only a Certain Funds Event of Default) under Section 6.01(f) or Section 6.01(g), (A) the Commitment of each Lender shall automatically be terminated and (B) the Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

Notwithstanding anything in this Agreement to the contrary, for a period commencing on the Closing Date and ending on the date falling 90 days after the Closing Date (the “Clean-up Date”), notwithstanding any other provision of any Loan Document, any breach of covenants, misrepresentation or other default which arises with respect to the Target Group will be deemed not to be a breach of representation or warranty, a breach of covenant or an Event of Default, as the case may be, if:

(i) it is capable of remedy and reasonable steps are being taken to remedy it;

(ii) the circumstances giving rise to it have not knowingly been procured by or approved by the Borrower; and

(iii) it is not reasonably likely to have a material adverse effect on the Borrower and its Subsidiaries, on a consolidated basis.

If the relevant circumstances are continuing on or after the Clean-up Date, there shall be a breach of representation or warranty, breach of covenant or Event of Default, as the case may be, notwithstanding the above.

ARTICLE VII

THE AGENTS

SECTION 7.01 Authorization and Action. Each Lender hereby irrevocably appoints JPMorgan Chase Bank, N.A. (or an Affiliate thereof designated by it) to act on its behalf as the Administrative Agent hereunder and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article VII (other than the third sentence of Section 7.04, the second and third sentences of Section 7.06(a), the second sentence of Section 7.06(b) and the third sentence of Section 7.06(c)) are solely for the benefit of the Administrative Agent and the Lenders, and the Borrower shall not have rights as a third party beneficiary of any of such provisions (other than the third sentence of Section 7.04).

SECTION 7.02 Administrative Agent Individually. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity as a Lender. Such Person and its Affiliates may accept deposits from, own securities of, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any of its Subsidiaries or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 7.03 Duties of Administrative Agent; Exculpatory Provisions.

(a) The Administrative Agent’s duties hereunder and under the other Loan Documents are solely ministerial and administrative in nature, and the Administrative Agent shall not have any duties or obligations except those expressly set forth herein or in any other Loan Document. Without limiting the generality of the foregoing, the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers but shall be required to act or refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written direction of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in any other Loan Document); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent or any of its Affiliates to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt, any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law.

(b) The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 9.01 or 6.01) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until the Borrower or any Lender shall have given notice to the Administrative Agent describing such Default or Event of Default.

(c) Neither the Administrative Agent nor any other Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty, representation or other information made or supplied in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith or the adequacy, accuracy and/or completeness of the information contained therein, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than (but subject to the foregoing clause (ii)) to confirm receipt of items expressly required to be delivered to the Administrative Agent.

(d) Nothing in this Agreement or any other Loan Document shall require the Administrative Agent or any of its Related Parties to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender, and each Lender confirms to the Administrative Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Administrative Agent or any of its Related Parties.

SECTION 7.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the Effective Date or the making of any Advance on the Closing Date that by its terms must be fulfilled to the satisfaction of a Lender, each Lender shall be deemed to have consented to, approved and accepted the satisfaction of such condition unless (i) an officer of the Administrative Agent responsible for the transactions contemplated hereby shall have received notice to the contrary from such Lender prior to the occurrence of the Effective Date or the making of such Advance on the Closing Date, as applicable, and (ii) in the case of a condition to the making of an Advance, such Lender shall not have made available to the Administrative Agent such Lender’s ratable portion of such Borrowing. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 7.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder by or through any one or more sub agents appointed by the Administrative Agent. The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. Each such sub agent and the Related Parties of the Administrative Agent and each such sub agent shall be entitled to the benefits of all provisions of this Article VII and Section 9.04 (as though such subagents were the “Administrative Agent” under this Agreement) as if set forth in full herein with respect thereto.

SECTION 7.06 Resignation of Administrative Agent.

(a) The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right (with the consent of the Borrower; provided that no consent of the Borrower shall be required if an Event of Default has occurred and is continuing), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders (and with the consent of the Borrower; provided that no consent of the Borrower shall be required if an Event of Default has occurred and is continuing), appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, such Person shall automatically and without the taking of any action by any Person, be removed as Administrative Agent on the date that is 30 days following the date such Person became a Defaulting Lender (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”). In connection therewith, the Required Lenders (with the consent of the Borrower;

provided that no consent of the Borrower shall be required if an Event of Default has occurred and is continuing) shall appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment on or prior to the Removal Effective Date, then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (ii) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder and under the other Loan Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article VII and Section 9.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

SECTION 7.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

SECTION 7.08 Indemnification. The Lenders agree to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower), ratably according to the respective principal amounts of the Advances made by each of them (or, if no Advances are at the time outstanding, ratably according to the respective amounts of their Commitments), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Administrative Agent under this Agreement, in each case, acting in the capacity of Administrative Agent; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including reasonable counsel fees) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Administrative Agent is not promptly reimbursed for such expenses by the Borrower.

SECTION 7.09 Other Agents. None of the Lenders identified on the facing page or signature pages of this Agreement as an “arranger” or “book runner” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

ARTICLE VIII

GUARANTEE

SECTION 8.01 Guarantee. Each Guarantor, on a joint and several basis, absolutely, unconditionally and irrevocably guarantees to the Administrative Agent for the ratable benefit of the Lender Parties (the “Guarantee”), as a guarantee of payment and not merely as a guarantee of collection, prompt payment when due, whether at stated maturity, upon acceleration, demand or otherwise, and at all times thereafter, of all existing and future indebtedness and liabilities, whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise, direct or indirect, absolute or contingent, liquidated or unliquidated, voluntary or involuntary, of the Borrower to the Lenders and the Administrative Agent (collectively, the “Lender Parties”) arising under this Agreement or any other Loan Document, including all renewals, extensions and modifications thereof (collectively, the “Guaranteed Obligations”). This Guarantee shall not be affected by the genuineness, validity, regularity or enforceability of the Guaranteed Obligations or any instrument or agreement evidencing any Guaranteed Obligations, or by the existence, validity, enforceability, perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Guaranteed Obligations which might otherwise constitute a defense to the obligations of the Guarantor under this Guarantee (other than payment in full in cash).

SECTION 8.02 No Termination. Except as permitted under Section 8.09, this Guarantee is a continuing and irrevocable guaranty of all Guaranteed Obligations now or hereafter existing and shall remain in full force and effect until all Guaranteed Obligations (other than contingent indemnification obligations not yet due and payable) and any other amounts payable under this Guarantee are indefeasibly paid and performed in full and the Commitments have terminated.

SECTION 8.03 Waiver by the Guarantors. Each Guarantor waives notice of the acceptance of this Guarantee and of the extension or continuation of the Guaranteed Obligations or any part thereof. Each Guarantor further waives presentment, protest, notice, dishonor or default, demand for payment and any other notices to which the Guarantor might otherwise be entitled other than any notice required hereunder.

SECTION 8.04 Subrogation. No Guarantor shall exercise any right of subrogation, reimbursement, exoneration, indemnification or contribution, any right to participate in any claim or remedy of the Lender Parties or any similar right with respect to any payment it makes under this Guarantee with respect to the Guaranteed Obligations until all of the Guaranteed Obligations (other than contingent indemnification obligations not yet due and payable) have been paid in full in cash and the Commitments have terminated. If any amount is paid to the Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Lender Parties and shall forthwith be paid to the Lender Parties to reduce the amount of the Guaranteed Obligations, whether matured or unmatured.

SECTION 8.05 Waiver of Defenses. The liability of each Guarantor under this Guarantee shall be irrevocable, absolute and unconditional irrespective of, and to the extent not prohibited by applicable law, the Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:

(a) any lack of validity or enforceability against the Borrower of this Agreement or any agreement or other instrument relating thereto;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other obligation of the Borrower under or in respect of this Agreement or any other amendment or waiver of or any consent to departure from this Agreement, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to the Borrower or any of its Subsidiaries or otherwise;

(c) any taking, exchange, release or non-perfection of any collateral or any taking, release or amendment or waiver of, or consent to departure from, any other guaranty for all or any of the Guaranteed Obligations;

(d) any manner of application of collateral, if any, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any collateral for all or any of the Guaranteed Obligations or any other asset of the Borrower or any of its Subsidiaries;

(e) any change, restructuring or termination of the corporate structure or existence of the Borrower or any of its Subsidiaries;

(f) any failure of the Administrative Agent or any Lender to disclose to a Guarantor any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower now or hereafter known to the Administrative Agent or such Lender (each Guarantor waiving any duty on the part of the Administrative Agent and the Lenders to disclose such information);

(g) the release or reduction of liability of any other Guarantor or other guarantor or surety with respect to the Guaranteed Obligations; or

(h) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by the Administrative Agent or any Lender that might otherwise constitute a defense available to, or a discharge of, the Borrower, any Guarantor or any other guarantor or surety (other than defense of payment in full in cash).

This Guarantee shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by any Lender Party or any other Person upon the insolvency, bankruptcy or reorganization of the Borrower or any other Loan Party or otherwise, all as though such payment had not been made.

SECTION 8.06 Exhaustion of Other Remedies Not Required. The obligations of each Guarantor hereunder are those of primary obligor, and not merely as surety. Each Guarantor waives diligence by the Lender Parties and action on delinquency in respect of the Guaranteed Obligations or any part thereof, including, without limitation, any provision of law requiring the Lender Parties to exhaust any right or remedy or to take any action against the Borrower, any other guarantor or any other Person or property before enforcing this Guarantee against such Guarantor.

SECTION 8.07 Stay of Acceleration. If acceleration of the time for payment of any of the Guaranteed Obligations is stayed, upon any action or proceeding, of the Borrower or any other Person, or otherwise, all such amounts shall nonetheless be payable by the Guarantors immediately upon demand by the Administrative Agent as and to the extent that the Administrative Agent has the right to demand such amounts pursuant to Section 6.01 hereof.

SECTION 8.08 Guarantors May Consolidate, Etc., on Certain Terms. Except as otherwise provided in this Section 8.08, a Guarantor may not sell or otherwise dispose of all or substantially all of its assets, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, other than the Borrower or another Guarantor, unless:

(a) immediately after giving effect to such transactions, no Default or Event of Default exists; and

(b) either:

(i) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under this Agreement and its Guarantee pursuant to a supplement satisfactory to the Administrative Agent; or

(ii) the Net Cash Proceeds of any such sale or other disposition of a Guarantor are applied in accordance with the provisions of Section 2.05(d)(iii) hereof.

In case of any such consolidation, merger, sale or conveyance and upon the assumption by the successor Person, by agreement, executed and delivered to the Administrative Agent and reasonably satisfactory in form and substance to the Administrative Agent, of the Guarantee and the due and punctual performance of all of the covenants and conditions of this Agreement to be performed by the Guarantor, such successor Person shall succeed to and be substituted for the Guarantor with the same effect as if it had been named herein as a Guarantor. All the Guarantees so issued shall in all respects have the same legal rank and benefit under this Agreement as the Guarantees theretofore and thereafter issued in accordance with the terms of this Agreement as though all such Guarantees had been issued at the date of the execution hereof.

Except as set forth in Section 5.02(i) hereof, and notwithstanding clauses (a) and (b) above, nothing contained in this Agreement shall prevent any consolidation or merger of a Guarantor with or into the Borrower or another Guarantor, or shall prevent any sale or conveyance of the property of a Guarantor as an entirety or substantially as an entirety to the Borrower or another Guarantor.

SECTION 8.09 Releases Following Sale of Assets and Other Events. Any Guarantor shall be automatically and unconditionally released and relieved of any obligations under its Guarantee without any further action on the part of the Administrative Agent or any Lender:

(a) in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) a Restricted Subsidiary, if the Net Cash Proceeds of such sale or other disposition are applied in accordance with the provisions of Section 2.05(d)(iii) hereof;

(b) in connection with any sale of all of the Capital Stock of a Guarantor to a Person that is not (either before or after giving effect to such transaction) a Restricted Subsidiary, if the Net Cash Proceeds of such sale are applied in accordance with the provisions of Section 2.05(d)(iii) hereof;

(c) in connection with any transaction following which the applicable Guarantor is no longer a Restricted Subsidiary immediately after giving effect to such transaction if the Net Cash Proceeds of such transaction are applied in accordance with the provisions of Section 2.05(d)(iii) hereof; or

(d) upon the discharge or release of all guarantees of such Guarantor, and all pledges of property or assets of such Guarantor securing all other Indebtedness of the Borrower and the Restricted Subsidiaries, which resulted in the creation of such Guarantee pursuant to Section 5.01(i).

Upon delivery to the Administrative Agent of an officers’ certificate and an opinion of counsel (which may be subject to certain qualifications) to the effect that such sale or other disposition was made by the Borrower in accordance with the provisions of this Agreement, including without limitation Section 5.02(e) hereof, the Administrative Agent shall execute any documents reasonably required in order to evidence the release of any Guarantor from its obligations under its Guarantee.

Any Guarantor not released from its obligations under its Guarantee shall remain liable for the full amount of principal of and interest on the Advances and for the other obligations of any Guarantor under this Agreement as provided in this Article VIII.

SECTION 8.10 Release of a Guarantor. Any Guarantor that is designated by the Board of Directors of the Borrower as an Unrestricted Subsidiary in accordance with the terms of this Agreement shall, at such time, be deemed automatically and unconditionally released from and discharged of its obligations under its Guarantee without any further action on the part of the Administrative Agent or any Lender. The Administrative Agent shall deliver an appropriate instrument evidencing such release upon receipt of the Borrower’s request for such release accompanied by an officers’ certificate certifying as to the compliance with this Section 8.10.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01 Amendments, Etc.

(a) No amendment or waiver of any provision of this Agreement, nor consent to any departure by a Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders and the Loan Parties and acknowledged by the Administrative Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing, do any of the following:

(i) waive any of the conditions specified in Section 3.01, 3.02 or 3.03 unless signed by each Lender directly and adversely affected thereby;

(ii) increase or extend the Commitments of a Lender or subject a Lender to any additional obligations, unless signed by such Lender;

(iii) reduce the principal of, or stated rate of interest on, the Advances, the stated rate at which any fees hereunder are calculated or any other amounts payable hereunder, unless signed by each Lender directly and adversely affected thereby; provided that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Interest” or to waive any obligation of the Borrower to pay Default Interest;

(iv) postpone any date fixed for any payment of principal of, or interest on, the Advances or any fees or other amounts payable hereunder, unless signed by each Lender directly and adversely affected thereby;

(v) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Advances, or the number of Lenders, that, in each case, shall be required for the Lenders or any of them to take any action hereunder, unless signed by all Lenders;

(vi) impose restrictions on the conversion of Extended Advances into Exchange Notes or alter the rate of such exchange or amend, modify or waive the terms of the Exchange Notes in any manner that requires (or would, if the Exchange Notes were outstanding, require) the approval of all holders of Exchange Notes; or

(vii) amend this Section 9.01, unless signed by all Lenders;

and provided, further that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement. Notwithstanding the foregoing, the Administrative Agent and the Borrower may amend any Loan Document to correct any errors, mistakes, omissions, defects or inconsistencies, or to effect administrative changes that are not adverse to any Lender, and such amendment shall become effective without any further consent of any other party to such Loan Document other than the Administrative Agent and the Borrower.

(b) If, in connection with any proposed amendment, waiver or consent requiring the consent of “all Lenders,” “each Lender” or “each Lender directly and adversely affected thereby,” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then the Borrower may elect to replace a Non-Consenting Lender as a Lender party to this Agreement; provided that, concurrently with such replacement, (i) another bank or other entity (which is reasonably satisfactory to the Borrower and the Administrative Agent) shall agree, as of such date, to purchase at par for cash the Advances and other obligations due to the Non-Consenting Lender pursuant to an Assignment and Acceptance and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date, and (ii) the Borrower shall pay to such Non-Consenting Lender in same day funds on the day of such replacement all principal, interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Borrower to and including the date of termination. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 9.02 Notices, Etc.

(a) All notices and other communications provided for hereunder shall be in writing (including telecopier) and mailed, telecopied or delivered, if to the Borrower or the Administrative Agent, to the address, telecopier number or if applicable, electronic mail address, specified for such Person on Schedule II; or, as to the Borrower or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrower and the Administrative Agent. All such notices and communications shall, when mailed or telecopied, be effective three Business Days after being deposited in the mails, postage prepaid, or upon confirmation of receipt (except that if electronic confirmation of receipt is received at a time that the recipient is not open for business, the applicable notice or communication shall be effective at the opening of business on the next business day of the recipient), respectively, except that notices and communications to the Administrative Agent pursuant to Article II, III or VII shall not be effective until received by the Administrative Agent. Delivery by telecopier or other electronic communication of an executed counterpart of any amendment or waiver of any provision of this Agreement or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof.

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that, if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Each Lender agrees that notice to it (as provided in the next sentence) (a “Notice”) specifying that any communication has been posted to the Platform shall constitute effective delivery of such information, documents or other materials to such Lender for purposes of this Agreement. Each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and state securities laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(e) If any notice required under this Agreement is permitted to be made, and is made, by telephone, actions taken or omitted to be taken in reliance thereon by the Administrative Agent or any Lender shall be binding upon the Borrower notwithstanding any inconsistency between the notice provided by telephone and any subsequent writing in confirmation thereof provided to the Administrative Agent or such Lender; provided that any such action taken or omitted to be taken by the Administrative Agent or such Lender shall have been in good faith and in accordance with the terms of this Agreement.

(f) With respect to notices and other communications hereunder from the Borrower to any Lender, the Borrower shall provide such notices and other communications to the Administrative Agent, and the Administrative Agent shall promptly deliver such notices and other communications to any such Lender in accordance with subsection (b) above or otherwise.

SECTION 9.03 No Waiver; Remedies. No failure on the part of any Lender or the Administrative Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by applicable law.

SECTION 9.04 Costs and Expenses.

(a) The Borrower agrees to pay, upon demand, all reasonable and documented out-of-pocket costs and expenses of each Agent in connection with the preparation, execution, delivery, administration, modification and amendment of this Agreement and the other documents to be delivered hereunder, including, (i) all due diligence, syndication (including printing and distribution), duplication and messenger costs and (ii) the reasonable and documented fees and expenses of a single primary counsel (and a local counsel in each relevant jurisdiction) for the Administrative Agent with respect thereto and with respect to advising the Agents as to their respective rights and responsibilities under this Agreement. The Borrower further agrees to pay, upon demand, all reasonable and documented out-of-pocket costs and expenses of the Agents and the Lenders, if any, in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement and the other documents to be delivered hereunder, including, without limitation, reasonable and documented fees and expenses of a single primary counsel and an additional single local counsel in any local jurisdictions for the Agents and the Lenders and, in the case of an actual or perceived conflict of interest where the Administrative Agent notifies the Borrower of the existence of such conflict, one additional counsel, in connection with the enforcement of rights under this Agreement.

(b) The Borrower agrees to indemnify and hold harmless each Agent and each Lender and each of their Affiliates and their respective officers, directors, employees, agents and advisors (each, an

“Indemnified Party”) from and against any and all claims, damages, losses, penalties, liabilities and expenses (provided that the Borrower’s obligations to the Indemnified Parties in respect of fees and expenses of counsel shall be limited to the reasonable fees and expenses of one counsel for all Indemnified Parties, taken together (and, if reasonably necessary, one local counsel in any relevant jurisdiction), and, solely in the case of an actual or potential conflict of interest, of one additional counsel for all Indemnified Parties, taken together (and, if reasonably necessary, one local counsel in any relevant jurisdiction) (all such claims, damages, losses, penalties, liabilities and reasonable expenses being, collectively, the “Losses”) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of, or in connection with the preparation for a defense of, any investigation, litigation or proceeding arising out of, related to or in connection with (i) this Agreement, any of the transactions contemplated hereby or the actual or proposed use of the proceeds of the Advances or (ii) the actual or alleged presence of Hazardous Materials on any property of the Borrower or any of its Subsidiaries or any Environmental Liability relating in any way to the Borrower or any of its Subsidiaries, in each case whether or not such investigation, litigation or proceeding is brought by the Borrower, its directors, shareholders or creditors or an Indemnified Party or any other Person or any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated, except to the extent Losses (A) are found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnified Party or any of its Affiliates (including any breach of its obligations under this Agreement), (B) result from any dispute between an Indemnified Party and one or more other Indemnified Parties (other than against an Agent or Arranger acting in such a role) or (C) result from the claims of one or more Lenders solely against one or more other Lenders (and not claims by one or more Lenders against any Agent acting in its capacity as such except, in the case of Losses incurred by any Agent or any Lender as a result of such claims, to the extent such Losses are found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence, bad faith or willful misconduct (including any breach of its obligations under this Agreement)) not attributable to any actions of the Borrower or any of its Subsidiaries and for which none of the Borrower or any of its Subsidiaries otherwise has any liability. The Borrower further agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract, tort or otherwise) to the Borrower or any of its shareholders or creditors for or in connection with this Agreement or any of the transactions contemplated hereby or the actual or proposed use of the proceeds of the Advances, except to the extent such liability is found in a final nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence, bad faith or willful misconduct (including any breach of its obligations under this Agreement). In no event, however, shall any Indemnified Party be liable on any theory of liability for any special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings). Notwithstanding the foregoing, this Section 9.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) If any payment of principal of any Advance is made by the Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Advance, as a result of (i) a payment pursuant to Section 2.10, (ii) acceleration of the maturity of the Advances pursuant to Section 6.01, (iii) a payment by an Eligible Assignee to any Lender other than on the last day of the Interest Period for such Advance upon an assignment of the rights and obligations of such Lender under this Agreement pursuant to Section 9.07 as a result of a demand by the Borrower pursuant to Section 9.07(a) or (iv) for any other reason, the Borrower shall, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional reasonable losses, costs or expenses that it may reasonably incur as a result of such payment, including, without limitation, any reasonable loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.

(d) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in Sections 2.11, 2.14 and 9.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder.

SECTION 9.05 Right of Setoff. Subject to Section 3.04, upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Administrative Agent to declare the Advances due and payable pursuant to the provisions of Section 6.01, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) other than any deposit in an Escrow Account before the Commitment Termination Date at any time held and other indebtedness at any time owing by such Lender or such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement, whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. Each Lender agrees promptly to notify the Borrower after any such setoff and application is made by such Lender; provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Lender and its Affiliates under this Section 9.05 are in addition to other rights and remedies (including, without limitation, other rights of setoff) that such Lender and its Affiliates may have.

SECTION 9.06 Binding Effect. This Agreement shall become effective upon the satisfaction (or waiver in accordance with Section 9.01) of the conditions set forth in Section 3.01 and, thereafter, shall be binding upon and inure to the benefit of, and be enforceable by, the Loan Parties, the Administrative Agent and each Lender and their respective successors and permitted assigns, except that the Loan Parties shall have no right to assign their rights hereunder or any interest herein without the prior written consent of each Lender, and any purported assignment without such consent shall be null and void.

SECTION 9.07 Assignments and Participations.

(a) Each Lender may, with the consent of the Borrower and the Administrative Agent, which consents shall not be unreasonably withheld or delayed (it being agreed that notwithstanding anything herein, including the proviso set forth below, (x) prior to the Effective Date, the Borrower may withhold such consent in its sole discretion and (y) during the Certain Funds Period the Borrower may withhold such consent in its sole discretion unless a Certain Funds Event of Default has occurred and is continuing) and, in the case of the Borrower, (A) shall not be required while an Event of Default (or during the Certain Funds Period a Certain Funds Event of Default) has occurred and is continuing and (B) shall be deemed given if the Borrower shall not have objected within 10 Business Days following its receipt of notice of such assignment (and, within five days after demand by the Borrower (with a copy of such demand to the Administrative Agent) to (i) any Defaulting Lender, (ii) any Lender) that has made a demand for payment pursuant to Section 2.11 or 2.14, (iii) any Lender that has asserted pursuant to Section 2.08(b) or 2.12 that it is impracticable or unlawful for such Lender to make Advances or (iv) any Non-Consenting Lender, such Lender will), assign to one or more Persons (other than natural persons) all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment and the Advances owing to it); provided, however, that:

(i) such consent shall not be required in the case of an assignment to any other Lender or an Affiliate of any Lender if, subsequent thereto and prior to the Bridge Facility Maturity Date, the Initial Lenders would hold, in the aggregate, at least 51% of the unused Commitments and aggregate outstanding principal amount of Advances; provided, that notice thereof shall have been given to the Borrower and the Administrative Agent;

(ii) each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement;

(iii) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender or an assignment of all of a Lender’s rights and obligations under this Agreement, the amount of the Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall be an integral multiple of $1,000,000;

(iv) each such assignment shall be to an Eligible Assignee;

(v) each such assignment made as a result of a demand by the Borrower pursuant to this Section 9.07(a) shall be arranged by the Borrower with the approval of the Administrative Agent (which approval shall not be unreasonably withheld or delayed) and shall be either an assignment of all of the rights and obligations of the assigning Lender under this Agreement or an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments that, in the aggregate, cover all of the rights and obligations of the assigning Lender under this Agreement;

(vi) no Lender shall be obligated to make any such assignment as a result of a demand by the Borrower pursuant to this Section 9.07(a), (1) so long as an Event of Default shall have occurred and be continuing and (2) unless and until such Lender shall have received one or more payments from one or more Eligible Assignees in an aggregate amount at least equal to the aggregate outstanding principal amount of the Advances owing to such Lender, together with accrued interest thereon to the date of payment of such principal amount, and from the Borrower or one or more Eligible Assignees in an aggregate amount equal to all other amounts accrued to such Lender under this Agreement (including, without limitation, any amounts owing under Sections 2.11, 2.14 or 9.04(c)) and (3) unless and until the Borrower shall have paid (or caused to be paid) to the Administrative Agent a processing and recordation fee of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and

(vii) the parties to each such assignment (other than, except in the case of a demand by the Borrower pursuant to this Section 9.07(a), the Borrower) shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance and, if such assignment does not occur as a result of a demand by the Borrower pursuant to this Section 9.07(a) (in which case the Borrower shall pay the fee required by subclause (vi)(3) of this Section 9.07(a)), a processing and recordation fee of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement, except that such assigning Lender shall continue to be entitled to the benefit of Section 9.04(a) and (b) with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(b) By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows:

(i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto;

(ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto;

(iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01(e) and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance;

(iv) such assignee will, independently and without reliance upon any Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement;

(v) such assignee confirms that it is an Eligible Assignee;

(vi) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto; and

(vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender.

(c) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit B hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower.

(d) The Administrative Agent, acting solely for this purpose as the agent of the Borrower, shall maintain at its address referred to in Section 9.02(a) a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount (and stated interest) of the Advances owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(e) Each Lender may sell participations to one or more banks or other entities (other than the Borrower or any of its Affiliates or any natural person) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment and the Advances owing to it) without the consent of the Administrative Agent or the Borrower; provided, however, that:

(i) such Lender’s obligations under this Agreement (including, without limitation, its Commitment) shall remain unchanged;

(ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations;

(iii) such Lender shall remain the Lender of any such Advance for all purposes of this Agreement;

(iv) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement; and

(v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of this Agreement, or any consent to any departure by the Borrower herefrom or therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or stated rate of interest on, the Advances or the stated rate at which any other amounts payable hereunder are calculated, in each case to the extent subject to such participation, or postpone any date fixed for any payment of principal of, or interest on, the Advances or any other amounts payable hereunder, in each case to the extent subject to such participation.

Each Lender shall promptly notify the Borrower after any sale of a participation by such Lender pursuant to this Section 9.07(e); provided that the failure of such Lender to give notice to the Borrower as provided herein shall not affect the validity of such participation or impose any obligations on such Lender or the applicable participant.

Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Advances or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any Commitments, Advances or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Advance or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

Each participant shall be entitled to the benefits of Sections 2.11 and 2.14 (subject to the requirements and limitations therein, including the requirements set forth in Section 2.14(f) (it being understood that the documentation required under Section 2.14(f) shall be delivered to the participating Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to this Section 9.07; provided that such participant agrees to be subject to the provisions of Section 9.07 as if it were an assignee. A participant shall not be entitled to receive any greater payment under Section 2.11 or 2.14 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, unless the Borrower is notified of the participation sold to such participant and the sale of the participation to such participant is made with the Borrower’s prior written consent (not to be unreasonably withheld or delayed).

(f) Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.07, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any Information relating to the Borrower or any of its Subsidiaries received by it from such Lender as more fully set forth in Section 9.08.

(g) Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, its Commitment and the Advances owing to it) to secure obligations of such Lender, including, without limitation, any pledge or assignment to secure obligations in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System or any central bank having jurisdiction over such Lender.

SECTION 9.08 Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it or its Affiliates (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (provided that the Administrative Agent or such Lender, as applicable, agrees that it will, to the extent practicable and other than with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority, notify the Borrower promptly thereof, unless such notification is prohibited by law, rule or regulation), (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or any action or proceeding relating to this Agreement or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 9.08, to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective party (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives) to any swap or derivative or similar transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (iii) any rating agency, or (iv) the CUSIP Service Bureau or any similar organization, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 9.08 or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a non-confidential basis from a source other than the Borrower. Each Lender acknowledges that its ability to disclose information concerning the Transactions is restricted by the City Code and the Panel and that this Section 9.08 is subject to those restrictions.

For purposes of this Section 9.08, “Information” means this Agreement and the other Loan Documents and all information received from the Borrower or any of its Subsidiaries relating to the Borrower, any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by the Borrower or any of its Subsidiaries. Any Person required to maintain the confidentiality of Information as provided in this Section 9.08 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.09 Debt Syndication during the Certain Funds Period. Each of the Lenders and the Administrative Agent confirms that it is aware of the terms and requirements of Practice Statement No. 25 (Debt Syndication during Offer Periods) issued by the Panel.

SECTION 9.10 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 9.11 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier, facsimile or in a .pdf or similar file shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.12 Jurisdiction, Etc.

(a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court sitting in New York County or any Federal court of the United States of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined in any such New York State court or, to the extent permitted by law, in any such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

SECTION 9.13 Patriot Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of the Loan Parties and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Loan Parties in accordance with the Patriot Act. The Loan Parties shall provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Administrative Agent or any Lenders in order to assist the Administrative Agent and the Lenders in maintaining compliance with the Patriot Act.

SECTION 9.14 No Advisory or Fiduciary Responsibility. In its capacity as an Agent or a Lender, (a) no Agent or Lender has any responsibility except as set forth herein and (b) no Agent or Lender shall be subject to any fiduciary duties or other implied duties (to the extent permitted by law to be waived). The Borrower agrees that it will not take any position or bring any claim against any Agent or any Lender that is contrary to the preceding sentence.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof), the Borrower acknowledges and agrees that: (i) the arranging and other services regarding this Agreement provided by the Agents and the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Agents and the Lenders, on the other hand; (ii) each Agent and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor or agent for the Borrower or any of its Affiliates, or any other Person; and (iii) the Agents, the Lenders and each of their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and no Agent or Lender has any obligation to disclose any of such interests to the Borrower or its Affiliates.

SECTION 9.15 Waiver of Jury Trial. Each of the Borrower, the Administrative Agent and the Lenders hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of the Administrative Agent or any Lender in the negotiation, administration, performance or enforcement thereof.

SECTION 9.16 Conversion of Currencies. If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

The obligations of the Loan Parties in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. The obligations of the Borrower contained in this Section 9.16 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

EQUINIX, INC., as Borrower

By:	/s/ Keith Taylor
	Name:	Keith Taylor
	Title:	Chief Financial Officer

[Signature Page to Equinix, Inc. Bridge Credit Agreement]

JPMORGAN CHASE BANK, N.A., as Administrative Agent and a Lender

By:	/s/ Bruce S. Borden
	Name:	Bruce S. Borden
	Title:	Executive Director

[Signature Page to Equinix, Inc. Bridge Credit Agreement]

Schedule I

Commitments

Lender	Commitment
JPMorgan Chase Bank, N.A.	£875,000,000

Total:	£875,000,000

Schedule II

Administrative Agent’s Office; Certain Addresses for Notices

BORROWER AND EACH OTHER LOAN PARTY:

Care of:

Equinix, Inc.

One Lagoon Drive, 4th Floor

Redwood City, CA 94065

Attention: Chief Financial Officer

Telephone: (650) 598-6000

Telecopier: (650) 598-6900

Electronic Mail: ktaylor@equinix.com

Website Address: www.equinix.com

with a copy to:

Equinix, Inc.

One Lagoon Drive, 4th Floor

Redwood City, CA 94065

Attention: General Counsel

Telephone: (650) 598-6000

Facsimile: (650) 598-6900

ADMINISTRATIVE AGENT:

Care of:

J.P. Morgan Europe Limited

25 Bank Street

Canary Wharf

London E14 5JP

Fax: +44 (0)207 777 2360

Telephone: +44 (0)207 134 8188

Email: loan_and_agency_london@jpmorgan.com

Attention: The Manager

Schedule 4.01(m)

Subsidiaries and Equity Investments

Part (a)

Name	Jurisdiction

Equinix LLC	Delaware, U.S.
Equinix (US) Enterprises, Inc.	Delaware, U.S.
Equinix South America Holdings, LLC	Delaware, U.S.
Equinix RP II LLC	Delaware, U.S.
CHI 3, LLC	Delaware, U.S.
NY3, LLC	Delaware, U.S.
SV1, LLC	Delaware, U.S.
LA4, LLC	Delaware, U.S.
NY2 Hartz Way, LLC	Delaware, U.S.
Equinix Pacific LLC	Delaware, U.S.
CHI 3 Procurement, LLC	Illinois, U.S.
Equinix Asia Pacific Pte Ltd	Singapore
Equinix Singapore Holdings Pte Ltd	Singapore
Equinix Singapore Pte Ltd	Singapore
Equinix (Singapore) Enterprises Pte. Ltd.	Singapore
Equinix (Japan) Enterprises K.K.	Japan
Equinix Japan K.K.	Japan
Equinix Australia Pty Ltd	Australia
Equinix (Australia) Enterprises Pty Limited	Australia
Equinix Hong Kong Ltd	Hong Kong
Equinix (Hong Kong) Enterprises Limited	Hong Kong
Equinix Information Technologies Hong Kong Limited	Hong Kong
Equinix Information Technology (Shanghai) Co Ltd.	People’s Republic of China
Equinix YP Information Technology (Shanghai) Co Ltd.	People’s Republic of China
Equinix Europe Ltd	United Kingdom
Equinix Group Ltd	United Kingdom
Equinix (UK) Ltd	United Kingdom
Equinix (Services) Ltd	United Kingdom
Equinix Corporation Ltd	United Kingdom
Equinix Investments Ltd	United Kingdom
Equinix (London) Ltd	United Kingdom
Equinix (UK) Enterprises Ltd	United Kingdom
Equinix (Real Estate) GmbH	Germany
Equinix (Germany) GmbH	Germany
Upminster GmbH	Germany
Equinix (Germany) Enterprises GmbH	Germany
Equinix (France) SAS	France

Equinix (France) Enterprises SAS	France
Interconnect Exchange Europe SL	Spain
Equinix (Switzerland) GmbH	Switzerland
Equinix (Switzerland) Enterprises GmbH	Switzerland
Equinix (Netherlands) Holdings BV	The Netherlands
EQIX (Global Holdings) C.V.	The Netherlands
Equinix (EMEA) B.V.	The Netherlands
Equinix (Netherlands) BV	The Netherlands
Virtu Secure Web Services B.V.	The Netherlands
Equinix (Real Estate) B.V.	The Netherlands
Equinix (Netherlands) Enterprises BV	The Netherlands
Equinix (EMEA) Acquisition Enterprises B.V.	The Netherlands
Equinix (Luxembourg) Holdings S.à r.l.	Luxembourg
Equinix (Luxembourg) Investments S.à r.l.	Luxembourg
Equinix Middle East FZ LLC	United Arab Emirates
Equinix Italia S.r.L	Italy
ancotel UK Ltd	United Kingdom
ancotel HK Ltd	Hong Kong
Equinix do Brasil Soluções de Tecnologia em Informática S.A.	Brazil
Equinix do Brasil Telecomunicações Ltda.	Brazil
Equinix Do Brasil Participacoes Ltda.	Brazil
Moran Road Partners, LLC	Delaware, U.S.
Switch & Data LLC	Delaware, U.S.
Switch & Data Facilities Company LLC	Delaware, U.S.
Switch and Data Operating Company LLC	Delaware, U.S.
Equinix Canada Ltd.	Canada
Equinix (Canada) Enterprises Ltd.	Canada
Switch and Data CA Nine LLC	Delaware, U.S.
Switch & Data MA One LLC	Delaware, U.S.
Switch And Data NJ Two LLC	Delaware, U.S.
Switch & Data/NY Facilities Company, LLC	Delaware, U.S.
Switch and Data VA Four LLC	Delaware, U.S.
Switch & Data WA One LLC	Delaware, U.S.
Nimbo Technologies Inc.	Delaware, U.S.

Part (b)

Equinix, Inc. owns a minority interest in Moran Road Partners, LLC, a joint venture with Digital Realty Trust, which owns and leases to Carpathia Hosting, Inc. data center facilities located in Dulles, Virginia.

Part (c)

None.

Schedule 4.01(q)

United States Taxpayer Identification Number

Equinix, Inc.: 77-0487526

EXHIBIT A

FORM OF

BORROWING REQUEST

[Date]

JPMorgan Chase Bank, N.A.,

as Administrative Agent under the Credit Agreement

c/o J.P. Morgan Europe Limited

25 Bank Street

Canary Wharf

London E14 5JP

Fax: +44 (0)207 777 2360

Telephone: +44 (0)207 134 8188

Attention: The Manager

Ladies and Gentlemen:

The undersigned, Equinix, Inc., a Delaware corporation (the “Borrower”), refers to the Bridge Credit Agreement, dated as of May 28, 2015, among the Borrower, JPMorgan Chase Bank, N.A., as administrative agent and the several banks and other financial institutions from time to time party thereto (as amended, modified, waived or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used herein without definition have the respective meanings assigned to such terms in the Credit Agreement.

The Borrower hereby gives you notice pursuant to Section 3.02(h) of the Credit Agreement that the undersigned hereby requests Bridge Advances (the “Proposed Borrowing”) under the Credit Agreement:

(i) The aggregate principal amount of the Proposed Borrowing is £[●]1.

(ii) The initial Interest Period for Bridge Advances to be made pursuant to the Proposed Borrowing shall be [●]2.

(iii) The Business Day of the Proposed Borrowing is [●].

(iv) The payment of the proceeds of the Bridge Advances shall be directed to the Borrower’s bank account listed below:

Acct. Name: [●]

Acct. #: [●]

ABA: [●]

Bank: [●]

[SIGNATURE PAGES FOLLOW]

[1]	To be an aggregate amount of not less than £5,000,000 and an integral multiple of £1,000,000 in excess thereof.
[2]	To be a period of one, two, three or six months.

Exh. A-1

EXHIBIT A

Very truly yours,

EQUINIX, INC.

By:
Name:
Title:

Exh. A-2

EXHIBIT B

FORM OF

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any guarantees included in such facilities, if any) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and other rights of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate of [identify Lender]1]

3.	Borrowers:

4.	Administrative Agent:	, as the administrative agent under the Credit Agreement

5.	Credit Agreement:	The Bridge Credit Agreement dated as of May 28, 2015, among Equinix, Inc., as Borrower, the Lenders party thereto from time to time and JPMorgan Chase Bank, N.A., as Administrative Agent

[1]	Select as applicable.

Exh. B-1

EXHIBIT B

6.	Assigned Interest:

Facility Assigned[2]	Aggregate Amount of Commitment/Advances for all Lenders	Amount of Commitment/ Advances Assigned	Percentage Assigned of Commitment/Advances[3]
	[$][£]	[$][£]		%
	[$][£]	[$][£]		%
	[$][£]	[$][£]		%

Effective Date:                  , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The Assignee agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower, the Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:

Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:

Title:

[2]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Bridge Commitment”)
[3]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Advances of all Lenders thereunder.

Exh. B-2

EXHIBIT B

[Consented to and][4] Accepted:

[NAME OF ADMINISTRATIVE AGENT], as Administrative Agent

By:
Title:

[Consented to:][5]

[NAME OF RELEVANT PARTY]

By:
Title:

[4]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[5]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

Exh. B-3

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of any Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by any Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01(l) thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by facsimile shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT C-1

FORM OF BRIDGE NOTE

FOR VALUE RECEIVED, the undersigned, Equinix, Inc., a Delaware corporation (the “Borrower”), hereby promises to pay to              or its registered assigns (the “Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the principal amount of (a) [AMOUNT] [($[        ])], or, if less, (b) the aggregate unpaid principal amount of the Bridge Advance from time to time made by the Lender to the Borrower under that certain Bridge Credit Agreement, dated as of May 28, 2015 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among the Borrower, the Lenders party thereto from time to time and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

The Borrower promises to pay interest on the unpaid principal amount of the Bridge Advance made by the Lender from the date of such Bridge Advance until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s office or such other place as the Administrative Agent shall have specified. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

This promissory note (this “Bridge Note”) is one of the Bridge Notes referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. The Bridge Advance evidenced hereby is guaranteed as provided therein and in the other Loan Documents. The Bridge Advances evidenced hereby are subject to prepayment prior to the Bridge Facility Maturity Date, in whole or in part, as provided in the Credit Agreement. The Bridge Advance made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Bridge Note and endorse thereon the date, amount and maturity of its Bridge Advances and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Bridge Note.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Exh. C-1-1

EQUINIX, INC.

By:
Name:
Title:

Exh. C-1-2

EXHIBIT C-2

FORM OF EXTENDED NOTE

FOR VALUE RECEIVED, the undersigned, Equinix, Inc., a Delaware corporation (the “Borrower”), hereby promises to pay to              or its registered assigns (the “Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the principal amount of (a) [AMOUNT] [($[        ])], or, if less, (b) the aggregate unpaid principal amount of the Extended Advance from time to time made by the Lender to the Borrower under that certain Bridge Credit Agreement, dated as of May 28, 2015 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among the Borrower, the Lenders party thereto from time to time and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

The Borrower promises to pay interest on the unpaid principal amount of the Extended Advance made by the Lender from the date of such Extended Advance until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s office or such other place as the Administrative Agent shall have specified. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

This promissory note (this “Extended Note”) is one of the Extended Notes referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. The Extended Advance evidenced hereby is guaranteed as provided therein and in the other Loan Documents. The Extended Advances evidenced hereby are subject to prepayment prior to the Extended Advance Maturity Date, in whole or in part, as provided in the Credit Agreement. The Extended Advance made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Extended Note and endorse thereon the date, amount and maturity of its Extended Advances and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Extended Note.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Exh. C-2-1

EQUINIX, INC.

By:
Name:
Title:

Exh. C-2-2

EXHIBIT D-1

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Agreement dated as of [                    ] (as amended, supplemented or otherwise modified from time to time, the “Agreement”), among [                    ], and each lender from time to time party thereto.

Pursuant to the provisions of Section 2.14 of the Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Advance(s) (as well as any Note(s) evidencing such Advance(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Agreement and used herein shall have the meanings given to them in the Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:                  , 20[    ]

Exh. D-1-1

EXHIBIT D-2

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Agreement dated as of [                    ] (as amended, supplemented or otherwise modified from time to time, the “Agreement”), among [                    ], and each lender from time to time party thereto.

Pursuant to the provisions of Section 2.14 of the Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Agreement and used herein shall have the meanings given to them in the Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                  , 20[    ]

Exh. D-2-1

EXHIBIT D-3

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Agreement dated as of [                    ] (as amended, supplemented or otherwise modified from time to time, the “Agreement”), among [                    ], and each lender from time to time party thereto.

Pursuant to the provisions of Section 2.14 of the Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members that is claiming the portfolio interest exemption (the “applicable partners/members”) is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its applicable partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its applicable partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of the applicable partners/members: (i) an IRS Form W-8BEN or W-8BEN-E, as applicable or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Agreement and used herein shall have the meanings given to them in the Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                  , 20[    ]

Exh. D-3-1

EXHIBIT D-4

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Agreement dated as of [                    ] (as amended, supplemented or otherwise modified from time to time, the “Agreement”), among [                    ], and each lender from time to time party thereto.

Pursuant to the provisions of Section 2.14 of the Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Advance(s) (as well as any Note(s) evidencing such Advance(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Advance(s) (as well as any Note(s) evidencing such Advance(s)), (iii) with respect to the extension of credit pursuant to this Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members that is claiming the portfolio interest exemption (the “applicable partners/members”) is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its applicable partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its applicable partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of the applicable partners/members: (i) an IRS Form W-8BEN or W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Agreement and used herein shall have the meanings given to them in the Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:                  , 20[    ]

Exh. D-4-1